Exhibit 10.64

CONSTRUCTION LOAN AGREEMENT

dated March 29, 2018

by and between

STATE FARM LIFE INSURANCE COMPANY ("State Farm")

and

TRADEPORT DEVELOPMENT VI, LLC ("Borrower")

Page

ARTICLE 1	DEFINITIONS AND USE OF TERMS	1

Section 1.1	Terms Defined Above	1
Section 1.2	Certain Definitions	1
Section 1.3	Definition of Other Terms	10

ARTICLE 2	THE LOAN	10

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF BORROWER	18

i

(continued)

Page

ARTICLE 4	COVENANTS AND AGREEMENTS OF BORROWER	20

ARTICLE 5	DEFAULT AND REMEDIES	28

(continued)

Page

ARTICLE 6	LEASING AND TENANT MATTERS	31

Section 6.1	Leases	31
Section 6.2	Approval of Leases Prior to Conversion	31
Section 6.3	Cash Flow Sweep Escrow	31
Section 6.4	Tenant Expansion Option; Right of First Offer; Subordinate Financing	32

ARTICLE 7	GENERAL TERMS AND CONDITIONS	34

Exhibits
Exhibit "A"	Legal Description
Exhibit "B"	Conditions to First Advance
Exhibit "C"	Budget
Exhibit "D"	ALTA/ASCM Title Survey Requirements
Exhibit "E"	Description of the Plans
Exhibit "F"	Form of Subordination, Non-Disturbance and Attornment Agreement
Exhibit "G"	Form of Tenant Estoppel Certificate
Exhibit "H"	Loan Title Policy Requirements
Exhibit "I"	Insurance Requirements
Exhibit "J"	Architect's Certificate
Exhibit "K"	Architect’s Certificate of Completion
Exhibit "L"	Phase I Environmental Report Requirements
Exhibit "M"	Form of Tax and Insurance Escrow Waiver Letter
Exhibit "N"	Form of Cash Flow Escrow Agreement
Exhibit "O"	Construction Contracts Approved by State Farm

CONSTRUCTION LOAN AGREEMENT

This CONSTRUCTION LOAN AGREEMENT is made and executed as of the 29th day of March, 2018, by and between STATE FARM LIFE INSURANCE COMPANY, an Illinois corporation ("State Farm"), and TRADEPORT DEVELOPMENT VI, LLC ("Borrower"), in respect of a loan in the maximum aggregate principal amount of up to Fourteen Million Two Hundred Eighty Seven Thousand Five Hundred and 00/100  Dollars ($14,287,500.00).  For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1 -- DEFINITIONS AND USE OF TERMS

Section 1.1    Terms Defined Above.  As used in this Agreement, the terms "State Farm" and "Borrower" shall have the meanings respectively indicated in the opening recital hereof.

Section 1.2    Certain Definitions.  As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

"Additional Funding Amount" shall mean an amount equal to the least of the following: (i) $487,500; (ii) an amount equal to 65% of the actual cost (including building fees, construction management fees and other soft costs) of implementing the Improvement Upgrades (such costs being the “Improvement Upgrade Costs”); or (c) an amount that would result in the Loan to Value Ratio not exceeding 65% based upon the Additional Funding Appraisal.

"Additional Funding Appraisal" shall mean an appraisal of the Secured Property, which shall (a) be prepared at Borrower’s expense by a licensed, independent third party appraiser holding an M.A.I. designation satisfactory to State Farm; (b) indicate an Appraised Value of the Secured Property in an amount sufficient to satisfy the Loan to Value Requirement; (c) be certified to State Farm; (d) include, without limitation, the income, cost and sales comparison approach to value; and (e) be otherwise satisfactory to State Farm in its sole discretion.

"Additional State Farm Financing" shall have the meaning set forth in Section 6.4.

"Additional State Farm Financing Loan Documents" shall mean any documents executed now or in the future by Borrower and/or Guarantor which evidence and/or secure the Additional State Farm Financing.

"Advance" means a disbursement by State Farm of any of the proceeds of the Loan and/or the Borrower's Deposit.

"Affidavit of Borrower" means a sworn affidavit of Borrower (and such other parties as State Farm may require) before a notary public to the effect that all statements, invoices, bills and other expenses incident to the Project incurred to a specified date, whether or not specified in the Budget, have been paid in full, except for (a) amounts retained pursuant to a Construction Contract; and (b) items to be paid from the proceeds of an Advance then being requested or in another manner satisfactory to State Farm.

"Agreement" means this Construction Loan Agreement, as from time to time amended or supplemented.

"Application for Advance" means a written application by Borrower and the applicable Contractor (and such other parties as State Farm may require) to State Farm on a form approved by State Farm specifying by name, current address and amount all parties to whom Borrower is obligated for labor, materials or services supplied for the Project by such Contractor and all other expenses incident to the Loan, the Secured Property and the construction of the Improvements for which an Advance is requested for the payment of such items, containing an Affidavit of Borrower, accompanied by such schedules, affidavits, releases, waivers, subordinations, statements, invoices, bills and other documents as State Farm (or the Inspecting Architects/Engineers) may reasonably request including, without limitation:  (a) a Standard AIA Form G702 and G703 or other form reasonably acceptable to State Farm, including any change orders and invoices for any "soft costs" which shall be for costs consistent with the current Budget attached hereto as Exhibit C (as it may be revised from time to time with State Farm’s approval), certified by Borrower and the applicable Contractor and approved in writing by the Architect or Engineer; (b) subordinations of liens/lien waivers from Contractors (and subcontractors if requested by State Farm) in the respective sum received by each such Contractor for all of Borrower's preceding draw requests with respect to work, services or materials by such Contractor; and (c) an endorsement to the existing Title Insurance, as of the date of the requested Advance, reflecting the amount of such Advance and the total amount advanced, showing no additional liens or encumbrances upon the Secured Property (and in any event there shall be no exception for mechanic’s liens or other liens).

“Appraised Value” means the fair market value of the Secured Property as established by the Initial Appraisal, the Final Appraisal or, if any subsequent appraisal shall have been obtained by State Farm pursuant to Section 4.25, the latest subsequent appraisal obtained by State Farm pursuant to Section 4.25.

"Architect" means any architect or architectural firm as may be selected by Borrower and approved by State Farm.

“Architect’s Certificate” means the certificate of Borrower’s Architect in the form attached hereto as Exhibit J.

“Architect’s Consent” has the meaning set forth in Section 4.30.

"Architectural Contract" means a written agreement between Borrower and Architect for architectural and/or engineering services pertaining to construction of the Improvements.

"Assignment of Rents and Leases" means that certain Assignment of Rents and Leases of even date herewith executed by Borrower in favor of State Farm.

"Borrower's Deposit" means such cash sums, in addition to the proceeds of the Loan, as State Farm may deem necessary, payable by Borrower from time to time pursuant to Section 2.9 below until the Loan is paid in full, for the payment of the costs of labor, materials and services required for the construction of the Improvements, other costs and expenses specified in the Budget and other costs and expenses required to be paid in connection with the construction of the Improvements in accordance with the Plans, any Governmental Requirements and the requirements of any Lease, if applicable.

“Borrower’s Knowledge” or words of similar import shall mean solely the actual knowledge of (i) Michael S. Gamzon, President of GI, (ii) Anthony J. Galici, Vice President of GI, (iii) Thomas M. Lescalleet, Senior Vice President of GI, or (iv) Scott Bosco, Vice President of GI, who have been active in the management of the Property and the Borrower.

"Budget" means a schedule prepared and certified by Borrower in form, scope and substance satisfactory to State Farm, which reflects the cost of each item of work or material required to construct the Improvements pursuant to the Plans, together with all other costs and expenses, including interest and professional fees, and the dates (i.e. a Construction timeline) upon which Borrower expects to require Advances from State Farm for such costs and expenses.  A copy of the current Budget is attached hereto as Exhibit C.

"Business Day" means a day other than a Saturday, Sunday or other day on which national banks in Bloomington, Illinois are authorized or required to be closed.

"Cash Flow Escrow Agreement" means that certain Cash Flow Escrow Agreement in the form of Exhibit N attached hereto, to be entered into among Borrower, State Farm and Escrow Agent if required pursuant to Section 6.3 of this Agreement.

"Closing" means the closing of the Loan, which shall be deemed to occur upon recordation of the Mortgage in the Land Records of Windsor, Connecticut pursuant to State Farm’s written direction.

"Code Compliance Report" shall have the meaning set forth on Exhibit B attached hereto.

"Completion" means the date on which all of the items required for the final Advance under Section 2.6 of this Agreement have been delivered to State Farm.

"Completion Date" means the date of Completion as confirmed in a written notice from State Farm to Borrower, which date shall be no later than the earliest of (i) October 31, 2018, (ii) six (6) months prior to expiration of the Construction Loan Period, or (iii) the date required under any Lease.

"Completion Guaranty" means the performance and completion guaranty executed by Guarantor of even date herewith guaranteeing the completion of construction of the Improvements under and pursuant to the Loan Documents.

"Construction or construction" means the construction and equipping of the Improvements in accordance with the Plans and the Leases and the installation of all personal property, fixtures and equipment required for the operation of the Project.

"Construction Contract" means each construction contract executed by Borrower and a Contractor for the construction of the Improvements.

"Construction Disbursement Agreement" means, if required by State Farm following an Event of Default, a construction disbursement agreement by and among the Title Company, Borrower and State Farm setting forth the terms and conditions pursuant to which Borrower will, from time to time as required to make advances, deposit its equity contribution for the Project with the Title Company (including Borrower’s Deposit) and request advances from the Title Company for costs of construction of the Improvements in accordance with the terms of this Agreement, which agreement shall be in form and substance acceptable to State Farm (including, without limitation, the Title Company's selection of the financial institution that will hold the escrowed funds).

"Construction Loan Fee" means the $34,500 nonrefundable construction loan fee, to be paid to State Farm concurrently herewith in consideration of the commitment of State Farm to administer the Loan prior to Conversion.

“Construction Loan Period” means sixteen (16) months after the Closing (or, at Borrower’s written election, may mature earlier if the Conversion Conditions have been achieved).

"Contractor" means each person with whom Borrower makes a Construction Contract.

"Contractor's Consent" has the meaning set forth in Section 4.29.

"Conversion" has the meaning set forth in Section 2.16.

"Conversion Conditions" has the meaning set forth in Section 2.16.

"Conversion Date" means the date on which all conditions precedent to conversion of the Loan from interim to permanent as set forth in Section 2.16 have been satisfied in accordance with such Section.

"Converted Maturity Date" shall mean April 1, 2034 (if applicable).  Any extension of the Initial Maturity Date shall not extend the Converted Maturity Date and in no event shall the full term of the Loan exceed one hundred ninety-two (192) months.  If, pursuant to Section 2.16,  Conversion occurs prior to sixteen (16) months after the date of this Agreement, the term of the permanent portion of the Loan shall be extended to be more than one hundred seventy-six (176) months such that the full term of the Loan shall equal one hundred ninety-two (192) months.

"Debtor Relief Laws" means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar laws, domestic or foreign including, without limitation, those in Title 11 of the United States Code, affecting the rights or remedies of creditors generally, as in effect from time to time.

"Debt Service Coverage Ratio" means for any relevant period, the ratio of (a) the Annualized Net Operating Income of the Secured Property; to (b) the Total Annual Debt Service, all as determined by State Farm and based on a twenty-five (25) year amortization. Calculation of the Debt Service Coverage Ratio shall be made by State Farm based on rent rolls and operating statements provided and certified by Borrower, and shall be conclusive.

"Debt Yield" means Net Operating Income of the Secured Property divided by the amount of the Loan, the Additional Funding Amount, if applicable, the Additional State Farm Financing or Secondary Financing (as defined herein), as the case may be.  Calculation of the Debt Yield shall be made by State Farm based on rent rolls and operating statements provided and certified by Borrower, and shall be conclusive.

"Deposit Balance" means $20,000 of the $276,000 deposit paid by Borrower to State Farm pursuant to that certain Term Sheet dated November 9, 2017 between Borrower and State Farm.

"Disbursement Account" has the meaning set forth in Section 2.10.

"Engineer" means any engineer or engineering firm as may be selected by Borrower and approved by State Farm.

"Engineering Contract" means a written agreement between Borrower and Engineer for engineering services pertaining to the construction of the Improvements.

"Engineer’s Consent" has the meaning set forth in Section 4.30.

"Environmental Indemnification Agreement" means that certain Environmental Indemnification Agreement dated of even date herewith executed by Borrower and Guarantor, jointly and severally, for the benefit of State Farm.

"Escrow Agent" shall mean CBRE Capital Markets, Inc., a Texas corporation, or such other entity as may be acceptable to State Farm.

"Event of Default or event of default " has the meaning set forth in Section 5.1.

"Exculpated Party" and "Exculpated Parties" have the meanings set forth in  Section 7.14.

"Expenses" mean, for the relevant period (but based on annualized amounts), the greater of (a) the actual annualized costs and expenses of owning, operating, managing and maintaining the Secured Property during such period incurred by Borrower, determined on a cash basis (except for real and personal property taxes and insurance premiums, which shall be determined on an accrual basis); or (b) the annualized amount of such costs and expenses assuming one hundred percent (100%) occupancy of the Secured Property.

Expenses will include, without limitation, utilities, insurance, cleaning, landscaping, security, repairs, maintenance, monthly management fees, administrative expenses (excluding items chargeable to Borrower’s management company per the management contract), reserves for replacements (reserves shall not be less than $.05 per square feet, real estate and property taxes and assessments (calculated at full assessment even if currently charged less, and excluding federal, state and other income taxes)), and any other expenses reasonably projected to recur annually.

Expenses will be subject to State Farm adjustment to reflect (a) commercially reasonable expenses and reserves for properties comparable in type and location to the Secured Property; and (b) the Expenses that would have been incurred at a one hundred percent (100%) occupancy level, even if actual occupancy is less at the time of determination of Expenses.

Expenses shall not include: (a) listed expenses not expected to recur annually; (b) actual expenditures for capital improvements and replacements; (c) actual expenditures or reserves for tenant improvements and leasing commissions; (d) debt service payments; (e) depreciation, amortization or similar non-cash items; or (f) expenses that are reimbursed by tenants (however, expenses reimbursed by tenants may be included if the related reimbursements are included in Gross Operating Income).

Expenses that occur only occasionally during a year, such as property taxes, if necessary to fairly present the impact of such Expenses, will be adjusted by State Farm for purposes of calculating Expenses by averaging those Expenses over a one-year period and using the monthly average for those Expenses rather than the actual Expenses paid for those items in the month being measured.

"Final Appraisal" means an appraisal of the Secured Property, which shall (a) be prepared at Borrower’s expense by a licensed, independent third party appraiser holding an M.A.I. designation satisfactory to State Farm; (b) indicate an Appraised Value of the Secured Property upon completion of construction in an amount sufficient to satisfy the Loan to Value Requirement; (c) be certified to State Farm; (d) include, without limitation, the income, cost and sales comparison approach to value; and (e) be otherwise satisfactory to State Farm in its sole discretion.

"Financial Statements" means such balance sheets, income and expense statements, and other financial information of Borrower and Guarantor as shall reasonably be required by State Farm, from time to time, or as required under any Loan Document, which statements shall be certified as true and correct in all material respects by the party submitting such statements.

"Financing Statements" means the Uniform Commercial Code financing statements filed by State Farm to perfect its security interest in fixtures and in certain personal property and other rights of Borrower included as part of the Secured Property.

"First Draw Deadline" means the date that is one hundred fifty (150) days after the Closing.

“Ford Major Lease” shall have the meaning set forth in Section 2.16.

“Ford Major Tenant” shall have the meaning set forth in Section 2.16.

"Governmental Authority" means the United States, the state, the county, the city or any other political subdivision in which the Secured Property is located and any court or political subdivision, agency or instrumentality having or exercising jurisdiction over Borrower, Guarantor or the Secured Property.

"Governmental Requirements" means all laws, ordinances, codes, rules, regulations, orders, writs, injunctions or decrees of any Governmental Authority applicable to Borrower, Guarantor or the Secured Property.

"Gross Operating Income" means annualized actual in place gross operating income from the Leases of the Secured Property for the relevant period; provided, however, that in no event shall Gross Operating Income include: (a) prepaid items; (b) reimbursements to Borrower for utilities and other expenses except to the extent such reimbursements are included in Expenses; (c) any loan proceeds; (d) proceeds or payments under insurance policies (except proceeds of rental interruption insurance and business income and expense insurance); (e) condemnation proceeds; (f) any security deposits received from tenants in the Project, unless and until the same are applied to rent or other obligations in accordance with the tenant's Lease; (g) lease termination fees; or (h) any other extraordinary items as determined, in State Farm's reasonable discretion.  In addition, if any Lease contains a concession such as free or reduced rent and if State Farm deems such an adjustment necessary to fairly present the impact of the concession, State Farm will adjust the rental income for purposes of calculating Gross Operating Income spreading the concession over the term of that Lease.

"Guarantor" means Griffin Industrial Realty, Inc.

"Guaranty" means that certain Guaranty Agreement executed by Guarantor of even date herewith guaranteeing the Obligations of Borrower under the Loan Documents including, without limitation, the obligations and liabilities set forth in Section 7.14 and, prior to satisfaction of the Personal Liability Reduction Conditions in accordance with the terms of the Loan Documents, full recourse personal liability for all Obligations.

“Improvement Upgrades” means those additional leasehold improvements which the Ford Major Tenant is permitted to request that Borrower construct pursuant to the Ford Major Lease having an aggregate cost of up to $750,000.

"Improvements" means the improvements to be constructed on the Land comprising the Secured Property in accordance with the Plans as provided herein and contemplated hereby.  The Improvements will be comprised of the following: approximately 234,000 rentable square foot pre-cast concrete panel industrial warehouse and distribution building with 36’ clear height, twenty-five (25) loading docks and two (2) drive-in doors and approximately 9,800 square feet of office and ancillary space, plus approximately 120 employee parking spaces and approximately 60 semi-trailer parking spaces and landscaped grounds, together with all buildings, structures and other improvements now or hereafter constructed, erected, installed, placed or situated upon the Land.

"Indebtedness" means (a) the indebtedness evidenced by the Note, including principal, interest, late charges and prepayment fee, if any; and (b) all other sums which may at any time be due, owing or required to be paid under the Note, the Mortgage, this Agreement and the other Loan Documents including, without limitation, sums owing from or required to be paid by Borrower as a result of the breach or non-performance of any of the Obligations, regardless of whether Borrower is personally liable for any such payment.

"Initial Appraisal" means the appraisal dated December 12, 2017 which was performed by CBRE Valuation and Advisory Services; such appraisal has been completed and accepted by State Farm.

"Initial Maturity Date" means August 1, 2019.

"Inspecting Architects/Engineers" mean such employees, representatives and agents of State Farm or third parties retained by State Farm at Borrower’s expense, who may, from time to time, perform architectural, engineering or inspection services related to the Secured Property including, without limitation, review of the Plans and all proposed changes in them, inspection of construction work for conformity with the Plans and this Agreement and review of Applications for Advances (the initial Inspecting Architects/Engineers shall be Lender’s Quality Assurance).

"Land" means approximately 19.6 acres of real estate described in Exhibit A.

“Lease” and “Leases” have the meanings defined in the Mortgage.

“Leverage Ratio” means the ratio of total secured debt to total assets.

“Liable Party” and “Liable Parties” have the meanings set forth in Section 7.14.

“Liquid Assets” means assets in the form of cash, cash equivalents, obligations of (or fully guaranteed as to principal and interest by) the United States or any agency or instrumentality thereof (provided the full faith and credit of the United States supports such obligation or guarantee), certificates of deposit issued by a commercial bank, and repurchase agreements entered into with commercial banks, in each case acceptable to Lender, having net assets of not less than $500 million, securities listed and traded on a recognized stock exchange or traded over the counter and listed in the National Association of Securities Dealers Automatic Quotations, or liquid debt instruments that have a readily ascertainable value and are regularly traded in a recognized financial market.

"Loan" means the loan to be made by State Farm to Borrower in the maximum amount of up to $14,287,500.00 in accordance with this Agreement and as evidenced by the Note, the final principal amount of which is subject to adjustment in accordance with Section 2.1.

"Loan Documents" means this Agreement, the Mortgage, the Note, the Guaranty, the Completion Guaranty, the Assignment of Rents and Leases, the Financing Statements, the SNDA’s, the Construction Disbursement Agreement (if any), the Cash Flow Escrow Agreement and such other documents evidencing, securing or pertaining to the Loan as shall, from time to time, be executed and delivered to State Farm by Borrower, Guarantor or any other party pursuant to this Agreement including, without limitation, each Affidavit of Borrower, each Application for Advance, the Budget and any future amendments or supplements to the Budget.

"Loan Investigation Fee" means the $7,500.00 non-refundable loan investigation fee which has been previously paid by Borrower to State Farm in consideration of the agreement by State Farm to review the information and materials submitted to State Farm in connection with the Loan.

"Loan to Value Requirement" means the requirement that the ratio of the aggregate of all amounts advanced under the Loan (including without limitation, the Additional Funding Amount) together with the amounts to be advanced in connection with the advance for which the Loan to Value Requirement is being tested, to the final market value (the “Loan to Value Ratio”) as stated in the Final Appraisal, or Additional Funding Appraisal, as applicable, ordered by State Farm at Borrower's expense, acceptable to State Farm, is not more than 65.0%.

"Losses" has the meaning set forth in Section 7.14.

"Mortgage" means that certain Open-End Construction Mortgage Deed and Security Agreement of even date herewith, granted by Borrower for the benefit of State Farm, securing the payment of the Indebtedness and the payment and performance of all Obligations specified in the Mortgage, this Agreement and the other Loan Documents and evidencing a valid and enforceable first priority lien, security interest and assignment of rents and proceeds covering the Secured Property, as it may from time to time be renewed, extended, amended or supplemented.

"Net Operating Income" means for any relevant period (a) Gross Operating Income; less (b) Expenses.

"Net Worth" means, as of a given date, (x) the total assets of any person or entity as of such date less (y) such person’s total liabilities as of such date, determined in accordance with generally accepted accounting principles, consistently applied.

"Note" means that certain Promissory Note evidencing the Loan of even date herewith made by Borrower and payable to the order of State Farm in the maximum principal amount of $14,287,500.00 as it may from time to time be renewed, extended, amended or supplemented.

"Obligations" means (a) the payment of the Indebtedness; and (b) the performance of any of the terms, provisions, covenants, agreements, representations, warranties, certifications and obligations contained in this Agreement or under the other Loan Documents.

"Personal Liability Reduction Conditions" has the meaning set forth in Section 7.14.

"Permanent Loan Period" means that provided the Conversion Conditions have been satisfied, the permanent portion of the loan shall commence on the Conversion Date and mature one hundred ninety two (192) months after the Closing.

"Plans" means the plans and specifications for the construction of the Improvements, as altered, modified or changed from time to time, prepared by the Architect and/or Engineer, as approved by State Farm (including the final plans and specifications for segments of such work).

"Project" means the Land, the construction of the Improvements thereon and the leasing and operation of the Improvements.

“Ratio Adjustment Payment” means a payment of principal of the Loan so the outstanding principal balance of the Loan does not exceed the lesser of (i) 75% of the actual acquisition and construction costs of the Project or (ii) 65% of the Appraisal Value.

"Required Upfront Equity" means an amount no less than 32.02% of the total approved cost of the Project, approximately $6,500,000.00, prior to the First Draw Deadline, as determined by State Farm. The

Required Upfront Equity will be a combination of cash and Land value.  The Land value shall be deemed to be $2,800,000.00.

"Retainage" means ten percent (10%) of the "hard costs" (as set forth in Exhibit C attached hereto) contained in each requested Advance (i.e., the total amount then due the various Contractors, subcontractors and material suppliers for costs of construction).

"Secondary Financing" shall have the meaning set forth in Section 6.4.

"Secured Property" means the Land, the Improvements and all other property constituting the Secured Property as defined in the Mortgage or subject to a right, lien or security interest to secure the Loan pursuant to any other Loan Document.

"SNDA" means a subordination, non-disturbance and attornment agreement in the form attached hereto as Exhibit F.

"Survey" means a current certified survey of the Secured Property satisfying the requirements set forth in Exhibit D attached hereto.

"Tenant Estoppel Certificate" means a tenant estoppel certificate in the form attached hereto as Exhibit G.

"Title Company" means Chicago Title Insurance Company.

"Title Insurance" means one or more title insurance commitments and policies as State Farm may require issued by the Title Company in the maximum amount of the Loan, insuring or committing to insure that the Mortgage constitutes a valid lien covering the Land and all improvements thereon having a first lien priority required by State Farm and subject only to the “Permitted Encumbrances” (as defined in the Mortgage) and otherwise in accordance with State Farm's Title Insurance Requirements set forth on Exhibit H.

"Total Annual Debt Service" means the sum of:

(a)  the aggregate of debt service payments for the relevant period on the maximum principal amount of the Loan, including any Additional Funding Amount, if applicable, and Additional State Farm Financing, assuming (i) an interest rate equal to the fixed rate per annum in effect for the relevant period; and (ii) monthly payments of principal and interest calculated upon the shorter of (x) an assumed twenty-five (25) year amortization schedule; or (y) the actual amortization schedule used in the Note (or other document evidencing the Additional Funding Amount and Additional State Farm Financing, as applicable); and

(b)  the aggregate debt service payments (including principal and interest) on all other indebtedness secured by a lien on all or part of the Secured Property for the applicable period of time (this subsection (b) is not authorization for Borrower to incur any such other indebtedness secured by a lien upon the Secured Property).

Calculation of Total Annual Debt Service will be based upon: (i) the maximum possible Loan balance as if all Advances have been made, even if all such Advances have not yet been made at the time of the calculation (unless, at the time of such calculation no further Advances can be made under the Loan Documents, in which event the then outstanding principal Loan balance shall be used); (ii) the principal and interest payment that would be applicable after the end of an interest-only period under the Note, even if the calculation is being made during an interest only period; and (iii) the average interest rate over the term of the Loan, if multiple rates apply.

Section 1.3    Definition of Other Terms.  Capitalized terms not otherwise defined herein shall have the definitions and meanings ascribed to such terms in this Agreement and in the other Loan Documents.

ARTICLE 2 -- THE LOAN

Section 2.1    Commitment to Lend.  Subject to and upon the terms, covenants and conditions of this Agreement, State Farm will make the Loan in Advances to Borrower in accordance with this Agreement in an aggregate amount (not including the amount of Borrower’s Deposit) not to exceed the principal face amount of the Note.  State Farm's commitment to make Advances hereunder (a) shall expire and terminate on the earlier of the Initial Maturity Date or the date on which Conversion occurs; (b) may be terminated by State Farm by notice to Borrower if all conditions to the first Advance have not been satisfied on or before First Draw Deadline or if any Event of Default occurs hereunder; and (c) shall automatically terminate if the Note is prepaid in full.  The Loan is not revolving; an amount repaid may not be reborrowed.  Notwithstanding anything in this Agreement to the contrary, the Loan shall not exceed the lower of: (i) $14,287,500; (ii) sixty-five percent (65%) of the Appraised Value determined pursuant to Section 4.25; and (iii) seventy-five percent (75%) of the actual cost of the acquisition and construction of the Project to be initially determined based upon the Budget (the “Project Cost”), provided that after acquisition and during construction of the Project, such costs shall be determined on the actual costs incurred to date and State Farm's estimate of additional costs needed to complete construction of the Improvements as contemplated by the Budget.

Section 2.2    The Note.  The Loan is evidenced by the Note.  Interest on the Loan, at the rate or rates specified in the Note, shall be (a) computed on the unpaid principal balance which exists from time to time and shall be computed with respect to each Advance only from the date of such Advance (as to the portion of each Advance not constituting a portion of Borrower's Deposit); and (b) due and payable monthly as it accrues as more particularly set forth in the Note.  Upon Conversion, principal and interest under the Note shall be due and payable in monthly installments as and when required under the Note. In any case and notwithstanding anything to the contrary, on the Converted Maturity Date, all then outstanding principal under the Note, plus all accrued but unpaid interest, the Prepayment Fee (as defined in the Note), if applicable, and other amounts payable pursuant to the Note and the other Loan Documents shall be due and payable in full.

Section 2.3    Advances.

(a)    From time to time, Borrower shall submit an Application for Advance to State Farm requesting an Advance for the payment of costs of labor, materials and services supplied for the construction of the Improvements or for the payment of other costs and expenses incident to the Loan, the acquisition of the Secured Property or the construction of the Improvements and specified in the Budget.  Advances for the payment of costs of labor, materials and services supplied for the construction of the Improvements and the other items shown in the Budget shall be made by State Farm, not more frequently than once per month, upon compliance by Borrower with this Agreement after actual commencement of construction of the Improvements for work actually done since the previous Advance.  State Farm shall require an inspection of and an acceptable report on the Improvements by the Inspecting Architects/Engineers prior to making any Advance.  Advances for payment of costs of construction of the Improvements and the other items shown in the Budget shall be limited to the amounts shown in the Budget and not exceed (i) the costs of labor, materials and services incorporated into the Improvements in a manner acceptable to State Farm (no Advances shall be made for uninstalled materials to be utilized in the construction of the

Improvements); less (ii) Retainage; and less (iii) all prior Advances for payment of costs of labor, materials and services for the construction of the Improvements.  Each Application for Advance shall be submitted by Borrower to State Farm at a reasonable time (but not less than ten (10) days) prior to the date on which an Advance is desired by Borrower.  The Retainage shall be held until completion of the Improvements and disbursed only at the time of the final disbursement of Loan; provided, however, upon the satisfactory completion of one hundred percent (100%) of the work with respect to any individual Contractor or subcontractor or the delivery of all materials by a materials supplier pursuant to a purchase order in accordance with the Plans as certified by the Inspecting Architects/Engineers, and further provided that the Loan remains "in balance" (as provided in Section 2.9), State Farm shall permit Retainages with respect to such Contractor or subcontractor or material supplier to be disbursed to Borrower upon receipt by State Farm of evidence of (A) the full completion of all work to be performed by the applicable subcontractor or delivery of materials by the applicable material supplier with respect to the Improvements as determined by State Farm, including the report of  the Inspecting Architects/Engineers; (B) the passage of thirty (30) days following the date on which such Contractor or subcontractor last provided work or such material supplier last supplied materials to the Project, such date to be evidenced by an affidavit of such Contractor or subcontractor or material supplier; and (C) the submission of a full and final lien waiver executed by such Contractor or subcontractor or material supplier conditioned only upon payment of the Retainage attributable to such Contractor or subcontractor or material supplier.

(b)    (if applicable) The Budget contains a line item for accrued interest on the Loan and the parties hereto acknowledge that Borrower hereby requests draws that will timely pay the interest on the Loan by Advances under such line item.  Any such Advance to pay interest shall be subject to the conditions to Advances set forth in this Agreement.  Whether or not a separate Application for Advance has been submitted for each such interest Advance, Borrower shall be deemed to represent that all of the conditions to an Advance hereunder have been satisfied in connection with such interest Advance unless Borrower sends State Farm written notice to the contrary prior to such Advance.

Section 2.4    Conditions to the First Advance; Failure to Satisfy First Advance; Required Upfront Equity.

(a)    As conditions precedent to the first Advance hereunder (a) there shall then exist no Event of Default nor shall there have occurred any event which with the giving of notice or the lapse of time, or both, could become an Event of Default; (b) the representations and warranties made in this Agreement and the other Loan Documents shall be true and correct on and as of the date of the first Advance, with the same effect as if made on that date; (c) Borrower shall deliver an Application for Advance to State Farm; (d) State Farm has received evidence satisfactory to State Farm that Borrower has contributed the Required Upfront Equity and evidence that all Required Upfront Equity was advanced to pay for costs of the Project as set forth in the Budget; (e) Borrower must satisfy the conditions required hereby and execute and deliver to, procure for and deposit with, and pay to State Farm and, if appropriate, record in the proper records with all filing and recording fees paid, the documents, certificates, agreements and other items listed in Exhibit "B" that are noted by "(X)", together with such other documents, certificates, agreements and other items as State Farm may reasonably require so that the Closing shall have occurred; (f) State Farm has received, at Borrower’s expense, an updated feasibility report in form and substance satisfactory to State Farm, together with deliveries required in connection therewith, including, without limitation, an updated Budget and final Plans, all in form and substance satisfactory to State Farm; and (g) State Farm has received evidence satisfactory to State Farm that the Target

Approval Date has been met in accordance with the terms of the Ford Major Lease and that Ford Major Tenant does not have a termination right under the Ford Major Lease.

(b)    Failure of Borrower to satisfy all conditions to the first Advance post-Closing for hard costs on or before the First Draw Deadline shall be an Event of Default under this Agreement.

Section 2.5    Subsequent Advances; Additional Funding.

(a)    Conditions to Subsequent Advances.  As a condition precedent to each Advance other than the first Advance, in addition to all other requirements herein, Borrower must satisfy the following requirements and, if required by State Farm, deliver to State Farm evidence of such satisfaction:

(i)    All conditions precedent to the first Advance, if any, that were not satisfied at the time of the first Advance as consented to by State Farm shall have been satisfied and such conditions precedent to the first Advance that were satisfied at the time of the first Advance shall remain satisfied including, without limitation, the satisfaction of all items listed on Exhibit "B" regardless of how noted;

(ii)    There shall then exist no Event of Default and no event or condition which with notice or lapse of time (or both) would constitute an Event of Default;

(iii)    The representations and warranties made in this Agreement and the other Loan Documents shall be true and correct on and as of the date of each Advance, with the same effect as if made on that date;

(iv)    Borrower shall deliver an Application for Advance to State Farm;

(v)    The Improvements shall not have been damaged by fire or other casualty unless State Farm has determined that State Farm will receive insurance proceeds and/or Borrower’s Deposit  sufficient in State Farm’s judgment to effect the satisfactory restoration of the Improvements and to permit the completion of the Improvements prior to the Completion Date; and

(vi)    The Title Insurance shall be endorsed and extended, if available under local rules, to cover each Advance with no additional title exception objectionable to State Farm (and in any event there shall be no exceptions for mechanics liens or other liens).

(b)    Conditions to Advance of Additional Funding Amount.  As a condition precedent to funding the Additional Funding Amount, in addition to all other requirements herein, Borrower must satisfy the following requirements and, if required by State Farm, deliver to State Farm evidence of such satisfaction:

(i)    All conditions precedent to the first Advance, if any, that were not satisfied at the time of the first Advance as consented to by State Farm shall have been satisfied and such conditions precedent to the first Advance that were satisfied at the time of the first Advance shall remain satisfied including, without limitation, the satisfaction of all items listed on Exhibit "B" regardless of how noted;

(ii)    There shall then exist no Event of Default and no event or condition which with notice or lapse of time (or both) would constitute an Event of Default;

(iii)    The representations and warranties made in this Agreement and the other Loan Documents shall be true and correct on and as of the date of each Advance, with the same effect as if made on that date;

(iv)    Borrower shall send written notice of its desire to obtain the Additional Funding Amount to State Farm no later than 60 days before the Conversion Date;

(v)    The Ford Major Tenant shall provide an updated estoppel certificate evidencing acceptance of the Improvement Upgrades and of the Supplemental Agreement (as defined in the Ford Major Lease) modifying rent payable by the Ford Major Tenant pursuant to Section 1(F) of the Ford Major Lease;

(vi)    State Farm shall receive an endorsement to the Title Insurance Policy insuring the Mortgage, in the amount of the Additional Funding Amount dated as of the date of disbursement of the Additional Funding Amount with no added exceptions to the Title Insurance Policy obtained at the initial Loan closing, other than permitted exceptions acceptable to State Farm.

If the Borrower fails to satisfy the Additional Funding Requirements on or before the Conversion Date, then State Farm shall have no further obligation to fund the Additional Funding Amount.

All costs associated with the Additional Funding Amount (whether or not such Additional Funding Amount is advanced), including, but not limited to, appraisal fees, title search fees, recording fees, document taxes, recording costs, escrow fees, and reasonable attorneys’ fees and out‑of‑pocket expenses of State Farm’s outside counsel shall be paid by Borrower.

Section 2.6     Conditions to Final Advance.

(a)    The final Advance, including all remaining Retainage, will not be made until State Farm has received the following, all in form and substance reasonably satisfactory to State Farm:  (a) evidence that all Governmental Requirements have been satisfied including, without limitation, delivery to State Farm of certificates of occupancy (or the equivalent if the applicable Governmental Authorities do not issue certificates of occupancy) issued by the applicable Governmental Authorities permitting the Improvements to be legally occupied; (b) evidence that no mechanic's or materialman's lien or other encumbrance has been filed and remains in effect against the Secured Property; (c) an affidavit and final lien releases or waivers (including a conditional final waiver and release if the final payment has not been made) by the Architect, each Contractor and all subcontractors, materialman and other parties who have supplied labor, materials or services for the construction of the Improvements or who otherwise might be entitled to claim a contractual, statutory or constitutional lien against the Secured Property; (d) a Certificate of Substantial Completion in AIA form G704 executed by the Architect and each Contractor with respect to the work, services and materials under its Construction Contract (verified by the Inspecting Architects/Engineers through an inspection of and an acceptable report on the Improvements) certifying that the Project has been completed in accordance with the Plans; (e) an Architect’s/Engineer’s Certificate of Completion in the form attached hereto as Exhibit K; (f) a final "as-built" ALTA/ASCM survey of the Land with the Improvements located thereon, satisfying the requirements set forth in Exhibit D; (g) an endorsement to and extension of the Title Insurance to acknowledge completion of construction of the Improvements without any encroachment and in compliance with all applicable matters of public record and Governmental Requirements and deleting any exception relating to completion of the Improvements and other exceptions specified by State Farm that may be deleted pursuant to applicable regulations, with no additional exception objectionable to State Farm (and in any event there shall be no exceptions for mechanic’s liens or other liens); (h) an updated Code Compliance Report; and (i) evidence of the satisfaction by Borrower of all other conditions precedent to the final Advance under this Agreement including, without limitation the conditions in Section 2.5.

(b)    The final Advance shall also include an amount necessary so that the aggregate of all amounts advanced to Borrower equals (i) if no portion of the Additional Funding Amount has been, or is to be, advanced to Borrower hereunder, then the least of (I) $13,800,000 (not including the Additional Funding Amount); (II) 75% of the actual acquisition and construction costs of the Project, and (III) 65% of the Appraisal Value, and (ii) if any portion of the Additional Funding Amount has been, or is to be, advanced to Borrower as provided herein, then the least of (I) $13,800,000 plus so much of the Additional Funding Amount which has been, or is to be, advanced to Borrower as provided herein; (II) 75% of the actual acquisition and construction costs of the Project, and (III) 65% of the Appraisal Value.

Section 2.7    Budget.  The Loan funds are allocated for the costs of the Project shown in the Budget attached hereto as Exhibit C.  The Budget has been prepared by Borrower and Borrower hereby represents to State Farm that, except with respect to amendments which may need to be made with respect to Improvement Upgrades to be funded with any portion of the Additional Funding Amount, the Budget represents the total costs and expenses anticipated by Borrower incident to the Loan, the Secured Property and the Project after taking into account the requirements of this Agreement.  State Farm shall not be required to make any Advance for any Project cost or any other purpose that is not set forth in the Budget.  In addition, except as provided in the 2nd sentence of Section 2.8, State Farm shall not be required to make any Advance for any line item in the Budget in an amount which when added to the sum of all prior Advances for that line item would exceed the sum allocated in the Budget for that line item.

Section 2.8    Budget Amendments.   State Farm reserves and shall have the right to make Advances which are allocated to any line items in the Budget for such other purposes or in such different proportions as State Farm may, in its sole discretion, deem necessary or advisable.  Borrower shall have no right whatsoever to reallocate Loan funds from one Budget line item to another or otherwise to amend the Budget without the prior written consent of State Farm, which State Farm may grant or withhold in its sole discretion; provided, however, Borrower may adjust any line item, including a contingency or reserve line item, one or more times prior to the Initial Maturity Date so long as:  (a) the aggregate of all such adjustments to all line items shall not exceed five (5) changes; (b) the amount of such amendment individually does not exceed $50,000.00; (c) the Budget is in balance prior to, and after giving effect to, any such adjustment; (d) no Event of Default has occurred and no event has occurred which with the passing of time, giving of notice or both shall constitute an Event of Default; (e) the total amount of the Budget is not increased by any such adjustment; (f) no adjustment may be made to (i) increase the amount allocated for the acquisition of the Land or any developer's fee or other fee payable to Borrower or any affiliate of Borrower; or (ii) decrease any interest reserve, taxes or fees or reimbursements payable to State Farm; and (g) no adjustment may be made to decrease the combined aggregate amount of funds set aside for soft costs, hard costs and contingency as set forth in Exhibit C attached hereto.

Section 2.9    Borrower's Deposit.  If State Farm determines in its sole judgement at any time that the Loan is not "in balance", which means that the unadvanced portion of the Loan will be insufficient for payment in full of (a) costs of labor, materials and services required for the construction of the Improvements; (b) other costs and expenses specified in the Budget; (c) interest from time to time owing or to become owing on the Loan; and (d) other costs and expenses required to be paid in connection with the construction of the Improvements in accordance with the Plans, any Governmental Requirements or the requirements of any Lease, if applicable, then Borrower shall, within ten (10) days of the written request of State Farm, make a Borrower's Deposit with State Farm. The Loan shall be deemed to be "in balance" prior to the time that State Farm requests a Borrower’s Deposit and thereafter upon delivery of such deposit to State Farm, until such time as State Farm requests an additional Borrower’s Deposit. State Farm shall not be required to pay interest on such Borrower's Deposit. State Farm shall advance the Borrower's Deposit prior to any portion of any of the Loan proceeds.  Borrower shall promptly notify State Farm in writing if and when the cost of the construction of the Improvements exceeds, or appears likely to exceed, the amount of the unadvanced portion of the Loan and the unadvanced portion of any then existing Borrower's Deposit.

Section 2.10    Funding.  Borrower shall establish and maintain a special account (the "Disbursement Account") for funding by State Farm into which Advances funded directly to Borrower (but no other funds), and excluding direct disbursements made to or by State Farm pursuant to this Agreement, shall be deposited by Borrower and against which checks shall be drawn only for the payment of (a) costs of labor, materials and services supplied for the construction of the Improvements specified in the Budget; and (b) other costs and expenses incident to the Loan and the Project specified in the Budget.  Borrower shall assign such account to State Farm as additional security for its obligations evidenced hereunder and in the other Loan Documents and at State Farm's request Borrower shall deliver an executed deposit account control agreement in form and substance acceptable to State Farm.  In addition, the depository bank must be acceptable to State Farm and State Farm shall have the right, from time to time, to require Borrower to change depository banks.

Section 2.11    Application of Advances.  Borrower shall disburse all Advances for payment of costs and expenses specified in the Budget and for no other purpose.

Section 2.12    Direct Disbursement and Application by State Farm.  Upon the occurrence of an Event of Default, State Farm shall have the right, but not the obligation, to disburse and directly apply the proceeds of any Advance to the satisfaction of any of Borrower's obligations hereunder or under any of the other Loan Documents (including, without limitation, the payment of any amounts claimed to be due by Contractors).  Any Advance by State Farm for such purpose, except the Borrower's Deposit, shall be part of the Loan and shall be secured by the Loan Documents.  Borrower hereby authorizes State Farm, upon the occurrence of an Event of Default, to hold, use, disburse and apply the Loan and the Borrower's Deposit for payment of costs of construction of the Improvements, expenses incident to the Loan and the Secured Property and the payment or performance of any Obligation of Borrower hereunder or under any of the other Loan Documents.  Borrower hereby assigns and pledges the proceeds of the Loan and the Borrower's Deposit to State Farm for such purposes.  Upon the occurrence of an Event of Default, State Farm may advance and incur such expenses as State Farm deems necessary for the completion of construction of the Improvements and to preserve the Secured Property and any other security for the Loan and such expenses, even though in excess of the amount of the Loan, shall be secured by the Loan Documents and payable to State Farm.  State Farm may disburse any portion of any Advance at any time, and from time to time, to persons other than Borrower for the purposes specified in this Section 2.12 irrespective of the provisions of Section 2.3 hereof, and the amount of Advances to which Borrower shall thereafter be entitled shall be correspondingly reduced.

Section 2.13    No Waiver.  No Advance shall constitute a waiver of any condition precedent to the obligation of State Farm to make any further Advance or preclude State Farm from thereafter declaring the failure of Borrower to satisfy such condition precedent to be an Event of Default.

Section 2.14    Conditions Precedent for the Benefit of State Farm.  All conditions precedent to the obligation of State Farm to make any Advance are imposed hereby solely for the benefit of State Farm and no other party may require satisfaction of any such condition precedent or be entitled to assume that State Farm will refuse to make any Advance in the absence of strict compliance with such conditions precedent.  All requirements of this Agreement may be waived by State Farm, in whole or in part, at any time.

Section 2.15    Subordination.  State Farm shall not be obligated to make, nor shall Borrower be entitled to, any Advance until such time as State Farm shall have received subordination agreements from the Architect, the Contractor and all other persons furnishing labor, materials or services for the design or construction of the Improvements, subordinating to the provisions of the Mortgage any lien, claim or charge they may have against Borrower or the Secured Property.

Section 2.16    Conversion.

(a)    On or before the Initial Maturity Date, Borrower shall satisfy all of the conditions set forth in paragraph (b) below.  Upon satisfaction of all such conditions on or before the Initial Maturity Date in accordance herewith, the Loan shall convert from an interim construction loan to a permanent loan (the "Conversion") and the Initial Maturity Date shall be extended to the Converted Maturity Date.  The terms and provisions of this Section 2.16 (and any extension of the Initial Maturity Date pursuant hereto) shall not constitute a waiver of the requirement that any modification of the Note or any of the Loan Documents shall be subject to the express written approval of State Farm, no such approval (either expressed or implied) having been given as of the date hereof.

(b)    The Initial Maturity Date shall be extended to the Converted Maturity Date, provided that Borrower shall have satisfied the following conditions (the “Conversion Conditions”) on or before the Initial Maturity Date:

(i)    Each of the following events shall have occurred: (A) Completion; (B) the Secured Property shall be one hundred percent (100%) occupied pursuant to the Ford Major Lease (as defined herein) with the Ford Major Tenant (as defined herein) (I) taken possession and accepted its leased premises with no defaults of Borrower under the Ford Major Lease; and (II) commenced payment of annual base rent in amount not less than $1,345,000 pursuant to the Ford Major Lease;

(ii)    Execution of an extension agreement and such other documentation as State Farm may reasonably require in connection therewith, all of which shall be in form and substance acceptable to State Farm;

(iii)    There shall exist no uncured Event of Default or any event which, with the passage of time or the giving of notice, would constitute an Event of Default;

(iv)    Delivery to State Farm of an endorsement of any existing Title Insurance issued in connection herewith shall be obtained and delivered by Borrower to State Farm, stating that the coverage afforded thereby, or the agreements thereunder, and the first lien priority of State Farm's mortgage lien on the Secured Property, shall not be affected because of such extension and shall otherwise be in accordance with Section 2.6(g), and the obtainment of an abstractor’s certificate or other title evidence showing no liens, encumbrances or other exceptions to the title of the Secured Property other than those previously approved in writing by State Farm (and in any event there shall be no exception for mechanic’s liens or other liens);

(v)    Execution by the tenants under the Leases and delivery to State Farm of current Tenant Estoppel Certificates in the form attached hereto as Exhibit G and if not previously received by State Farm, SNDA’s in the form attached hereto as Exhibit F;

(vi)    Delivery to State Farm of evidence of permanent insurance in accordance with Exhibit I attached hereto;

(vii)    Delivery to State Farm of the Final Appraisal, at State Farm's option and request;

(viii)    Delivery to State Farm of a certified rent roll for the Secured Property in substance acceptable to State Farm and form reasonably acceptable to State Farm and identifying all tenants of the Secured Property;

(ix)    Delivery to State Farm of a collateral assignment and subordination of management agreement executed by the manager of the Secured Property in substance acceptable to State Farm and form reasonably acceptable to State Farm, if a property manager is engaged by Borrower;

(x)    Delivery to State Farm of a final “as-built” ALTA/ASCM survey of the Land with the Improvements located thereon in accordance with the requirements set forth in Exhibit D;

(xi)    Delivery to State Farm of an updated Code Compliance Report in substance acceptable to State Farm and form reasonably acceptable to State Farm;

(xii)    No material adverse change shall have occurred with respect to the Secured Property or the financial condition of Borrower or Guarantor, as of the date not earlier than fifteen (15) days prior to Conversion, as evidenced (in the case of the financial condition of Borrower and Guarantor) by current Financial Statements of Borrower and Guarantor delivered to State Farm not later than five (5) business days prior to the Conversion;

(xiii)    Borrower shall pay all reasonable expenses including, without limitation, attorneys' fees and legal expenses, incurred by State Farm in connection with determining whether the conditions to Conversion set forth in this Agreement are fully satisfied and in connection with the preparation, negotiation and execution of any documentation for the Conversion;

(xiv)    All payments to be made by Borrower to State Farm in connection with the Conversion (including, without limitation, the expenses described in subparagraph (xiii) above, if applicable) shall be made in good and immediately available funds to State Farm, and shall be payable as otherwise provided in the Note for principal or interest payments; and

(xv)    Rent commencement with respect to that certain Indenture of Lease, dated October 18, 2017 (the “Ford Major Lease”), between River Bend Development CT, LLC, as landlord, and Ford Motor Company, as Tenant (the “Ford Major Tenant”), evidenced by a confirmatory Tenant Estoppel Certificate from the Ford Major Tenant in form and substance satisfactory to State Farm.

(c)    Upon satisfaction of the Conversion Conditions by Borrower on or before the Initial Maturity Date in accordance herewith, State Farm shall return the Deposit Balance.  If Conversion does not occur on or before the Initial Maturity Date, in addition to any other remedies that State Farm may exercise, the Deposit Balance shall be retained by State Farm and shall not thereafter be returnable to Borrower.

(d)    Notwithstanding anything to the contrary set forth herein, if Borrower shall be unable to satisfy the Conversion Conditions, Conversion shall not occur and the Loan will be payable in full upon the expiration of the Construction Loan Period. However, State Farm, in its sole and absolute discretion, shall have the right, exercisable by delivery of written notice thereof to Borrower, to either (i) cause Conversion to occur regardless of the extent of Borrower’s satisfaction or non-satisfaction of the Conversion Conditions and regardless of any desire of Borrower to stop the Conversion (provided that such Conversion shall not be a waiver of Loan Document requirements with regard to matters referenced in the Conversion Conditions such as lien releases), or (ii) extend the Conversion Date to a specified date (the effect of which shall be to lengthen the Construction Loan Period and shorten the permanent portion of the Loan).  The Conversion Date will not automatically extend in the event State Farm approves extension of the permitted Completion Date.  If State Farm causes Conversion to take place notwithstanding that all of the Conversion Conditions have not been satisfied, then Guarantor’s liability under Section 3A of the Guaranty (and Borrower’s full recourse liability under the Note) shall continue to exist until satisfaction of all Conversion Conditions (other than the condition that State Farm enter into a written agreement pursuant to Section 2.10(b)(ii) which condition shall be deemed waived by State Farm).  However, if all of the Conversion Conditions have not been satisfied on or before twelve (12) months after Conversion, then Guarantor’s liability under Section 3A of the Guaranty (and Borrower’s full recourse liability) shall continue to exist until the Loan is repaid in full, and there will be no future opportunity for Guarantor or Borrower to reduce such liability.

ARTICLE 3 -- REPRESENTATIONS AND WARRANTIES OF BORROWER

To induce State Farm to make the Loan, Borrower hereby represents and warrants to State Farm (which representations and warranties shall survive the execution and delivery of the Note and the making of the Advances) that:

Section 3.1    Financial Statements.  The Financial Statements are true, correct, and complete in all material aspects as of the dates specified therein and fully and accurately present the financial condition of Borrower and Guarantor as of the dates specified.  No material adverse change has occurred in the condition, financial or otherwise, of Borrower or Guarantor since the dates of the Financial Statements.  Each of Borrower and Guarantor is solvent after giving effect to all borrowings contemplated in this Agreement.

Section 3.2    Suits, Actions, Etc.  There are no actions, suits, investigations or proceedings pending or, to Borrower’s knowledge, threatened in any court or before or by any Governmental Authority against or affecting Borrower, Guarantor or the Secured Property or involving the validity, enforceability or priority of any of the Loan Documents, at law or in equity.  The consummation of the transactions contemplated hereby and the performance of the terms and conditions hereof and of the other Loan Documents will not cause Borrower or Guarantor to be in violation of, or in default with respect to, any Governmental Requirement, or result in a breach of, or constitute a default under, any note, lease, contract, deed of trust, agreement or other undertaking or restriction to which Borrower or Guarantor is a party or by which Borrower or Guarantor may be bound or affected.  Neither Borrower nor Guarantor is in default under the terms of any order of any court or any requirement of any Governmental Authority.  Borrower is not in default under the terms of any indebtedness or obligation and Guarantor is not in default under the terms of any indebtedness or obligation.

Section 3.3    Status of Borrower; Valid and Binding Obligation. Borrower is (a) a Connecticut limited liability company duly organized and validly existing under the laws of the state of its organization; and (b) possessed of all power and authority necessary to own the Secured Property and to construct and operate the Improvements, to enter into and perform its obligations under the Loan Documents to which it is a party and to make the borrowings contemplated hereby.  All of the Loan Documents and all other documents referred to herein to which Borrower is a party, upon execution and delivery, will constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms, except as the enforcement thereof may be limited by Debtor Relief Laws.  The Guaranty and all other documents referred to herein to which Guarantor is a party, upon execution and delivery, will constitute legal, valid and binding obligations of Guarantor enforceable against Guarantor in accordance with their terms, except as the enforcement thereof may be limited by Debtor Relief Laws.

Section 3.4    Title to the Secured Property.  Borrower holds full legal and equitable title to the Secured Property in fee simple absolute, subject only to the "Permitted Encumbrances" (as defined in the Mortgage).

Section 3.5    Construction. Prior to the recordation of the Mortgage (a) no work of any kind (including the destruction or removal of any existing improvements, site work, clearing, grading, grubbing, draining or fencing of the Land) shall have commenced or shall have been performed on the Land for which the amounts owed in connection therewith are delinquent or have not otherwise been paid in accordance with their terms and for which a lien against the Secured Property may be filed, unless those parties having such lien rights have entered into subordination agreements subordinating their lien rights to the Mortgage; (b) no equipment or material shall have been delivered to or upon the Land for any purpose whatsoever for which the amounts owed in connection therewith are delinquent or have not otherwise been paid in accordance with their terms and for which a lien against the Secured Property may be filed, unless those parties having such lien rights have entered into subordination agreements subordinating their lien rights to the Mortgage; and (c) no contract (or memorandum or affidavit thereof) for the supplying of labor, materials or services for the construction of the Improvements nor any affidavit of commencement of construction of the Improvements, shall have been executed or recorded in the mechanic's lien or other public records in the town where the Land is located, unless those parties having such lien rights have entered into subordination agreements subordinating their lien rights to the Mortgage.

Section 3.6    Disclosure. There is no fact that Borrower has not disclosed to State Farm in writing that could materially and adversely affect the Secured Property or the business or financial condition of Borrower, Guarantor or the Secured Property.

Section 3.7    System Compliance.  (a) the storm and sanitary sewer system, water system, all mechanical systems of the Secured Property and other parts of the Improvements when completed in accordance with the Plans will comply with all Governmental Requirements; and (b) all Governmental Authorities have issued all necessary permits, licenses or other authorizations for the construction of the Improvements (specifically including the named systems).

Section 3.8    Utility and Access Availability.  (a) all utility and municipal services required for the construction, occupancy and operation of the Improvements including, without limitation, water supply, storm and sanitary sewer systems, gas, electric and telephone facilities, are available for use and tap-on at the boundaries of the Secured Property and available in sufficient amounts for the normal and intended use of the Improvements; and (b) Borrower has obtained written acknowledgments from the applicable utility companies or municipalities of their willingness to connect the Improvements into each of said services.

Section 3.9    Taxes.  Borrower has filed all necessary tax returns and reports and has paid all taxes and governmental charges thereby shown to be owing except any such taxes or charges that are being contested in good faith by appropriate proceedings which have been disclosed to State Farm in writing prior to the date of this Agreement and for which adequate reserves have been set aside on Borrower's books in accordance with generally accepted accounting principles.

Section 3.10    Plans.  A true and correct copy of the Plans has been delivered to State Farm and such Plans are satisfactory to Borrower, have been approved by State Farm and all applicable Governmental Authorities to the extent currently required, have been accepted by the Contractors, are complete in all respects and contain all detail necessary for the construction of the Improvements.  The Plans do comply with all applicable restrictive covenants, Governmental Requirements and all standards and regulations of appropriate supervising boards of fire underwriters and similar agencies and the engineering specifications are within applicable environmental standards.

Section 3.11    Violations.  Borrower has no knowledge of and has received no notices of any violations of any Governmental Requirement.

Section 3.12    Compliance with Restrictions and Agreements.  The use of the Secured Property contemplated by Borrower complies with all applicable restrictive covenants and Governmental Requirements and all standards and regulations of appropriate supervising boards of fire underwriters and similar agencies and with the terms of all agreements affecting the Secured Property.

Section 3.13    Inducement to State Farm.  The representations and warranties contained in the Loan Documents are made by Borrower as an inducement to State Farm to make the Loan.  Borrower understands that State Farm is relying on such representations and warranties and that such representations and warranties shall survive any (a) bankruptcy proceedings involving Borrower, Guarantor or the Secured Property; (b) foreclosure of the Mortgage; or (c) conveyance of title to the Secured Property in lieu of foreclosure of the Mortgage.  Acceptance of each Advance constitutes reaffirmation, as of the date of such acceptance, of the representations and warranties of Borrower in the Loan Documents on which State Farm shall rely in making each Advance.

ARTICLE 4 -- COVENANTS AND AGREEMENTS OF BORROWER

Borrower hereby covenants and agrees as follows:

Section 4.1    Compliance of Plans and Secured Property.  Borrower assumes full responsibility for the compliance of the Plans and the Secured Property, (including the storm and sanitation sewer system, water system, all mechanical systems and the use of the Improvements), with all (a) applicable restrictive covenants; (b) Governmental Requirements; (c) standards and regulations of appropriate supervising boards of fire underwriters and similar agencies; (d)  engineering specifications that are within applicable environmental standards; and (e) sound building and engineering practices.  Evidence of such compliance shall be delivered to State Farm as requested from time to time by State Farm.  Notwithstanding any approvals by State Farm, State Farm shall have no obligation or responsibility whatsoever for the Plans or any other matter incident to the Secured Property or the construction of the Improvements.  Immediately upon Borrower's receipt of any notice from a Governmental Authority of noncompliance with any Governmental Requirements, Borrower shall deliver to State Farm a copy of such notice.

Section 4.2    Contracts.  Other than those Construction Contracts listed on Exhibit O attached hereto which State Farm has approved, neither Borrower nor Guarantor shall become party to any contract, having a contract price in excess of $100,000.00, including a Construction Contract, for the performance of any work on the Secured Property or for the supplying of any labor, materials or services for the construction of the Improvements except upon such terms and with such parties as shall be approved in writing by State Farm.  Each Construction Contract shall (a) provide that all liens of the Contractor and any right to remove removable Improvements are subordinate to the Mortgage and State Farm's rights thereunder; and (b) require subcontracts and purchase orders to contain a provision subordinating the subcontractor’s and materialman’s liens and any right to remove removable Improvements to the Mortgage and State Farm’s rights thereunder; provided, however, in lieu of such provisions within a Construction Contract, Borrower may obtain subordination agreements from each Contractor, subcontractor and material supplier having a contract for more than $100,000 which subordinate such parties lien rights to the Mortgage.  Each Construction Contract shall also provide that no modification, amendment or supplement to the Construction Contract shall be effective without the prior written approval of State Farm.  No approval by State Farm of any Construction Contract or change order shall make State Farm responsible for the adequacy, form, or content of such Construction Contract or change order.

Section 4.3    Construction and Completion of the Improvements.  (a) Borrower shall obtain all permits, licenses or other authorization required by the Governmental Authorities for the construction, occupancy, operation and use of the Improvements; (b) Borrower shall prosecute the construction of the Improvements (i) with diligence and continuity; (ii) in a good and workmanlike manner; (iii) with new materials of high quality; and (iv) in accordance with sound building and engineering practices, all applicable Governmental Requirements and the Plans.  Borrower shall not permit cessation of work for a period in excess of fifteen (15) days (whether or not consecutive) without the prior written consent of State Farm and shall cause Completion to occur on or before the Completion Date, free and clear of all liens except the Mortgage; and (c)  Borrower shall provide that all utility and municipal services required for the Improvements including, without limitation, water supply, storm and sanitary sewer systems, gas, electric and telephone facilities are available in sufficient amounts for the normal and intended use of the Improvements.

Section 4.4    Correction of Defects.  Borrower shall promptly correct or cause to be corrected (a) any material defect in the Improvements; (b) any material departure in the construction of the Improvements from the Plans or the Governmental Requirements; or (c) any encroachment by any part of the Improvements or any structure located on the Secured Property on any building setback line, easement, Secured Property line or restricted area.

Section 4.5    Storage of Materials.  Borrower shall cause all materials supplied for, or intended to be utilized in, the construction of the Improvements, but not affixed to or incorporated into the Improvements or the Land, to be stored on the Land or at such other location as may be approved by State Farm in writing, with adequate safeguards, as required by State Farm, to prevent loss, theft, damage or commingling with other materials or projects.

Section 4.6    Inspection of the Secured Property.  Prior to Conversion, Borrower shall permit State Farm, any Governmental Authority and their respective agents, representatives, employees, consultants and contractors to enter upon the Secured Property and any location where materials intended to be utilized in the construction of the Improvements are stored, for the purpose of inspection of the Secured Property and such materials at all reasonable times and at Borrower's expense; after Conversion, State Farm’s right of entry shall be subject to the rights of the tenants under the Leases pursuant to the terms of the Leases.

Section 4.7    Insurance.  Borrower shall maintain or cause to be maintained in force insurance coverage at the times and to the extent required under State Farm's Insurance Requirements set forth in Exhibit I attached hereto.  Borrower shall furnish to State Farm prior to Closing and at each subsequent insurance renewal, a policy and/or certificates from the respective insurer(s) setting forth the nature and extent of all insurance maintained by Borrower in accordance with this Section.

Section 4.8    Notice to State Farm.  Borrower shall promptly notify State Farm in writing of any of the following occurrences or events as the same become known to Borrower, specifying in each case, the action Borrower has taken or caused to be taken, or proposes to take or cause to be taken, with respect thereto:  (a) the occurrence of any Event of Default or any event which with the giving of notice or the lapse of time, or both, could become an Event of Default; (b) any default by Borrower under any Governmental Requirement or in the payment of any Indebtedness (or in the performance of any Obligation related thereto); (c) any adverse change in the condition, financial or otherwise, of Borrower or Guarantor; (d) the occurrence of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by Borrower to State Farm in writing which has been instituted or (to Borrower’s Knowledge) is threatened against Borrower or the Secured Property; (e) any actual or threatened condemnation or other taking of any portion of the Secured Property, whether for a temporary or permanent use, or any negotiations with respect to any such taking or any loss of or substantial damage to any portion of the Secured Property; (f) the occurrence of any labor dispute not previously disclosed by Borrower to State

Farm in writing which is pending or (to Borrower’s Knowledge) threatened against Borrower or any Contractor involved in the construction of the Improvements, with regard to the Improvements, or the occurrence of any material development in any such labor dispute previously disclosed to State Farm; (g) any notice received by Borrower with respect to the cancellation, material adverse alteration or non-renewal of any insurance coverage maintained or required to be maintained with respect to the Secured Property; and (h) any failure by Borrower or Contractor to perform any obligation under the Construction Contract or the occurrence or existence of any event or condition which would permit Borrower or Contractor to terminate the Construction Contract or suspend work thereunder, or any notice given by Borrower or Contractor with respect to any of the foregoing.

Section 4.9    Costs and Expenses.  Borrower shall pay when due all costs and expenses required by this Agreement including, without limitation (a) all taxes and assessments applicable to the Secured Property; (b) appraisal fees; (c) all fees for filing or recording the Loan Documents; (d) all fees and commissions lawfully due to brokers, salesmen and agents in connection with the Loan or the Secured Property; (e) all fees and expenses of counsel to State Farm in connection with the negotiation, preparation, amendment, enforcement or defense of the Loan Documents or the making of any Advance; (f) all title insurance and title examination charges, including premiums for the Title Insurance and any endorsements and escrow fees and UCC search fees; (g) all survey costs and expenses, including the cost of each Survey; (h) all premiums for insurance; (i) all environmental site assessments and related costs and expenses; and (j) all other reasonable costs and expenses payable to third parties incurred by State Farm in connection with the investigation, documentation, negotiation, consummation, enforcement or defense of the transactions contemplated by this Agreement.

Section 4.10    Further Assurances.  Borrower shall execute and deliver to State Farm, from time to time as requested by State Farm, such other documents, agreements, certificates, affidavits and other instruments as shall be reasonably necessary to provide the rights and remedies to State Farm granted or provided for by the Loan Documents.

Section 4.11    Inspection of Books and Records.  Borrower will keep accurate books and records in accordance with generally accepted accounting principles in which full, true and correct entries shall be promptly made with respect to the Secured Property and the construction and operation thereof.  Borrower shall permit State Farm, at all reasonable times, to examine and copy the books and records of Borrower pertaining to the Loan and the Secured Property and all contracts, statements, invoices, bills and claims for labor, materials and services supplied for the construction of the Improvements.

Section 4.12    No Liability of State Farm.  State Farm shall have no liability, obligation or responsibility whatsoever with respect to the construction of the Improvements except to advance the Loan and the Borrower's Deposit pursuant to this Agreement.  State Farm shall not be obligated to inspect the Secured Property or the construction of the Improvements and State Farm shall not be liable or responsible for (a) any defect in the Secured Property or the Improvements by reason of inspecting same; (b) the performance or default of Borrower, the Architect, the Engineer, the Inspecting Architects/Engineer, the Contractor or any other party or for any failure to construct, complete, protect or insure the Improvements; (c) the payment of costs of labor, materials or services supplied for the construction of the Improvements; or (d) the performance of any obligation of Borrower whatsoever.  Nothing including, without limitation, any Advance or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any party by State Farm.

Section 4.13    No Conditional Sale Contracts, Etc.  No materials, equipment or fixtures shall be supplied, purchased or installed for the construction or operation of the Improvements pursuant to security agreements, conditional sale contracts, lease agreements or other arrangements or understandings whereby a security interest or title is retained by any party or the right is reserved or accrues to any party to remove or repossess any materials, equipment or fixtures intended to be utilized in the construction or operation of the Improvements.

Section 4.14    Defense of Actions.  State Farm may (but shall not be obligated to) commence, appear in or defend any action or proceeding purporting to affect the Loan, the Secured Property or the respective rights and obligations of State Farm and Borrower pursuant to this Agreement.  State Farm may (but shall not be obligated to) pay all necessary expenses, including reasonable attorneys' fees and expenses incurred in connection with such proceedings or actions, which Borrower agrees to repay to State Farm within ten (10) days after written demand from State Farm.

Section 4.15    Prohibition on Assignment of Borrower's Interest.  Borrower shall not assign or encumber any interest of Borrower hereunder without the prior written consent of State Farm.

Section 4.16    Payment of Claims.  Borrower shall promptly pay or cause to be paid when due all costs and expenses incurred in connection with the Secured Property and the construction of the Improvements and Borrower shall keep the Secured Property free and clear of any lien, charge or claim other than the encumbrances of the Mortgage and other liens, if any, approved in writing by State Farm.  Notwithstanding anything to the contrary contained in this Agreement, Borrower or Guarantor may contest, to the extent and in the manner permitted by law, the validity or amount of any claim of any contractor, consultant, architect or other person providing labor, materials or services with respect to the Secured Property, or any tax or special assessment levied by any Governmental Authority and such contest on the part of Borrower shall not be an Event of Default hereunder and shall not release State Farm from its obligations to make Advances hereunder; provided, however, that during the pendency of any such contest, Borrower shall furnish to State Farm and the Title Company an indemnity bond with corporate surety satisfactory to State Farm and the Title Company or other security acceptable to them in an amount equal to the amount being contested plus a reasonable additional sum to cover possible costs, interest and penalties, and provided further that Borrower shall pay any amount adjudged by a court of competent jurisdiction to be due, with all costs, interests and penalties thereon, before such judgment becomes a lien on the Secured Property.

Section 4.17    Restrictions and Annexation.   Neither Borrower nor Guarantor shall impose any restrictive covenants, easements or other encumbrances upon the Secured Property, execute or file any subdivision plat affecting the Secured Property or consent to the annexation of the Secured Property to any municipality without the prior written consent of State Farm.

Section 4.18    Advertising by State Farm.  Borrower shall not make public State Farm's name in connection with the Project without the prior written consent of State Farm.  Borrower shall permit, during the term of the Loan, State Farm to erect and maintain on the Secured Property one or more advertising signs indicating that the construction financing for the Secured Property has been provided by State Farm.

Section 4.19    Current Financial Statements.  Without limitation of any requirements of the Loan Documents, until Conversion, Borrower shall deliver to State Farm:

(a)    An annual operating budget for the Secured Property for the next succeeding fiscal year as soon as reasonably practicable before the end of each fiscal year of Borrower, but in any event, within 60 days before each fiscal year end;

(b)    Within 60 days after the end of each fiscal quarter, quarterly Financial Statements of Borrower and Guarantor; and

(c)    Promptly after request therefor, such other information (financial or otherwise) concerning the Secured Property, Borrower or Guarantor, or its or their constituent entities, as State Farm may reasonably request.

Section 4.20    Guarantor Financial Covenants. Until such time as the Personal Liability Reduction Conditions have been satisfied in accordance with Section 7.14 of this Agreement:

(a)    Minimum Net Worth. Guarantor shall not permit the Net Worth of Guarantor at any time to be less than $75,000,000;

(b)    Minimum Liquid Assets. Guarantor shall not permit Guarantor’s Liquid Assets at any time to be less than $5,000,000.

(c)    The Leverage Ratio of Guarantor shall not exceed 0.65:1.0.

(d)    Guarantor shall satisfy the financial covenants (such as liquidity, net worth, financial ratios and debt limits) set forth from time to time in any significant lines of credit extended to Guarantor.

(e)    Borrower shall cause Guarantor to deliver within 60 days after the end of the first three fiscal quarters of Guarantor, and within 90 days of the end of the fiscal fourth quarter, evidence of satisfaction of the above financial covenants, certified by the Chief Financial Officer or other officer acceptable to State Farm.  However, so long as a Guarantor is a public company and the required financial statements and information necessary to calculate the financial covenants can be downloaded by State Farm for no additional charge, then delivery by that Guarantor will not be required.

Section 4.21    Loan Participation/Syndication.  Borrower acknowledges and agrees that State Farm may, from time to time, sell or offer to sell interests in the Loan to one or more participants.  Borrower authorizes State Farm to disseminate any information it has pertaining to the Loan including, without limitation, credit information on Borrower, any of its principals and Guarantor, to any such participant or prospective participant.  Borrower agrees, at State Farm's request, to execute such additional promissory notes and other instruments as may be appropriate to evidence its obligation under the Loan to such syndicates from which State Farm shall have received a commitment, in the future, to fund a portion of the Loan according to the terms of this Agreement.

Section 4.22    Inspections.  State Farm may require the Inspecting Architects/Engineers to make periodic inspections of the Secured Property during the course of construction in order to certify to Borrower and State Farm that at the time an Application for Advance is made: (a) the amount requested is in proportion to the work completed; (b) all work has been performed in a workmanlike manner; (c) the work performed is substantially in accordance with the Plans; and (d) there are sufficient Loan funds (plus any Borrower’s Deposit) remaining to complete the Project.  The Inspecting Architects/Engineers must be satisfied that the Project is in compliance with reasonable fire, safety and health standards, in addition to standards imposed by law or regulation.

Section 4.23    Indemnification.  BORROWER SHALL INDEMNIFY AND HOLD HARMLESS (A) STATE FARM; (B) ANY AFFILIATE OF STATE FARM; (C) ANY PARTICIPANTS IN THE LOAN; (D) THE DIRECTORS, OFFICERS, PARTNERS, EMPLOYEES AND AGENTS OF STATE FARM; AND (E) THE HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS OF EACH OF THE FOREGOING PERSONS OR ENTITIES IN THEIR CAPACITIES AS SUCH (EACH AN "INDEMNIFIED PARTY") FROM AND AGAINST, AND REIMBURSE THEM ON DEMAND FOR, ANY AND

ALL LOSSES IN CONNECTION WITH THE PERSONAL LIABILITY SET FORTH IN SECTION 7.14.   TO THE EXTENT PERMITTED BY LAW, WITHOUT LIMITATION, THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNIFIED PARTY WITH RESPECT TO MATTERS WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNIFIED PARTY, IT BEING THE INTENT OF THE PARTIES THAT THE NEGLIGENCE OF SUCH PARTIES BE EXPRESSLY COVERED HEREBY.  However, such indemnities shall not apply to the extent that the subject of the indemnification is caused by or arises out of the gross negligence or willful misconduct of any Indemnified Party.  Any amount to be paid under this Section by Borrower to an Indemnified Party shall be a demand obligation owing by Borrower (which Borrower hereby promises to pay) to State Farm, as part of the Indebtedness, even if in excess of the amount committed by State Farm under Section 2.1, and secured by the Loan Documents.  Nothing in this Section, elsewhere in this Agreement or in any other Loan Document shall limit or impair any rights or remedies of State Farm, or any other Indemnified Party (including, without limitation, any rights of contribution or indemnification), against Borrower or any other person under any other provision of this Agreement, any other Loan Document, any other agreement or any applicable Governmental Requirement.  The liability of Borrower or any other person under this indemnity shall not be limited or impaired in any way by (i) the release, foreclosure or other termination of the Mortgage, the payment in full of the Indebtedness, any bankruptcy or other debtor relief proceeding, or any other event whatsoever; and (ii) any provision in the Loan Documents or applicable law limiting Borrower's or such other person's liability or State Farm's recourse or rights to a deficiency judgment, or by any change, extension, release, inaccuracy, breach or failure to perform by any party under the Loan Documents, Borrower's (and, if applicable, such other person's) liability hereunder being direct and primary and not as a guarantor or surety.

Section 4.24    State Farm's Action for its Own Protection Only.  The authority herein conferred upon State Farm, and any action taken by State Farm to inspect the Secured Property, procure waivers or sworn statements and approve contracts, subcontracts, purchase orders and Plans, will be exercised and taken by State Farm for State Farm's protection only and may not be relied upon by Borrower for any purposes whatever. State Farm shall not be deemed to have assumed any responsibility to Borrower with respect to any such action herein authorized or taken by State Farm or with respect to the proper construction of the Improvements on the Secured Property, performance of contracts, subcontracts or purchase orders by any Contractor, subcontractor or material supplier or prevention of mechanics' liens from being claimed or asserted against any of the Secured Property.  Any review, investigation or inspection conducted by State Farm or any Inspecting Architects/Engineers retained by State Farm to verify independently Borrower's satisfaction of any conditions precedent to Loan disbursements under this Agreement, Borrower's performance of any of the covenants, agreements and obligations of Borrower under this Agreement or the validity of any representations and warranties made by Borrower hereunder (regardless of whether the party conducting such review, investigation or inspection shall have discovered that any of such conditions precedent were not satisfied or that any such covenants, agreements or obligations were not performed or that any such representations or warranties were not true), shall not affect (or constitute a waiver by State Farm of) (a) any of Borrower's representations and warranties under this Agreement or State Farm's reliance thereon; or (b) State Farm's reliance upon any certifications of Borrower, the Contractor or the Architect required under this Agreement or any other facts, information or reports furnished to State Farm by Borrower hereunder.

Section 4.25    Appraisals.  The Initial Appraisal has been delivered to, and approved by State Farm.  Prior to Conversion, State Farm may at its option obtain a Final Appraisal at Borrower's expense. Prior to the funding of the Additional Funding Amount, State Farm may at its option obtain the Additional Funding Appraisal. After Conversion State Farm may at its option obtain at Borrower's expense, once every twelve (12) months or as otherwise requested by State Farm (but in no event more often than once each year), an additional appraisal of the Secured Property or any part thereof.  Each such appraisal shall be prepared on the same basis as the Initial Appraisal and the Final Appraisal.  The costs of each appraisal shall be payable by Borrower to State Farm within ten (10) days following written demand therefor (which obligation Borrower hereby promises to pay).

Section 4.26    Foundation Survey.  Not later than thirty (30) days after completion of each foundation with respect to the Improvements, Borrower shall furnish to State Farm a survey of the Land with such foundation located thereon, and also satisfying the requirements set forth in Exhibit D.

Section 4.27    Security Deposits.  Borrower shall deposit and maintain all security deposits from the operation of the Secured Property in a separate account or accounts approved by State Farm exclusively for such security deposits.  In addition, the depository bank must be acceptable to State Farm and State Farm shall have the right, from time to time, to require Borrower to change depository banks. State Farm shall have the absolute right to monitor such account(s) and to cause Borrower to contribute funds to such account(s) when in State Farm's sole discretion amounts in such account(s) are not equal to the security deposits under all Leases.

Section 4.28    Management Contracts.  Borrower shall not enter into, modify, amend, terminate or cancel any management contracts for the Secured Property or agreements with agents or brokers, without the prior written approval of State Farm, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 4.29    Assignment of Construction Contract.  As additional security for the payment of the Loan, Borrower hereby transfers and assigns to State Farm and grants State Farm a security interest in all of Borrower's right, title and interest in and to (but not its liability for any breach under) each Construction Contract upon the following terms and conditions:

(a)    Borrower represents and covenants that the copy of any Construction Contract Borrower has furnished or will furnish to State Farm is and shall be a true and complete copy thereof and that Borrower's interest therein is not subject to any claim, setoff or encumbrance;

(b)    Borrower shall obtain and deliver to State Farm the consent and  acknowledgement of the applicable Contractor (the "Contractor's Consent") to the provisions of this assignment in form and substance satisfactory to State Farm;

(c)    Neither this assignment nor any action by State Farm shall constitute an assumption by State Farm of any obligation under any Construction Contract and Borrower shall continue to be liable for all obligations of Borrower thereunder, Borrower hereby agreeing to perform all of its obligations under each Construction Contract;

(d)    At Borrower’s expense, State Farm shall have the right at any time (but shall have no obligation) to take in its name or in the name of Borrower such action as State Farm may at any time determine to be necessary or advisable to cure any default under any Construction Contract or to protect the rights of Borrower or State Farm thereunder.  State Farm shall incur no liability if any action so taken by it or in its behalf shall prove to be inadequate or invalid;

(e)    Borrower hereby irrevocably constitutes and appoints State Farm as Borrower's attorney-in-fact, in Borrower's name or in State Farm's name, to enforce all rights of Borrower under the Construction Contract; provided, however, State Farm shall not exercise any such rights unless an Event of Default shall have occurred and be continuing;

(f)    Prior to the occurrence of an Event of Default, Borrower shall have the right to exercise its rights as owner under each Construction Contract, provided that Borrower shall not cancel or amend any Construction Contract or do or suffer to be done any act which would impair the security constituted by this assignment without the prior written consent of State Farm; and

(g)    This assignment shall inure to the benefit of State Farm, its successors and assigns, including any purchaser upon foreclosure of the Mortgage, any receiver in possession of the Secured Property and any corporation or other entity formed by or on behalf of State Farm which assumes State Farm's rights and obligations under this Agreement.

Section 4.30    Assignment of Architectural Contract, Engineering Contract and Plans.  As additional security for the payment of the Loan, Borrower hereby transfers and assigns to State Farm and grants to State Farm a security interest in all of Borrower's right, title and interest in and to (but not its liability for any breach under) the Architectural Contract, the Engineering Contract and the Plans upon the following terms and conditions:

(a)    Each schedule of the Plans delivered or to be delivered to State Farm is and shall be a complete and accurate description of the Plans;

(b)    Borrower represents and covenants that the copy of any Architectural Contract and Engineering Contract Borrower has furnished or will furnish to State Farm is and shall be a true and complete copy thereof and Borrower’s interest therein is not subject to any claim, setoff or encumbrance;

(c)    Borrower shall obtain and deliver to State Farm the consent and acknowledgement of the Architect (the "Architect's Consent") and/or Engineer (the "Engineer's Consent") to the provisions of this assignment in form and substance satisfactory to State Farm;

(d)    Borrower represents and covenants that the Plans are complete and adequate for the construction of the Improvements and there have been no modifications thereof except as described in such schedule.  The Plans shall not be modified without the prior written consent of State Farm;

(e)    State Farm may use the Plans for any purpose relating to the Improvements including, without limitation, inspections of construction and the completion of the Improvements;

(f)    State Farm's acceptance of this assignment shall not constitute approval of the Plans by State Farm.  State Farm has no liability or obligation whatsoever in connection with the Plans and no responsibility for the adequacy thereof or for the construction of the Improvements contemplated by the Plans.  State Farm has no duty to inspect the Improvements and, if State Farm should inspect the Improvements, State Farm shall have no liability or obligation to Borrower arising out of such inspection.  No such inspection nor any failure by State Farm to make objections after any such inspection shall constitute a representation by State Farm that the Improvements are in accordance with the Plans or any other requirement or constitute a waiver of State Farm's right thereafter to insist that the Improvements be constructed in accordance with the Plans and all other requirements;

(g)    Neither this assignment nor any action by State Farm shall constitute an assumption by State Farm of any obligation under the Architectural Contract or the Engineering

Contract and Borrower shall continue to be liable for all obligations of Borrower thereunder, Borrower hereby agreeing to perform all of its obligations under the Architectural Contract and  the Engineering Contract;

(h)    At Borrower’s expense, State Farm shall have the right at any time (but shall have no obligation) to take in its name or in the name of Borrower such action as State Farm may at any time determine to be necessary or advisable to cure any default under the Architectural Contract or the Engineering Contract or to protect the rights of Borrower or State Farm thereunder.  State Farm shall incur no liability if any action so taken by it or in its behalf shall prove to be inadequate or invalid;

(i)    Borrower hereby irrevocably constitutes and appoints State Farm as Borrower's attorney-in-fact, in Borrower's name or in State Farm's name, to enforce all rights of Borrower under the Architectural Contract and the Engineering Contract; provided, however, State Farm shall not exercise any such rights unless an Event of Default shall have occurred and be continuing;

(j)    Prior to the occurrence of an Event of Default, Borrower shall have the right to exercise its rights as owner under the Architectural Contract and the Engineering Contract, provided that Borrower shall not cancel or amend the Architectural Contract and the Engineering Contract or do or suffer to be done any act which would impair the security constituted by this assignment without the prior written consent of State Farm;

(k)    Upon the occurrence of an Event of Default, State Farm shall have the right to alter, modify or change the Plans as determined in State Farm’s sole discretion; and

(l)    This assignment shall inure to the benefit of State Farm, its successors and assigns, including any purchaser upon foreclosure of the Mortgage, any receiver in possession of the Secured Property and any corporation or other entity formed by or on behalf of State Farm which assumes State Farm's rights and obligations under this Agreement.

ARTICLE 5 -- DEFAULT AND REMEDIES

Section 5.1    Events of Default.  It shall constitute an event of default (“Event of Default”) under this Agreement and, at the option of State Farm, under the other Loan Documents, if any of the following events shall occur:

(a)    Failure to Pay Indebtedness or other Monetary Default.  Any of the Indebtedness is not paid when due, whether by acceleration or otherwise, or Borrower defaults under any other monetary obligation herein;

(b)    Nonperformance of Covenants herein set forth.  Any non-monetary covenant, agreement or condition herein is not fully and timely performed, observed or kept, and (except with respect to monetary covenants, including, without limitation, the failure to pay any of the Indebtedness when due, and those covenants, agreements and conditions set forth in Sections 4.3, 4.7, 4.8, 4.10, 4.15, 4.17, 4.19, 4.20 and 4.21) such failure is not cured within thirty (30) days following written notice of such failure from Lender to Borrower (the “Grace Period”); provided, however, that State Farm shall extend any applicable Grace Period up to ninety (90) days if State Farm determines in good faith that: (i) such default cannot reasonably be cured within such Grace Period but can be cured within ninety (90) days; (ii) no lien or security interest created by the Loan Documents shall be impaired prior to the anticipated completion of such cure; and (iii) State Farm’s immediate exercise of any remedies provided in this Loan Agreement or by law is not necessary for the protection or preservation of the Secured Property or State Farm’s security interest therein or lien thereon, and Borrower shall promptly commence and diligently pursue the cure of such default;

(c)    Default in any other Loan Document.  A default or event of default occurs under any Loan Document, other than this Agreement, and the same is not remedied within the applicable period of grace (if any) or notice and opportunity to cure (if any) provided in such Loan Document;

(d)    Representations.  Any statement, representation or warranty in any of the Loan Documents, or in any financial statement or any other writing heretofore or hereafter delivered to Lender in connection with the Indebtedness is false, fraudulent, misleading or erroneous in any material respect on the date or on the date as of which such statement, representation or warranty is made or deemed remade;

(e)    Failure to Obtain an Advance.  Borrower fails to satisfy all conditions to an Advance for a period in excess of fifteen (15) days after submission of an Application for Advance;

(f)    Injunction.  Any court of competent jurisdiction enjoins construction of any of the Improvements or enjoins or prohibits Borrower or State Farm from performing this Agreement or any of the other Loan Documents and such injunction or order is not vacated within thirty (30) days after the granting thereof;

(g)    Litigation Against Borrower or Guarantor.  Any suit is filed against Borrower or Guarantor, which if adversely determined, in State Farm’s reasonable judgment, could substantially impact the ability of Borrower or Guarantor to perform each and every one of its obligations under the Loan Documents;

(h)    Abandonment.  Borrower (or any other owner of the Secured Property) abandons any or all of the Secured Property;

(i)    [Reserved];

(j)    Failure to Satisfy Conversion Conditions. If Borrower shall fail to satisfy the Conversion Conditions in accordance with the terms of this Agreement prior to the Initial Maturity Date; and

(k)    Event of Default Under the Additional State Farm Financing Loan Documents. An Event of Default (as defined in the Additional State Farm Financing Loan Documents) shall exist under any of the Additional State Farm Financing Loan Documents.

Section 5.2    Certain Remedies.  Should an Event of Default occur, State Farm may, at its election, do any one or more of the following without notice (unless and to the extent notice is required by applicable statute):

(a)    Declare the Indebtedness, or any part thereof, immediately due and payable, without presentment, demand, protest, notice of protest, declaration or notice of acceleration or intention to accelerate, or any other notice or declaration or act of any kind, all of which are hereby expressly waived by Borrower;

(b)    Terminate its commitment to lend and any obligation to disburse any Borrower's Deposit hereunder;

(c)    Reduce any claim to judgment; or

(d)    Exercise any and all rights and remedies afforded by any of the Loan Documents, or by law or equity or otherwise, as State Farm shall deem appropriate.

Section 5.3    Completion of Construction, Etc.  Upon the occurrence of an Event of Default, State Farm shall have the right, in addition to any other right or remedy of State Farm, but not the obligation, in its own name or in the name of Borrower, to enter into possession of the Secured Property, to perform all work necessary to complete the construction of the Improvements substantially in accordance with the Plans (or the Plans as altered, modified or changed as determined in State Farm’s sole discretion), and the Governmental Requirements and to employ watchmen and other safeguards to protect the Secured Property.  Borrower hereby appoints State Farm as the attorney-in-fact of Borrower with full power of substitution, and in the name of Borrower, if State Farm elects to do so, upon the occurrence of an Event of Default, to (a) use such sums as are necessary, including any proceeds of the Loan and the Borrower's Deposit to make such changes or corrections in the Plans and employ such architects, engineers, and contractors as may be required for the purpose of completing the construction of the Improvements substantially in accordance with the Plans as altered, modified or changed, Governmental Requirements, and the requirements of any lease, if applicable; (b) execute all applications and certificates in the name of Borrower which may be required for completion of construction of the Improvements; (c) endorse the name of Borrower on any checks or drafts representing proceeds of any insurance, or other checks or instruments payable to Borrower with respect to the Secured Property; (d) do every act with respect to the construction of the Improvements which Borrower may do; and (e) prosecute or defend any action or proceeding incident to the Secured Property.  The power of attorney granted hereby is a power coupled with an interest, is irrevocable and shall not terminate on disability of the principal.  As specified in Section 4.12, State Farm shall have no obligation to undertake any of the foregoing actions and, if State Farm should do so, it shall have no liability to Borrower for the sufficiency or adequacy of any such actions taken by State Farm.

Section 5.4    Performance by State Farm on Borrower's Behalf.  Borrower agrees that, if Borrower fails to perform any act or to take any action which under any Loan Document Borrower is required to perform or take, or to pay any money which under any Loan Document Borrower is required to pay, and there exists an Event of Default hereunder or thereunder, State Farm, in Borrower's name or its own name, may, but shall not be obligated to, perform or cause to be performed such act or take such action or pay such money and any expenses so incurred by State Farm and any money so paid by State Farm, shall be an obligation owing by Borrower to State Farm (which obligation Borrower hereby promises to pay within ten (10) days after written demand therefor by State Farm) and State Farm, upon making such payment, shall be subrogated to all of the rights of the person, entity or body politic receiving such payment.  State Farm shall have the right to enter upon the Secured Property for any such purposes.  No such payment or performance by State Farm shall waive or cure any Event of Default or waive any right, remedy or recourse of State Farm.  Any such payment may be made by State Farm in reliance on any statement, invoice or claim without inquiry into the validity or accuracy thereof.  Each amount due and owing by Borrower to State Farm pursuant to this Section shall bear interest each day, from and after the tenth (10) day after demand therefor by State Farm until paid, at the same rate as is provided in the Note for interest on past due payments owed on the Note and all such amounts, together with such interest thereon, shall be a part of the Indebtedness and shall be secured by the Mortgage.  The amount and nature of any such expense and the time when paid shall be fully established by the certificate of State Farm or any of State Farm's officers or agents.

Section 5.5    Remedies Cumulative.  All remedies provided for herein and in any other Loan Document are cumulative of each other and of any and all other remedies existing at law or in equity and State Farm shall, in addition to the remedies provided herein or in any other Loan Document, be entitled to avail itself of all such other remedies as may now or hereafter exist at law or in equity for the collection of the Indebtedness and the enforcement of the covenants herein and the foreclosure of the liens and security interests evidenced by the Mortgage or any other Loan Document and the resort to any remedy provided for hereunder or under any such other Loan Document or provided for by law or in equity shall not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies.

ARTICLE 6 -- LEASING AND TENANT MATTERS

Section 6.1    Leases.  Except as set forth in Section 6.2 below, Borrower shall lease tenant space in the Improvements pursuant to the terms and conditions set forth in the Mortgage and the Assignment of Rents and Leases.

Section 6.2    Approval of Leases Prior to Conversion.  All Leases (whether designated as “Major Leases” or otherwise in the Mortgage) executed prior to the recordation of State Farm’s Mortgage must be acceptable in form and content to State Farm and all tenants under the Leases must sign State Farm’s Tenant Estoppel Certificate and SNDA.

Section 6.3    Cash Flow Sweep Escrow.  The Ford Major Lease has a lease term of 150 months (“Initial Lease Term”).  Pursuant to the terms of the Ford Major Lease, the Ford Major Tenant has the option to extend the Initial Lease Term for an additional sixty (60) month period by giving to the Borrower written notice (“First Extension Notice”) at least 270 days prior to the expiration date of the Initial Lease Term.  Borrower agrees that in the event the Ford Major Tenant does not exercise the option to extend the Initial Lease Term by giving the First Extension Notice as required under the terms of the Ford Major Lease, (A) Borrower shall immediately execute and deliver to State Farm the Cash Flow Escrow Agreement and cause the Cash Flow Sweep Account (as defined in the Cash Flow Escrow Agreement) to be opened, and (B) beginning on the first day of the ninth (9th) month prior to the expiration date of the Initial Lease Term and continuing for a period of nine (9) months thereafter (the “Cash Flow Escrow Period”), in addition to the regular Monthly Payment required under the Note, the Borrower shall pay to the Escrow Agent on behalf of State Farm pursuant to the Cash Flow Escrow Agreement an amount equal to the amount by which the monthly rents received under the Ford Major Lease exceed the sum of (i) the Monthly Payment required under the Promissory Note; and (ii) monthly operating expenses for the Secured Property including, without limitation, taxes and insurance (collectively the “Cash Flow Sweep Amount”).  For the purpose of determining the monthly operating expenses for the Cash Flow Sweep Amount, which shall be subject to State Farm’s approval, no amount paid to Borrower or any affiliate of Borrower shall be deemed an operating expense. The Borrower shall deposit the Cash Flow Sweep Amount in escrow with the Escrow Agent for the purpose of the payment of future tenant improvements and leasing commissions for the Secured Property.  On the first day of each month during the Cash Flow Escrow Period, Borrower shall deposit with Escrow Agent the applicable Cash Flow Sweep Amount and shall deliver to State Farm and Escrow Agent written reports certified by the chief financial officer of Borrower as true and correct (the “Cash Flow Reports”) detailing the calculation of the Cash Flow Sweep Amount.  Such Cash Flow Reports shall be in form and substance reasonably satisfactory to State Farm and shall be accompanied by such financial reports, statements or other supporting documentation that State Farm may request in its sole discretion including, without limitation, the following: (i) balance sheets; (ii) profit and loss statements; (iii) month-end check register and copies of invoices; (iv) month-end accounts payable aging report; (v) bank reconciliations with bank statements for all cash accounts; and (vi) month-end rent roll.

Section 6.4    Tenant Expansion Option; Right of First Offer; Subordinate Financing.  The Ford Major Lease grants the Ford Major Tenant an expansion option whereby the Ford Major Tenant has an option (the “Expansion Option”) to cause Borrower, as Landlord, to construct for the Ford Major Tenant an expansion to the existing building to increase the size by approximately 54,000 square feet (the “Expansion Premises”).  Notwithstanding anything contained in the Loan Documents to the contrary, in the event the Ford Major Tenant exercises the Expansion Option, the Borrower may obtain additional financing secured by the Secured Property, subject to the terms and conditions set forth in this Section.

A.    In the event the Borrower seeks such additional financing secured by the Secured Property, it shall first offer such financing opportunity to State Farm (the “Additional State Farm Financing”). State Farm’s determination of whether to extend the Additional State Farm Financing and the terms and conditions governing the Additional State Farm Financing shall be determined by State Farm in its sole discretion.  Any request for Additional State Farm Financing shall be subject, at minimum, to the following conditions in addition to any such other conditions imposed by State Farm at the time of request for the Additional State Farm Financing:

(i)    There shall be no Event of Default under any of the Loan Documents in existence on the date of closing of such Additional State Farm Financing and no event shall have occurred as of such date which, with the passage of time, the giving of notice, or both, would constitute an Event of Default under any of the Loan Documents;

(ii)    Upon exercise of the Expansion Option by the Ford Major Tenant, Borrower shall provide State Farm with written notice (the “Financing Notice”) of such exercise, which shall include the Total Expansion Costs (as defined in the Ford Major Lease) as well as Borrower’s then-current projection as to the rent payable for the Expansion Premises and the Market Rate Fixed Rent (as defined in the Ford Major Lease) payable for the Premises (excluding the Expansion Premises) and for the Renewal Period(s) (as defined in the Ford Major Lease) agreed to by Ford Major Tenant in writing in connection with its exercise of the Expansion Option;

(iii)    State Farm shall receive, at no cost or expense to State Farm, an endorsement to State Farm’s Mortgage Loan Title Insurance Policy, in form and substance satisfactory to State Farm, insuring the continuing validity and first priority of State Farm’s lien securing the Indebtedness;

(iv)    The Borrower shall pay for all costs and expenses associated with the documentation evidencing or securing the Additional State Farm Financing including, without limitation, the reasonable fees and expenses of State Farm’s outside counsel;

(v)    State Farm shall receive a new Phase I Environmental Report;

(vi)    The individual and combined Debt Service Coverage Ratio under the (i) Additional State Farm Financing and (ii) the Loan (including, without limitation, the Additional Funding, if advanced), respectively, shall be at least 1.35 to 1.0.

(vii)    The amount of the Additional State Farm Financing, individually, and the initial Loan and Additional State Farm Financing collectively shall not exceed sixty-five percent (65%) of the value, respectively, of (i) the additional improvements to the Secured Property; and (ii) the Secured Property as completed with the additional improvements in place, each as determined by State Farm.

(viii)    The Debt Yield must be at least nine percent (9%).

(ix)    In addition to the payment of all costs and expenses relative to the Additional State Farm Financing referenced above, the Borrower shall pay an administrative fee to State Farm in the amount of $5,000.

B.    In the event that State Farm elects not to extend the Additional State Farm Financing to the Borrower after having been first offered such financing opportunity by Borrower, then Borrower shall be entitled to obtain subordinate secondary mortgage financing (“Secondary Financing”) encumbered by the Secured Property, inferior to the lien of State Farm’s first Mortgage and in form and content satisfactory to State Farm in State Farm’s sole discretion, subject to the following terms and conditions:

(i)    There shall be no Event of Default under any of the Loan Documents in existence on the date of closing of such Secondary Financing and no event shall have occurred as of such date which, with the passage of time, the giving of notice, or both, would constitute an Event of Default under any of the Loan Documents.

(ii)    State Farm shall receive, at no cost or expense to State Farm, an endorsement to State Farm’s Mortgage Loan Title Insurance Policy, in form and substance satisfactory to State Farm, insuring the continuing validity and first priority of State Farm’s lien securing the Indebtedness.

(iii)    State Farm may reinstate its rights to require escrow deposits of real estate taxes and insurance premiums, if previously waived.

(iv)    The Borrower shall pay for any costs and expenses associated with reviewing and processing of the Secondary Financing documentation including, without limitation, the reasonable fees and expenses of State Farm’s outside counsel.

(v)    An event of default under the documents evidencing and/or securing the Secondary Financing which continues beyond any applicable notice and grace period shall constitute an Event of Default under the Loan Documents.

(vi)    The lender for the Secondary Financing (“Secondary Lender”), which shall be subject to State Farm’s approval, shall expressly acknowledge the priority of the debt, liens and security interests of State Farm over the debt, liens and security interests of the Secondary Financing, in a subordination agreement between State Farm and the Secondary Lender satisfactory in form and substance to State Farm (“Subordination Agreement”).  Failure to include any of the following provisions in the Subordination Agreement shall constitute a default under State Farm’s Note, and Mortgage.  The Subordination Agreement shall provide, without limitation, that:

(a)    Secondary Lender shall provide State Farm with written notice of any default under any document evidencing or securing such Secondary Financing concurrent with giving such notice to Borrower, copies of all such further notices to Borrower relating to such default and copies of any foreclosure proceedings involving the Borrower or the Secured Property;

(b)    Any assignment of rents and leases as security for the Secondary Financing will be permitted only if the Secondary Lender specifically acknowledges that its interest in the rents and leases is subordinate to State Farm’s right as set forth under the existing Mortgage and Assignment of Rents and Leases and that the Secondary Lender agrees that upon an Event of Default under any of State Farm’s Loan Documents, Secondary lender will not collect or otherwise accept payments under any of the Loan Documents evidencing and/or securing such Secondary Financing;

(c)    The terms of the Secondary Financing, including provisions for further advances of principal, shall not be changed without the written consent of State Farm;

(d)    State Farm may, without affecting the first priority of its mortgage lien or the subordination of the Secondary Financing and without obtaining the consent of the Secondary Lender (1) release or compromise any obligation in State Farm’s Loan Documents; (2) modify or amend any of State Farm’s Loan Documents; (3) release its liens in or surrender, release or permit any substitution or exchange of all or any part of any properties securing repayment of the Note; and (4) retain or obtain a lien in any property to further secure payment of the Note;

(e)    No leases shall be subordinated to the Secondary Financing without approval in writing by State Farm of the subordination, non-disturbance and attornment agreement with the Secondary Lender and no lease of the Premises will be terminated in a foreclosure action without the written the consent of State Farm;

(f)    Insurance proceeds and condemnation awards shall be made in accordance with the provisions of State Farm’s Mortgage;

(g)    Any assignee of the documents for the Secondary Financing will be bound by the terms of the Subordination Agreement; and

(h)    Secondary Lender will agree that if voluntary or involuntary bankruptcy proceedings are filed by, or against, the Borrower, Secondary Lender shall not vote any claim Secondary Lender may have or may be entitled to have against such Borrower for or against any proposition which State Farm determines could have a material adverse effect on State Farm’s claim against Borrower by reason of any of State Farm’s Loan Documents, without State Farm’s prior written consent.

(vii)    The individual and combined Debt Service Coverage Ratio under (i) the Secondary Financing and (ii) the Loan and the Secondary Financing, respectively, shall be at least 1.35 to 1.0 on a pro forma basis.

(viii)    The amount of the Secondary Financing, individually, and the combined Loan and Secondary Financing shall not exceed sixty-five percent (65%) of the value, respectively, of (i) the additional improvements to the Secured Property; and (ii) the Secured Property as completed with the additional improvements in place, each as determined by State Farm in its commercially reasonable judgment.

(ix)    The Debt Yield must be at least nine percent (9%) on a pro forma basis.

(x)    In addition to the payment of all costs and expenses relating to the Secondary Financing referenced above, the Borrower shall pay an administrative fee to State Farm in the amount of $5,000.

ARTICLE 7 -- GENERAL TERMS AND CONDITIONS

Section 7.1    Notices, Consents, and Approvals.  Any notice, consent or approval and other communications that State Farm or Borrower may desire or be required to give to the other shall be in writing and shall be mailed or delivered to the intended recipient thereof at its address set forth below or at such other address as such intended recipient may from time to time by notice in writing designate to the sender pursuant hereto.  Any such notice, consent or approval shall be deemed effective if given (a) by nationally recognized overnight courier for next day delivery three (3) business days after delivery to such courier; (b) by United States mail (registered or certified), three (3) business days after such communication is deposited in the mails; or (c) in person, when written acknowledgment of receipt thereof is given.  Except as otherwise specifically required herein, notice of the exercise of any right or option granted to State Farm by this Agreement is not required to be given.

(a) If to State Farm:

State Farm Life Insurance Company
One State Farm Plaza
Bloomington, Illinois 61710
Attn: Investment Department E-7

Mortgage and Real Estate Division
Loan No. 14584

and

McCarter & English, LLP
Four Gateway Center
100 Mulberry Street
Newark, New Jersey 07102
Attn: Jeffrey Petit, Esq.

(b) If to Borrower:

Tradeport Development VI, LLC
c/o Griffin Industrial Realty, Inc.
641 Lexington Avenue
26th Floor
New York, New York 10022
Attn: Michael S. Gamzon

and

Griffin Industrial Realty, Inc.
204 West Newberry Road
Bloomfield, Connecticut 06002
Attn: Anthony J. Galici

and

Murtha Cullina LLP
CityPlace I, 185 Asylum Street
Hartford, Connecticut 06103-3469
Attn: Thomas M. Daniells

Either party’s failure to give a copy of any notice to the other party’s counsel shall not invalidate any notice given to either party hereunder.

Section 7.2    Modifications.  No provision of this Agreement or of any of the other Loan Documents may be modified, waived or terminated except by instrument in writing executed by the party against whom a modification, waiver or termination is sought to be enforced.

Section 7.3    Severability.  In case any of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 7.4    Election of Remedies.  State Farm shall have all of the rights and remedies granted in this Agreement and in all of the other Loan Documents and available at law or in equity and these same rights and remedies shall be cumulative and may be pursued separately, successively or concurrently against Borrower, Guarantor or any Secured Property covered under the Loan Documents at the sole discretion of State Farm.  The exercise or failure to exercise any of the same shall not constitute a waiver or release thereof or of any other right or remedy, and the same shall be nonexclusive.

Section 7.5    Form and Substance.  All documents, certificates, insurance policies and other items required under this Agreement to be executed and/or delivered to State Farm shall be in form and substance satisfactory to State Farm.

Section 7.6    Controlling Agreement.  All agreements between Borrower and State Farm, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand or acceleration of the maturity of the Note or otherwise, shall the interest paid or agreed to be paid to State Farm exceed the maximum amount permissible under applicable law.  If from any circumstances whatsoever, interest would otherwise be payable to State Farm at a rate in excess of that permitted under applicable law, the interest payable to State Farm shall be reduced to the maximum amount permitted under applicable law and if from any circumstance State Farm shall ever receive anything of value deemed interest by applicable law which would exceed interest at the highest lawful rate, an amount equal to any excessive interest shall be applied to the reduction of the principal amount owing to State Farm under this Agreement or under any of the other Loan Documents and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal owing to State Farm under this Agreement and under any of the other Loan Documents, such excess shall be refunded to the Borrower.  All interest paid or agreed to be paid to State Farm shall, to the extent permitted by applicable law, be amortized, prorated, allocated and/or spread throughout the full period until payment in full of the principal of the Indebtedness (including the period of any renewal or extension hereof) so that the interest on account of such Indebtedness for such full period shall not exceed the maximum amount permitted by applicable law.  This Section shall control all agreements between Borrower and State Farm.

Section 7.7    No Third Party Beneficiary.  This Agreement is for the sole benefit of State Farm and Borrower and is not for the benefit of any third party.

Section 7.8    Number and Gender.  Whenever used herein, the singular number shall include the plural and the singular, and the use of any gender shall be applicable to all genders.

Section 7.9    Captions.  The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

Section 7.10    Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE CONTRACTS MADE IN, AND UNDER THE LAWS OF, THE STATE OF CONNECTICUT, AND THEIR VALIDITY, ENFORCEMENT AND INTERPRETATION, SHALL FOR ALL PURPOSES BE

GOVERNED ENTIRELY BY CONNECTICUT LAW, WITHOUT REGARD OF CONFLICT OF LAWS PRINCIPLES, AND APPLICABLE UNITED STATES FEDERAL LAW.

Section 7.11    Relationship of the Parties.  This Agreement provides for the making of loans by State Farm, in its capacity as a lender, to Borrower, in its capacity as a borrower, and for the payment of interest and repayment of principal by Borrower to State Farm.  The relationship between State Farm and Borrower is limited to that of creditor/secured party, on the one hand, and debtor, on the other hand.  The provisions herein for delivery of Financial Statements are intended solely for the benefit of State Farm to protect its interests as lender in assuring payments of interest and repayment of principal, and nothing contained in this Agreement shall be construed as permitting or obligating State Farm to act as a financial or business advisor or consultant to Borrower, as permitting or obligating State Farm to control Borrower or to conduct Borrower's operations and business, as creating any fiduciary obligation on the part of State Farm to Borrower or as creating any joint venture, agency or other relationship between the parties other than as explicitly stated in this Agreement.  Borrower acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and to obtain the advice of experienced counsel in connection with entering into these binding provisions including, without limitation, the provision for waiver of trial by jury.  Borrower further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decisions to apply to State Farm for credit and to execute and deliver this Agreement.

Section 7.12    WAIVER OF JURY TRIAL.  EACH OF BORROWER AND STATE FARM HEREBY COVENANTS AND AGREES THAT, IN CONNECTION WITH ANY DISPUTE ARISING UNDER THIS AGREEMENT OR UNDER ANY OF THE OTHER LOAN DOCUMENTS, IT SHALL NOT ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY AND HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN, KNOWINGLY AND VOLUNTARILY, BY BORROWER AND STATE FARM, AND THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE.  EACH OF BORROWER AND STATE FARM IS HEREBY AUTHORIZED AND REQUESTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES HERETO, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF THE FOREGOING WAIVER OF THE RIGHT TO JURY TRIAL.  FURTHER, BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF STATE FARM, INCLUDING STATE FARM'S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO ANY OF THE UNDERSIGNED THAT STATE FARM WILL NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT OF JURY TRIAL PROVISION.

Section 7.13    Consent to Jurisdiction.  Each of Borrower and State Farm hereby agree that any action or proceeding under this Agreement or under any of the other Loan Documents may be commenced against it in any court of competent jurisdiction within the State of Connecticut.  Each of Borrower and State Farm agree that any such suit, action or proceeding arising out of or relating to this Agreement or to any of the other Loan Documents may be instituted in the United States District Court for the District of Connecticut in which the Secured Property is located and each of Borrower and State Farm hereby waive any objection to the venue of any such suit, action or proceeding.  Nothing herein shall affect the right of State Farm to accomplish service of process in any manner permitted by law.

Section 7.14    Limitation of Liability.  Unless and until the Personal Liability Reduction Conditions have been satisfied in accordance with this Agreement, Borrower (and Guarantor) shall be fully liable for payment of the Indebtedness and performance of the Obligations and the Loan shall be fully recourse to Borrower (and Guarantor).  If the Personal Liability Reduction Conditions have been satisfied in accordance with this Agreement, in consideration of the security provided by Borrower to State Farm for repayment of the Indebtedness including, without limitation, the liens on and security interests in the Secured Property granted pursuant to the Mortgage and the Assignment of the Rents and Leases made pursuant to the Assignments of Rents and Leases, upon the occurrence of an Event of Default hereunder, the Mortgage or under any of the other Loan Documents, State Farm agrees that it shall not, except as otherwise set forth in this Section, seek to enforce, nor shall State Farm be entitled to enforce, any deficiency or monetary judgment against the Guarantor or any shareholder or other affiliate or subsidiary of Guarantor or against Borrower, any partner of Borrower, any member of Borrower, or any other party having a direct or indirect equity interest in Borrower (individually, an "Exculpated Party," and collectively, the "Exculpated Parties"), personally, and shall not levy or execute judgment upon any property of the Exculpated Parties, other than the Secured Property; it being expressly agreed, acknowledged and understood, however, that the foregoing limitation of the liability of an Exculpated Party shall not apply to the extent that such Exculpated Party is, pursuant to the further terms hereof, liable for any Losses (as defined in this Section 7.14) and nothing contained herein shall in any manner or way release, affect or impair:

(a)    The existence of the Indebtedness and Obligations created in and evidenced by the Loan Documents, or, prior to the date that State Farm confirms in writing to Borrower that Conversion has occurred, the joint and several full recourse personal liability of the Liable Parties (as defined below) for all amounts outstanding under the Loan Documents;

(b)    The enforceability of the liens, security interests and assignments created in and granted by the Loan Documents against the Secured Property;

(c)    The enforceability of the Environmental Indemnity Agreement, the Completion Guaranty, the Guaranty and any other guaranty given to State Farm;

(d)    The right of State Farm to recover from Borrower and Guarantor all Indebtedness, including principal, interest and other amounts outstanding under the Loan Documents, following (i) a Transfer (as defined in the Mortgage) of all or any portion of the Secured Property or a Transfer of fifty percent (50%) or more of the interests in the entity (or entities) comprising Borrower, each without the prior written consent of State Farm or in violation of Section 3.11 of the  Mortgage; and/or (ii) the occurrence of any of the bankruptcy-related Events of Default under Sections 4.1(i)(C), 4.1(j), 4.1(k) (solely with respect to authorizing the action set forth in Section 4.1(i)(C)) or 4.1(l) of the Mortgage; or

(e)    The right of State Farm to recover from Borrower and Guarantor (Borrower and Guarantor are sometimes hereafter individually called a "Liable Party" and collectively, the "Liable Parties"), who shall be jointly and severally liable for all Losses incurred by State Farm (whether directly or indirectly) arising from or related to the following:

(i)    The failure to apply any Rents received by any of the Exculpated Parties or Liable Parties at any time after an Event of Default (all such Rents received during such period being herein called "Recoverable Rents") to (A) the payment of any amount due under the Loan Documents including, without limitation, the Indebtedness; (B) the payment of all operating expenses of the Secured Property; or (C) the performance of any Obligations required under the Loan Documents; provided, however, the Liable Parties shall not be liable to State

Farm under this subsection (i) for any Recoverable Rents in excess of the Recoverable Rents applied to the payment of the amounts and the performance of the obligations set forth in (A), (B) and (C) above;

(ii)    The misapplication or misappropriation of any tenant security deposits, advance or prepaid Rents, cancellation or termination fees or other similar sums paid to or held by Borrower, any affiliate of Borrower or any other Person (other than State Farm) in connection with the operation of the Secured Property in violation of the Loan Documents or any Leases affecting the Secured Property;

(iii)    The willful or wanton act or omission on the part of any of the Exculpated Parties or Liable Parties resulting in damage to or destruction of all or any portion of the Secured Property including, without limitation, waste or any act of arson or malicious destruction by any of the Exculpated Parties or Liable Parties;

(iv)    The failure to maintain insurance as required by the Loan Documents or any Leases affecting the Secured Property or the failure to timely pay insurance premiums, real estate taxes, regular or special assessments or utility charges affecting the Secured Property;

(v)    The failure of the Exculpated Parties or Liable Parties to deliver to State Farm any "Proceeds" (as defined in the Mortgage) received by any of them relating to the Secured Property, or to use such Proceeds for Restoration of the Secured Property in accordance with the terms of the Loan Documents;

(vi)    Any fraud or willful misrepresentation of a material fact by any of the Exculpated Parties or Liable Parties in any document executed or presented to State Farm in connection with the Loan;

(vii)    The failure on the part of any of the Exculpated Parties or Liable Parties to comply with the provisions of the Environmental Indemnification Agreement.  Notwithstanding anything contained herein to the contrary, the indemnification obligations under this subsection (vii) shall not apply to any costs incurred by or imposed upon State Farm which arise solely as a consequence of a condition coming into existence on the Secured Property subsequent to the time of both State Farm taking title to the Secured Property by foreclosure or deed in lieu of foreclosure and State Farm taking physical possession of the Secured Property, unless such costs are incurred in connection with an event or events related to a condition existing at the Secured Property prior to or at the time of transfer of title and physical possession of the Secured Property to State Farm; provided, however, Borrower shall bear the burden of proof that such event or events: (A) occurred subsequent to the transfer of title and physical possession to State Farm; and (B) did not occur as a result of any action of any of the Exculpated Parties or Liable Parties; or

(viii)    The failure to enter into the Cash Flow Escrow Agreement in accordance with the terms of Section 6.3 of this Loan Agreement or deposit the Cash Flow Sweep Amount into the Cash Flow Sweep Account (as defined in the Cash Flow Escrow Agreement) in accordance with the terms of the Cash Flow Escrow Agreement.

As used herein, "Losses" means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, costs, fines, penalties, charges, fees, expenses (including, without limitation, reasonable legal fees and expenses and other costs of defense and internal administrative fees assessed by State Farm), judgments, awards and amounts paid in settlement of whatever kind or nature.

As used herein, "Personal Liability Reduction Conditions" means the Conversion Conditions have been satisfied by Borrower.  If State Farm elects Conversion without satisfaction of the Conversion Conditions, the occurrence of Conversion will not, itself, fulfill this requirement.

If the inability of Borrower to satisfy the Conversion Conditions is due to the then outstanding principal balance of the Loan being in excess of (i) 75% of the acquisition and construction costs of the Project or (ii) 65% of the Appraisal Value determined pursuant to Section 4.24, the satisfaction of that condition may be accomplished by a Ratio Adjustment Payment by Borrower prior to the end of the Construction Loan Period. No Prepayment Fee (as defined in the Note) will be required in connection with any Ratio Adjustment Payment made by Borrower.

Section 7.15    Negotiation.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, there shall be no presumption or burden of proof which arises favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 7.16    Conflicting Terms.  In the event of a conflict or apparent conflict between or among the terms and provisions of this Agreement and the other Loan Documents, the parties shall give the provisions their broadest interpretation so as to reconcile the conflict or apparent conflict.  If such an interpretation is not possible, or if the parties cannot agree on such an interpretation, State Farm, in its sole discretion, shall designate the provision which most closely approximates its intention with respect to the subject matter at the time of execution of the Loan Documents and such provision shall govern.  Borrower hereby agrees that such a procedure does not prejudice its rights under the Loan Documents insofar as Borrower has accepted and agreed to be bound by all of the terms and conditions of this Agreement and of the Loan Documents by its execution hereof and thereof.

Section 7.17    Substitute Guarantor.  Within one hundred eighty (180) days (30 days if prior to Conversion) after the death of any individual Guarantor, or within ninety (90) days (30 days if prior to Conversion) after the dissolution or cessation of business of an entity Guarantor (such entity Guarantor being herein called a "dissolved Guarantor"), Borrower shall propose in writing to State Farm the name of a Person (as defined in the Mortgage) or entity to act as a successor Guarantor (the "Successor Guarantor") and to assume all of the obligations and liabilities of the deceased or dissolved Guarantor under the Loan Documents including, without limitation, the obligations and liabilities in Section 7.14 hereof that are personal obligations and liabilities of Guarantor and Borrower.  The proposed Successor Guarantor’s identity, composition, financial condition and creditworthiness, experience, character and business reputation shall be reasonably acceptable to State Farm.  If the proposed Successor Guarantor is acceptable to State Farm, the Successor Guarantor shall promptly, and in no event, more than two hundred seventy (270) days (60 days if prior to Conversion) following the death of an individual Guarantor or one hundred eighty (180) days (60 days if prior to Conversion) following the dissolution or cessation of business of an entity Guarantor, as applicable, execute all documents and instruments reasonably requested by State Farm to assume all of the obligations and liabilities of the deceased or dissolved Guarantor under the Loan Documents (the "Guaranty Documents").  Borrower shall pay all costs and expenses incurred by State Farm relating to the approval of the proposed Successor Guarantor and the preparation and review of the Guaranty Documents including, without limitation, the reasonable fees and expenses of State Farm’s outside counsel.  The provisions of this Section 7.17 shall also apply in the event of the death of any individual Successor

Guarantor or the dissolution or cessation of business of any entity Successor Guarantor.

Section 7.18    Entire Agreement.  THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

Section 7.19    Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original document, but all of which will constitute one and the same document.

Section 7.20    PREJUDGMENT REMEDY WAIVER.  BORROWER ACKNOWLEDGES THAT THE LOAN BEING MADE IS FOR COMMERCIAL PURPOSES AND, IN ADDITION TO AND NOT IN LIMITATION OF ANY OTHER PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR UNDER LAW FOR THE BENEFIT OF STATE FARM, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT TO PRIOR NOTICE AND PRIOR HEARING UNDER SECTIONS 52-278a THROUGH 52-278n OF THE CONNECTICUT GENERAL STATUTES AS NOW OR HEREAFTER AMENDED AND AUTHORIZES STATE FARM OR ITS ATTORNEY, OR ANY SUCCESSOR THERETO, TO ISSUE A WRIT OF PREJUDGMENT REMEDY WITHOUT COURT ORDER.  FURTHER, BORROWER HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, BUT EXCLUDING PROCEDURES THAT ARE PART OF THE STATUTORY FORECLOSURE PROCESS, THE BENEFITS OF ALL VALUATION, APPRAISEMENTS, HOMESTEAD, EXEMPTION, STAY, REDEMPTION AND MORATORIUM LAWS NOW IN FORCE OR WHICH MAY HEREAFTER BECOME LAWS.  BORROWER ACKNOWLEDGES THAT IT IS ENGAGED PRIMARILY IN COMMERCIAL PURSUITS AND THAT THE PROCEEDS FROM THIS SECURITY INSTRUMENT ARE TO BE UTILIZED IN BUSINESS ACTIVITIES AND WILL NOT BE UTILIZED FOR CONSUMER PURPOSES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signatures on following page]

EXECUTED and DELIVERED as of the date first recited.

The Address of Borrower is:	BORROWER:

Tradeport Development VI, LLC	TRADEPORT DEVELOPMENT VI, LLC, a
204 West Newberry Road	Connecticut limited liability company
Bloomfield, CT 06002

BY:	RIVER BEND HOLDINGS, LLC,
its Sole member

BY:	GRIFFIN INDUSTRIAL, LLC,
its Sole Member

By:	/s/Anthony J.Galici
Name:	Anthony J. Galici
Title:	Vice President

The Address of State Farm is:	STATE FARM:

One State Farm Plaza	STATE FARM LIFE INSURANCE COMPANY,
Bloomington, IL 61710	an Illinois corporation

By:	/s/Philip J. Reuter
Philip J. Reuter
Investment Professional

By:	/s/Christiane M. Stoffer
Christiane M. Stoffer
Assistant Secretary

EXHIBIT "A"

TO

CONSTRUCTION LOAN AGREEMENT

Legal Description

LEGAL DESCRIPTION

EXHIBIT "A"

That certain parcel of land together with any and all improvements thereon and appurtenances relating thereto, shown and designated as "#220 TRADEPORT DRIVE RECONFIGURED LOT AREA = 885,519.32 +/- ACRES" as shown and designated on that certain plan entitled "RESUBDIVISION PLAN PREPARED FOR RIVERBEND DEVELOPMENT CT, LLC 220 TRADEPORT DRIVE (a.k.a. 220/440 STONE ROAD) WINDSOR, CONNECTICUT" Date: 09-28-2017 revised through 01-09-2018 Sheet 1 of 2, prepared by F.A. Hesketh & Associates, Inc., which plan has been recorded in the Windsor Land Records as Map #6015, to which reference may be had.

Together with Easement and Agreement by and between River Bend Development CT, LLC and Tradeport Development V, LLC dated 3/6/2017 and recorded in Volume 1841, Page 237 of the Windsor Land Records; as amended by First Amendment to Easement and Agreement by and between River Bend Development CT, LLC and Tradeport Development V, LLC dated January 29, 2018 and recorded January 29, 2018 in Volume 1855 at Page 225 of the Windsor Land Records.

Together with a Drainage Easement and Agreement dated January 29, 2018 by and between River Bend Development CT, LLC and Tradeport Development V, LLC recorded in Volume 1855, Page 213 of the Windsor Land Records.

Together with a Utility Easement and Agreement dated January 29, 2018 by and between River Bend Development CT, LLC and Tradeport Development V, LLC recorded in Volume 1855, Page 218 of the Windsor Land Records.

Together with right of way as set forth in Quit Claim Deed from River Bend Development CT, LLC to Tradeport Development VI, LLC dated January 11, 2018 and recorded January 30, 2018 in Volume 1855 at Page 378 of the Windsor Land Records.

Together with an Easement over Lot 110 as set forth in an Easement and Agreement granted by River Bend Development CT, LLC dated March 8, 2018 and recorded March 9, 2018 in Volume 1856 at Page 617 of the Windsor Land Records.

EXHIBIT "B"

TO

CONSTRUCTION LOAN AGREEMENT

CONDITIONS TO FIRST ADVANCE

(X)	1.	[Reserved]
(X)	2.	The Construction Loan Fee and the Loan Investigation Fee.
(X)	3.	The Note.
(X)	4.	The Mortgage.
(X)	5.	The Assignment of Rents and Leases.
(X)	6.	The Completion Guaranty.
(X)	7.	The Guaranty.
(X)	8.	The Environmental Indemnification Agreement.
(X)	9.	The Borrower's Certificate.
(X)	10.	The Guarantor’s Certificate.
(X)	11.	The Funding Authorization.
(X)	12.	The Loan Funding Statement.
(X)	13.	The Assignment and Subordination of Management Agreement.
(X)	14.	The Survey (2 copies), dated no more than 60 days prior to the date of this Agreement.
(X)	15.	The Financing Statements with respect to the security interest granted pursuant to the Loan Documents, together with evidence of the priority of the respective security interests perfected thereby.
(X)	16.	The Financial Statements of Borrower. (Not Applicable)
(X)	17.	The Financial Statements of Guarantor.

(X)	18.

Evidence that the Secured Property and its intended uses, given its current state in terms of construction, are in full compliance with all building, zoning, environmental subdivision, platting and other laws, ordinances, rules and regulations affecting the Secured Property.  Such evidence shall be in the form of a code compliance report Certified to State Farm prepared by Planning and Zoning Resource Corporation or a similar service acceptable to State Farm (the "Code Compliance Report"). Borrower shall obtain the Code Compliance Report at its sole cost and expense.  In the event Borrower is unable to obtain the Code Compliance Report prior to Closing, Borrower may, in the alternative, obtain evidence of applicable code compliance directly from the Governmental Authorities in the jurisdiction in which the Secured Property is located.  Such evidence shall include the following: (i) State Farm’s form of Zoning and Parking Code Compliance Letter: (ii) If appropriate, State Farm’s form of Building Code Compliance Letter; and (iii) If applicable, current Certificate(s) of Occupancy for the building shell and tenant improvements.

If the Secured Property is subject to private restrictive covenants, Borrower shall provide an Estoppel Certificate from the declarant of such covenants or administrative review committee specified in the covenants, as applicable, prior to the Loan Funding Date certifying that (i) the covenants are in full force and effect and have not been amended or modified; (ii) the declarant has not granted any variances to Borrower or to any of Borrower’s predecessors in interest affecting the Secured Property or if such variances have been granted, such variances are binding on the successors and assigns of Borrower and run with the land; (iii) the Secured Property is in compliance with all such covenants and restrictions and all required approvals have been obtained; (iv) Borrower is not in default under such covenants and no event has occurred that with the giving of notice or passage of time or both would constitute an event of default thereunder; and (v) there are no assessments due and payable with respect to the Secured Property, or, if any such assessments are due and payable, the amount of such assessments.

(X)	19.	Evidence that the Secured Property is a separate tax parcel or parcels.
(X)	20.

Evidence that neither Borrower nor Guarantor, nor any general partner, managing member or any beneficiary of Borrower or Guarantor, as applicable, has, within the preceding five years (i) filed any petition and/or had any petition filed against it, in any bankruptcy or insolvency proceedings for (A) its reorganization; (B) the appointment of a receiver or trustee; or (C) the arrangement of its debts; or (D) been the subject of any similar action, whether formally commenced by the filing of a petition or otherwise, which petition or action has not been withdrawn, dismissed, canceled or terminated at the time the Loan is otherwise ready for funding.  Such evidence shall include a current bankruptcy search against all such parties in all appropriate state and local offices dated not more than thirty (30) days before Closing.

(X)	21.

Evidence of the following with respect to Borrower and Guarantor and any general partner, managing member or beneficiary of Borrower and Guarantor, as applicable: (i) the authority of the signatories to the Loan Documents to act on behalf of such parties, as applicable; (ii) the qualification and good standing of such parties both in their state of incorporation/formation and, with respect to Borrower and its constituent entities, the state in which Secured Property is located; and (iii) the organizational documents of such parties including, without limitation, the following: (A) a certified copy of Articles of Incorporation and Bylaws, Partnership Agreement, Operating Agreement, Articles of Organization or Trust Agreement, as applicable, which shall include information regarding the then current ownership composition of each such party; (B) a Certificate of Good Standing or Existence; (C) a certified copy of authorizing resolution which provides evidence of the authority of the signatories to the Loan Documents; and (D) an Incumbency Certificate.

(X)	22.

A current search in all appropriate state and local filing offices and jurisdictions dated not more than thirty (30) days before the Closing against Borrower and Guarantor and any general partner, managing member or beneficiary of Borrower and Guarantor, as applicable, indicating that there are no outstanding suits, judgments, federal or state tax liens or UCC financing statements applicable to or filed against such parties affecting the Secured Property; provided, however, UCC searches shall only be performed against Borrower and its constituent entities.

(X)	23.

State Farm’s form of Borrower’s Counsel’s Opinion Letter which will include, without limitation, opinions regarding the validity and enforceability of the Loan Documents, usury, the execution of all Loan Documents and the legal existence and good standing of Borrower and Guarantor.

(X)	24.	Evidence of insurance coverage in accordance with Exhibit I to this Agreement.
(X)	25.

A Phase I Environmental Report prepared by an accredited environmental engineer in accordance with the terms and conditions set forth in Exhibit L attached hereto which, except as otherwise provided therein, are consistent with the latest revision of E 1527 ASTM Phase I Standard Practices for Environmental Site Assessments.  The Phase I Environmental Report must be CERTIFIED TO STATE FARM and (i) conclude that there are no recognized environmental conditions that could adversely impact the Secured Property; and (ii) assess the risk of environmental liability in connection with the ownership and operation of the Secured Property.  Based upon the results of the Phase I Environmental Report, State Farm may, in its sole discretion, require additional testing and reports to verify that any exceptions found in the Phase I Environmental Report do not adversely affect the value of the Secured Property

(X)	26.

Satisfactory evidence that there is fully adequate direct and free ingress and egress to and from the Secured Property, that all of the streets providing access to the Secured Property  either have been dedicated to public use or established by private  easement, duly recorded in the records of the Town in which the Secured Property  is located, and have been fully installed and accepted by Governmental Authority, that all costs and expenses of the installation and acceptance thereof have been paid in full, and that there are no restrictions on the use and enjoyment of such streets that adversely affect, limit or impair Borrower's ability to develop and construct the Improvements or operate the Secured Property  for the purposes and in the manner represented to State Farm.

(X)	27.

Satisfactory evidence of the availability of all utilities to the Secured Property including, without limitation, gas, electricity, sewer, water and telephone services.  Evidence in the form of letters from utility service companies must state that (i) if the Secured Property  is already connected for such service, the size or capacity of the service lines and the status of the account or (ii) if the Secured Property is not connected for such service, the location and size or capacity of the nearest service line with respect to (and distance from) the Land, the availability of connection thereto to service the Secured Property, and the approximate cost of extending service to the Secured Property in the quantity needed adequately to serve the Secured Property with all Improvements completed.

(X)	28.	Final subdivision plat, approved by any necessary Governmental Authority.
(X)	29.	The Initial Appraisal.
(X)	30.	Copies of each Lease (as defined in the Mortgage) along with a fully executed SNDA and Tenant Estoppel Certificate for each Lease.
(X)	31.	The Title Insurance.
(X)	32.	The Construction Contract.
(X)	33.	The Assignment of Construction Contract and the Contractor's Consent thereto.
(X)	34.

Subordination agreements executed by the Contractor and, if requested by State Farm, all material subcontractors, subordinating their lien claims and contracts to the liens and security interests in favor of State Farm securing the Loan.  As used in this provision "material subcontractors" means all subcontractors who will perform work on the Land or Improvements which will cost in excess of $100,000.00.

(X)	35.	The Borrower’s Architectural Contract.
(X)	36.	The Borrower’s Engineering Contract.
(X)	37.	The Plans (2 sets).
(X)	38.	The Assignment of the Architectural Contract, the Engineering Contract and Plans and Architect’s Consent and Engineer’s Consent thereto.
(X)	39.	The Borrower’s Architect’s Certificate.
(X)	40.	Building permit and all other permits required by the Governmental Requirements with respect to the construction and development of the Secured Property.

(X)	41.

Satisfactory evidence (i) from the applicable Governmental Authority of the compliance of the Plans with the applicable Governmental Requirements, and any regulations promulgated pursuant thereto, or evidence satisfactory to State Farm that such regulations are not applicable to the Improvements; and (ii) that the Plans do and the Improvements when constructed will comply with all Governmental Requirements regarding access and facilities for handicapped or disabled persons including, without limitation, the Fair Housing Amendments Act of 1988 and the Americans with Disabilities Act.

(X)	42.	The Budget, together with a breakdown of all costs and expenses required to complete development and construction of the Project, in detail and in amount acceptable to State Farm.
(X)	43.

Tax or assessment certificate or other similar evidences of payment from all appropriate bodies or entities which have taxing or assessing authority over any of the Secured Property, stating that all taxes and assessments are current.

(X)	44.

Soil test reports, as and when required by State Farm, as to soil borings on the Land prepared by a qualified soil engineer and a soil testing firm satisfactory to State Farm.  The number and location of such borings shall be in accordance with the recommendations of the soil testing firm and also satisfactory to State Farm.  The report shall include the recommendations of the soil testing firm as to the preparation of the soil needed to adequately support the Improvements including, without limitation, foundation, floor slab, compaction, grading and paving recommendations.  The engineer must certify to State Farm that such recommendations have been included in the design and construction of the Improvements.

(X)	45.

An affidavit executed by the Inspecting Architects/Engineers or such other person as may be approved by State Farm, together with satisfactory photographic evidence, to the effect that immediately prior to and after the recording of the Mortgage, no work of any kind (including the destruction or removal of any existing improvements, the drilling of test holes, site work, clearing, grading, grubbing, draining, or fencing of the Land) has been commenced or performed upon the Land and that no material or equipment has been delivered to or upon the Land.

(X)	46.

An affidavit of commencement or notice of construction in accordance applicable law, fully executed, dated and recorded in the town where the Land is located after the date on which the Mortgage is filed for record in such town, stating the date on which construction on the Land actually commenced, which shall be a date after the date on which the Mortgages were duly filed for record in such county, or lien subordinations and/or waivers acceptable to State Farm and the title company, which may be necessary to ensure the first priority lien of the Mortgage.

(X)	47.	Satisfactory evidence of the contribution to the Project by Borrower of no less than 32.02% of the total approved Project Cost in equity.
(X)	48.	Construction Disbursement Agreement.
(X)	49.	Construction Work Schedule.

(X)	50.

Seismic report on the Secured Property prepared by a certified, professional engineering firm acceptable to State Farm. This report shall encompass a review of the structural and seismic  characteristics of both the Improvements and soil structure and estimate the Probable Maximum Loss (PML) for the buildings based on the projected worst probable earthquake occurrence.  If based upon the information provided, the seismic resistence of the Improvements is not acceptable to State Farm, State Farm reserves the right in its sole discretion to terminate any commitment it has made to fund the Loan.

(X)	51.	Payment of all costs and expenses of State Farm in accordance with Section 4.9 of this Agreement.

EXHIBIT "C"

TO

CONSTRUCTION LOAN AGREEMENT

BUDGET

Total Project
Cost

Land	$ 2,808,000

Hard Costs
1. Construction	13,960,495
2. Furniture, Fixtures and Equipment	-

Soft Costs
1. Architect & Engineer's Fees	555,128
2. Inspecting Architect's Fee - PreDevelopemnt Feasability	110,000
3. Legal, title. (financing costs)	375,000
4. Advance
5. Broker/legal (leasing costs)	607,719
6. Interim financing (construction loan interest)	515,000
7. Developer fees	701,839
8. State Farm Loan
9. Operating Deficits
10. Marketing
11. Overhead/Pre-Development

Contingency	315,752

Total:	$ 19,948,933

EXHIBIT "D"

to

CONSTRUCTION LOAN AGREEMENT

ALTA/ASCM LAND TITLE SURVEY REQUIREMENTS

(State Farm Life Insurance Company)

The as-built ALTA/ASCM land title survey ("survey") must be an instrument survey (unless otherwise approved by State Farm) prepared by a registered professional land surveyor sufficient to remove the “survey exception” found as a standard exception in title insurance policy forms, based upon a visual inspection of the real estate (the “Secured Property”) and a review of the real estate records.  The survey should be “tied” to the title insurance policy so that all boundaries, exceptions, encroachments, easements, restrictions, dimensions, setbacks and improvements listed or described in the title insurance policy are shown on the survey.  The survey must be prepared in the U.S standard of measurements and if within corporate limits of any town, village or city must be a “transit” survey and not a “compass” survey.  The survey shall also be in accordance with the following requirements and attached surveyor's certification:

I.          Legal Descriptions:

a.          The survey must contain a full legal description of (i) the Secured Property (“Survey Legal”) and (ii) as applicable, insured easements or easements appurtenant (“Insured Easements”) – easements located on other properties which benefit the Secured Property – both printed on the face of the survey or attached thereto and incorporated therein by reference.  Usually the legal descriptions are metes and bounds descriptions.  At times Survey Legals have a subdivision lot description or a parcel map reference.

b.          The Survey Legal must coincide with the boundaries shown on the survey drawing (“Drawing”).  Any discrepancies between the boundaries of the Secured Property as shown on the Drawing and the Survey Legal must be shown on the survey and reconciled.

c.          The Survey Legal must be the same as the legal description in the title commitment (“Title Legal”) and any legal description which may be recorded against the Secured Property such as a survey, plat or parcel map (“Recorded Legal”).  Any differences in these legal descriptions must be reconciled or if not reconciled, appropriate title endorsements obtained.

d.          The legal descriptions for any Insured Easements must be included on the survey, shown on the Drawing with measurement calls identical with the Title Legal and Recorded Legal, if any, for the Insured Easements.

e.          There may be other easements which burden the Secured Property and significantly affect the use and occupancy of the Secured Property such as landscape, parking or use restrictions (“Significant Easements”).  The legal descriptions with measurement calls for these Significant Easements should be shown on the Drawing and should be identical to the legal descriptions in the title exception document creating the Significant Easement.

f.          The legal descriptions for the Secured Property, Insured Easements and Significant Easements must “close” to form a mathematically closed figure.

g.          The measurement calls in the legal descriptions should be shown at a minimum, in feet and hundredths of a foot.  Courses and directions should be shown by degrees, minutes and seconds.

II.          Survey Drawing:          The Drawing must show the following:

a.          The boundary lines of the Secured Property and all Insured Easements by courses and distances showing stakes or other monumentations appearing on the Secured Property.  Monuments should be present at all major corners.  If the Secured Property is comprised of all or portions of several lots or other legal subdivisions, the boundaries of each should be indicated by dotted lines and proper lot number or legal subdivision designation shown.  If the Secured Property is comprised of more than one parcel, the survey should give the description in one single perimeter but should show interior lines and facts sufficient to insure and to evidence contiguity.  If the Secured Property is described as being on a filed or recorded plat or map, the survey should contain a legend relating the Secured Property to the plat or map on which it is shown and the surveyor should certify that any land which has been platted or mapped is the same as that described on the survey.  The Drawing should clearly indicate both (i) the point of beginning (commencement) of the legal description and (ii) the “true” point of beginning of the property boundary (if both are not the same).  Any discrepancies with the Survey Legal must be shown.  The perimeter property boundary lines must be contiguous with and abutting adjoining parcels and/or highway right(s) of way.

b.          The street address and total square footage (acreage computed to the nearest 1/1000th of an acre) of the Secured Property.

c.          All abutting dedicated public streets providing access to the Secured Property with the width (of the actual street and the right of way clearly shown) and the name thereof, all sidewalks, parkways, curbs and driveways adjoining the Secured Property.  The survey must disclose that access to the adjacent streets exist through publicly dedicated streets or recorded ingress/egress easements (showing the recording data) which are Insured Easements.

d.          All easements, restrictions and other matters of record set forth in all title exception documents and any observable evidence of easements or restrictions either burdening or benefiting the Secured Property.  The survey should show the location and dimensions of all easements and restrictions, described in the same way the boundaries are described, including all areas denoted or restricted in, or pursuant to, any applicable reciprocal easement agreements.  If the location and dimensions of an easement or restriction cannot be definitely ascertained, the easement or restriction should nevertheless be noted and an indication given as to why its location and dimensions cannot be determined. All recording data describing recorded easements/restrictions must be provided to identify individual easements/restrictions.

e.          The location of all required building setback lines, other setback lines, (such as parking and/or landscaping) with applicable distances, labeled as disclosed in ordinances, plats or recorded documents.  All height, bulk and other building restrictions must be shown.  These items should be identified by recording data or reference.  If there are no setback lines or building restrictions, the survey should so state.

f.          The location and dimensions of utility lines (sanitary sewer, telephone, electric, gas, water lines and storm sewer with flow of direction), oil pipe lines and other underground installations and rights-of-way affecting the Secured Property.

            There should be an indication whether the utility line is above or below grade and all points at which all such utility lines are installed to the boundary lines of the Secured Property and are connected to public/private utility systems through private easements as described on the survey or dedicated public rights of way (whether on or off site) as shown and labeled on the survey.  These utility lines must ultimately travel to and connect with a public/private recorded right of way.  These connections to public/private rights of way may be located through a review of plans and specification drawings for the Secured Property, records from the utility companies or other appropriate sources.  If so ascertained, the surveyor can so note on the survey.  Above ground evidence of the utility lines such as manholes, vaults, cables, basins, and other surface indications of utility company installations should be shown.  If there are no utility lines, sewer and water lines, etc. currently servicing the Secured Property, indicate whether they are available at the boundaries of the Secured Property for connection to the Secured Property.

g.          The location of any and all encroachments, conflicts or protrusions onto the Secured Property from adjoining properties and all encroachments, conflicts or protrusions onto adjoining properties.  The survey must describe the dimensions of the encroachments or contain a positive statement that there are no encroachments.  Statements such as “except as shown” are not acceptable.

h.          (i)         The location and type of all buildings and other visible improvements on the Secured Property, including, all stoops, overhangs, balcony and patio areas, fire escapes, parking areas, alleys, driveways, walls, fences, curb cuts, signs, transformers and storage tanks (above ground evidence of underground storage tanks.)  The dimensions (including height and number of stories) and gross floor area of the buildings and the distances from the buildings to the nearest facing exterior property lines and to applicable building set back and building restriction lines must be shown and labeled.  All building improvements must be outside easements and within setbacks and building restrictions lines (unless otherwise permitted by the document creating the easement or restriction).  Any discrepancies or violations should be noted on the survey.

(ii)        All fences (both perimeter and cross) and all walls and other improvements along the property lines with dimensions.  All party walls of buildings or other structures on the property line should be shown indicating the thickness of the portions thereof on each side of the property line and the nature of the use of said walls on each side.  Any curb cuts and driveways on the property lines should be shown and labeled.

(iii)       All parking spaces shown graphically with the handicapped spaces specifically identified.  The total number of parking spaces must be noted along with the total number of parking spaces required by local ordinance.

(iv)        The location of any railroad tracks and sidings, and boundaries of railway rights-of-way affecting the Secured Property.

i.          All wires and cables crossing, entering or leaving the Secured Property.

j.          The location and direction of flow for all creeks, streams, rivers or lakes and any flood prone area and the location of any existing cemetery or burial grounds.

k.          The zoning districts within which the Secured Property are located and if located in more than one district, the location of the boundary line.  Permitted uses and/or non-conforming permitted uses should be noted on the survey.

l.          The location of any conservation, flood plain or wetland protection areas located on or within 100 feet of the boundaries of the Secured Property.

m.          A key explaining symbols or abbreviations (Legend), the scale, the north direction and a vicinity map.

n.          Changes in street right of way lines (proposed or completed) and sidewalk construction.

III.         Flood Hazard Certification:

The survey should state whether the Secured Property appears on any Flood Hazard Boundary Map (“FHBM”) or Flood Insurance Rate Map (“FIRM”) published by the Federal Emergency Management Agency.  If the Secured Property appears on a FHBM or FIRM, the map number, the community and panel number, the effective or revised date, and the zone designation(s) in which the Secured Property lies according to the applicable map must be stated.  If the Secured Property lies in more than one zone designation, the survey must show the location of the zone designation boundary lines.  If the Secured Property is located in Zone A or V, the building floor elevations must be shown.

IV.        Other Matters:

Any other physical matters or significant observations that may affect the title, use or occupancy of the Secured Property must be shown on the survey.  Similarly, indications of the rights of others need to be shown and labeled on the survey.

V.         Certification:

             The survey must be dated not more than sixty (60) days prior to the Closing and certified as of that date by the surveyor.  The surveyor’s certification shall be in substantial conformity with the Surveyor’s Certification attached hereto and shall contain the surveyor’s original signature, seal and date of certification.  The date the survey was conducted must also be set forth in the certification.  The survey must be certified to Borrower, Title Company and State Farm Life Insurance Company.

SURVEYOR’S CERTIFICATION

To:    (Name of Borrower); (Name of Title Insurance Company); and State Farm Life Insurance Company.

This is to certify that this map or plat and the survey on which it is based were made in accordance with the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, jointly established and adopted by ALTA and NSPS and includes Items 1, 2, 3, 4, 6(a), 6(b), 7(a), 7(b), 7(c), 8, 9, 10(a), 10(b), 11(b), 13, 14, 15, 19, 20(a), and 21 of Table A thereof.  The field work was completed on _____________.

Date of Plat or Map: _______

(Surveyor’s signature)

(Surveyor’s printed name)

(Surveyor’s address & phone number)

(Surveyor’s Seal with Registration/License Number)

(Surveyor’s Job/Order Number)

TABLE A

OPTIONAL SURVEY RESPONSIBILITIES AND SPECIFICATIONS

NOTE:  The items of Table A must be negotiated between the surveyor and client.  It may be necessary for the surveyor to qualify or expand upon the description of these items, e.g., in reference to Item 6, there may be a need for an interpretation of a restriction.  The surveyor cannot make a certification on the basis of an interpretation or opinion of another party.  Notwithstanding Table A Items 5 and 11(b), if an engineering design survey is desired as part of an ALTA/ACSM Land Title Survey, such services should be negotiated under Table A, item 22.

If checked, the following optional items are to be included in the ALTA/ACSM LAND TITLE SURVEY, except as otherwise qualified (see note above):

1.	X	Monuments placed (or a reference monument or witness to the corner) at all major corners of the boundary of the property, unless already marked or referenced by existing monuments or witnesses.
2.	X	Address(es) if disclosed in Record Documents, or observed while conducting the survey.
3.	X	Flood zone classification (with proper annotation based on federal Flood Insurance Rate Maps or the state or local equivalent) depicted by scaled map location and graphic plotting only.
4.	X	Gross land area (and other areas if specified by the client).
5.		Vertical relief with source of information (e.g. ground survey or aerial map), contour interval, datum, and originating benchmark identified.
6.	X	(a) Current zoning classification, as provided by the insurer,
	X	(b) Current zoning classification and building setback requirements, height and floor space area restrictions as set forth in that classification, as provided by the insurer. If none, so state.
7.	X	(a) Exterior dimensions of all buildings at ground level,
(b) Square footage of:

X	(1) exterior footprint of all buildings at ground level,
X	(2) other areas to be defined by the client

(c) Measured height of all buildings above grade at a location specified by the client. If no location is specified, the point of measurement shall be identified.
8.	X

Substantial features observed in the process of conducting the survey (in addition to the improvements and features required under Section 5 above) such as parking lots, billboards, signs, swimming pools, landscaping areas, etc.

9.	X	Striping, number and type (e.g. handicapped, motorcycle, regular, etc.) of parking spaces in parking areas, lots, and structures.
10.	X	(a) Determination of the relationship and location of certain division or party walls designated by the client with respect to adjoining properties (client to obtain necessary permissions),
	X	(b) Determination of whether certain walls designated by the client are plumb (client to obtain necessary permissions).

11.	Location of utilities (representative examples of which are listed below) existing on or serving the surveyed property as determined by:

(a) Observed evidence
X

(b) Observed evidence together with evidence from plans obtained from utility companies or provided by client, and markings by utility companies and other appropriate sources (with reference as to the source of information),

	*	Railroad tracks, spurs and sidings;
	*	Manholes, catch basins, valve vaults and other surface indications of subterranean uses;
*

Wires and cables (including their function, if readily identifiable) crossing the surveyed property, and all poles on or within ten feet of the surveyed property.  Without expressing a legal opinion as to the ownership or nature of the potential encroachment, the dimensions of all utility pole cross-members or overhangs affecting the surveyed property; and

	*	Utility company installations on the surveyed property.

Note – With regard to Table A, item 11(b), source information from plans and markings will be combined with observed evidence of utilities to develop a view of those underground utilities.  However, lacking excavation, the exact location of underground features cannot be accurately, completely and reliably depicted.  Where additional or more detailed information is required, the client is advised that excavation may be necessary.

12.		Governmental Agency survey-related requirements as specified by the client, such as for HUD surveys, and surveys for leases on Bureau of Land Management managed lands.
13.	X	Names of adjoining owners of platted lands according to current public records.
14.	X	Distance to the nearest intersecting street as specified by the client.
15.	X

Rectified orthophotography, photogrammetric mapping, airborne/mobile laser scanning and other similar products, tools or technologies as the basis for showing the location of certain features (excluding boundaries) where ground measurements are not otherwise necessary to locate those features to an appropriate and acceptable accuracy relative to a nearby boundary.  The surveyor shall (a) discuss the ramifications of such methodologies (e.g. the potential precision and completeness of the data gathered thereby) with the insurer, lender and client prior to the performance of the survey and, (b) place a note on the face of the survey explaining the source, date, precision and other relevant qualifications of any such data.

16.		Observed evidence of current earth moving work, building construction or building additions within recent months.
17.		Proposed changes in street right of way lines, if information is available from the controlling jurisdiction. Observed evidence of recent street or sidewalk construction or repairs.
18.		Observed evidence of site use as a solid waste dump, sump or sanitary landfill.
19.	X	Location of wetland areas as delineated by appropriate authorities.
20.	X

(a) Locate improvements within any offsite easements or servitudes benefitting the surveyed property that are disclosed in the Record Documents provided to the surveyor and that are observed in the process of conducting the survey (client to obtain necessary permissions).

(b) Monuments placed (or a reference monument or witness to the corner) at all major corners of any offsite easements or servitudes benefitting the surveyed property and disclosed in Record Documents provided to the surveyor (client to obtain necessary permissions).

21.	X

Professional Liability Insurance policy obtained by the surveyor in the minimum amount of $1,000,000 to be in effect throughout the contract term.  Certificate of Insurance to be furnished upon request.

EXHIBIT "E"

TO

CONSTRUCTION LOAN AGREEMENT

DESCRIPTION OF THE PLANS

[TO BE INSERTED]

ME1 26710714v.6

EXHIBIT "F"

TO

CONSTRUCTION LOAN AGREEMENT

(See Attached SNDA Delivered at Closing)

This instrument was prepared by

and upon recordation should be

returned to:

McCarter English, LLP

Four Gateway Center

100 Mulberry Street

Newark, New Jersey 07102

Attention: Jeffrey A. Petit, Esq.

SUBORDINATION, NON-DISTURBANCE & ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE & ATTORNMENT AGREEMENT (this “Agreement”) is made and entered into this ______ day of ______________, 2018, by and among TRADEPORT DEVELOPMENT VI, LLC, a Connecticut limited liability company  (“Landlord”), whose mailing address is c/o Griffin Industrial, LLC, 204 West Newberry Road, Bloomfield, Connecticut 06002, FORD MOTOR COMPANY, a Delaware corporation  (“Tenant”), whose mailing address is c/o Ford Motor Land Development Corporation, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126, and STATE FARM LIFE INSURANCE COMPANY, an Illinois corporation (“State Farm”), whose mailing address is One State Farm Plaza, Bloomington, Illinois  61710-0001.

RECITALS

A.       Landlord, River Bend Development CT, LLC (“River Bend”) and Tenant have heretofore entered into a certain Indenture of Lease (the “Lease”) dated October 18, 2017 with respect to and governing the terms of Tenant's use and occupancy of all or a portion of certain real estate and improvements depicted on Exhibit A attached hereto and made a part hereof (the “Secured Property”); and

B.       By Assignment and Assumption of Lease dated as of January 11, 2018, River Bend assigned to Landlord, and Landlord assumed, all right, title and interest as landlord under the Lease; and

C.       State Farm, as a condition to making a loan to Landlord in the principal amount of approximately $14,287,000.00 (the “Loan”), which is to be secured by a Mortgage and Security Agreement executed by Landlord to and in favor of State Farm (the “Mortgage”) constituting a first lien upon and encumbering the Secured Property, and further secured by an Assignment of Rents and Leases executed by Landlord to and in favor of State Farm (the “Assignment of Rents and Leases”) assigning to State Farm all leases of and all rents derived from the Secured Property, has required the execution of this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and in consideration of the sum of One Dollar ($1.00) by each of the parties hereto paid to the other, receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant, stipulate and agree as follows:

1.       The Lease, and any and all modifications thereof and amendments thereto, all of Tenant's rights thereunder and Tenant’s leasehold interest and estate in the Secured Property, shall be and are hereby made junior, inferior, subordinate and subject in all respects to the lien and encumbrance of the Mortgage on the Secured Property and to all renewals, modifications, consolidations, replacements and extensions of the Mortgage, to the full extent of the principal sum secured thereby, all interest thereon and all other sums payable or hereafter becoming payable thereunder.

2.       Tenant agrees that it shall promptly deliver or mail to State Farm a copy of each written notice given by Tenant to Landlord of a default by Landlord under the Lease.  Tenant further agrees that if, within the time provided in the Lease to cure defaults thereunder (or if no time period is specified in the Lease, within thirty (30) days after State Farm’s receipt of Tenant’s written notice of default), State Farm, at its option, shall cause to be performed the obligations with respect to which Landlord is in default under the Lease, as specified in such written notice, any right of Tenant to terminate the Lease by reason or on account of such default of Landlord shall cease and be null and void.

3.       Tenant is advised and hereby acknowledges that the Mortgage, Assignment of Rents and Leases and other documents which evidence and secure the Loan (collectively the “Loan Documents”) grant and provide to State Farm the right to collect rents and other sums payable under the Lease (collectively, the “Rents”) directly from Tenant upon the occurrence of an “Event of Default” (as defined in the Mortgage) by Landlord under the Loan Documents.  Landlord and Tenant hereby agree that upon Tenant’s receipt from State Farm of written notice of the occurrence of any Event of Default by Landlord under the Loan Documents, Tenant shall thereafter pay all Rents directly to State Farm (or as State Farm shall direct). Tenant may rely upon such notice from State Farm without further inquiry.

4.       In the event State Farm shall become the owner of the Secured Property by reason of the foreclosure of the Mortgage or the acceptance of a deed in lieu of foreclosure, provided that Tenant is not in default of its obligations under the Lease beyond any applicable grace or cure periods, State Farm agrees that Tenant shall be entitled to continue in possession of the Secured Property undisturbed and the Lease shall not be terminated or affected thereby, but shall continue in full force and effect as a direct lease between State Farm and Tenant upon all of the terms, covenants and conditions set forth therein.  In such event, Tenant shall attorn to State Farm and State Farm shall be deemed to have accepted such attornment, whereupon, subject to the observance and performance by Tenant of all of the terms, covenants and conditions of the Lease to be observed or performed by Tenant, State Farm shall recognize the leasehold estate of

Tenant under all of the terms, covenants and conditions set forth in the Lease for the remaining balance of the term thereof; provided, however, State Farm shall not be:

(a)       liable for any act or omission of any prior landlord (including Landlord) or subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord); provided, however, the foregoing limitation on liability shall not limit State Farm’s obligations under the Lease to correct any physical conditions that (i) exist as of the date State Farm shall become the owner of the Secured Property; and (ii) violate State Farm’s obligations as landlord under the Lease; provided further however, that State Farm shall have received a written notice of such acts, omissions, conditions or violations prior to becoming owner of the Secured Property and had an opportunity to cure the same in accordance with paragraph 2 hereof.  In no event, however, shall State Farm have any liability for consequential damages arising from any default occurring prior to the date State Farm acquires title to the Secured Property;

(b)       bound by any rent or additional rent which Tenant might have paid in advance for more than one month;

(c)       bound by any amendment or modification of the Lease made after the date of this Agreement without State Farm’s prior written consent;

(d)       liable for any security deposit, unless actually received by State Farm from any prior landlord (including Landlord); and

5.       State Farm agrees that unless required by law and provided that Tenant is not in default under the terms of the Lease beyond any applicable grace or cure periods set forth therein, State Farm will not join Tenant as a defendant in any foreclosure proceedings or other suit, action or proceeding to enforce any rights under the Mortgage, and if such joinder is required by law, State Farm will not seek to terminate the Lease or Tenant’s possession of the Secured Property.

6.       Tenant agrees that notwithstanding anything to the contrary contained in this Agreement, in the Lease or in any other instrument, any interest of Tenant in or under any option to purchase or right of first refusal of, or with respect to all or any part of the Secured Property is hereby specifically subordinated to the rights of State Farm under the Mortgage and other Loan Documents and such option to purchase or right of the first refusal shall not be binding upon State Farm, its successors and assigns.

7.       This Agreement shall be binding upon and inure to the benefit of the parties hereto and shall also bind and benefit the heirs, legal representatives, successors and assigns of the respective parties hereto, and all covenants, conditions and agreements herein contained shall be construed as running with the title to the land comprising the Secured Property.

8.       Any claim by Tenant against State Farm as a successor landlord under the Lease or this Agreement shall be satisfied solely out of State Farm’s interest in the Secured Property and Tenant shall not seek recovery against or out of any other assets of State Farm.

9.       This Agreement may be executed in multiple counterparts, all of which shall be deemed originals and with the same effect as if all parties had executed the same document.  All counterparts shall be construed together and shall constitute one instrument.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed as of the day and year first above written.

TRADEPORT DEVELOPMENT VI, LLC

BY:	RIVER BEND HOLDINGS, LLC
RIVER BEND HOLDINGS, LLC,
Its Sole Member

BY:	GRIFFIN INDUSTRIAL, LLC
Its Sole Member

By:	/s/Anthony Galici
Anthony J. Galici
Its Vice President, Chief Financial Officer
and Secretary

Address:

c/o Griffin Industrial, LLC
204 West Newberry Road
Bloomfield, Connecticut 06002

ACKNOWLEDGMENT FOR TRADEPORT DEVELOPMENT VI, LLC:

STATE OF CONNECTICUT:
COUNTY OF HARTFORD:

Before me, the undersigned, a Notary Public in and for the County and State aforesaid, personally appeared Anthony J. Galici, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who upon oath acknowledged himself to be Vice President of Tradeport Development VI, LLC, the within named bargainor, a Connecticut limited liability company, and that as such he being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the limited liability company by himself as Vice President.

Witness my hand and seal, at office in Bloomfield, Connecticut, this the 8th day of March, 2018.

/s/Nichole Parlapiano
NOTARY PUBLIC
My Commission Expires April 30, 2020

FORD MOTOR COMPANY,
a Delaware corporation

By:/s/J.A. Lynch
J. A. Lynch
Its: Attorney & Agent

Address:

c/o Ford Motor Land Development
Corporation
330 Town Center Drive, Suite 1100
Dearborn, Michigan 48126

ACKNOWLEDGMENT FOR FORD MOTOR COMPANY:

STATE OF Michigan :
COUNTY OF Wayne :

Before me, Lisa Laurie the undersigned, a Notary Public in and for the County and State aforesaid, personally appeared Jeffrey A. Lynch, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who upon oath acknowledged himself to be Attorney & Agent of Ford Motor Company, a Delaware corporation, the within named bargainor, a corporation, and that as such he being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by his self as Attorney & Agent.

Witness my hand and seal, at office in Dearborn, MI, this the 22 day of February, 2018.

/s/Lisa Laurie
NOTARY PUBLIC
My Commission Expires May 21, 2020

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed as of the day and year first above written.

STATE FARM LIFE INSURANCE COMPANY,
an Illinois corporation

By:	/s/Philip J. Reuter
Philip J. Reuter
Investment Professional

By:	/s/Christiane M. Stoffer
Christiane M. Stoffer
Assistant Secretary

Address:

One State Farm Plaza
Bloomington, Illinois 61710-0001
Corporate Law-Investments
Attn: Robert Tess

ACKNOWLEDGMENT FOR STATE FARM:

STATE OF ILLINOIS	)
	)	SS.
COUNTY OF MCLEAN	)

I, Molly Goodrich, do hereby certify that on the 26 day of March, 2018, that Philip J. Reuter and Christiane M. Stoffer as Investment Professional and Assistant Secretary, respectively of State Farm Life Insurance Company, an Illinois corporation, personally appeared before me and being first duly sworn by me severally acknowledged that they signed the foregoing document in the respective capacities therein set forth and declared that the statements therein contained are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal the day and year before written.

/s/Molly Goodrich
NOTARY PUBLIC: STATE OF ILLINOIS
My Commission Expires September 22, 2021

EXHIBIT "G"

TO

CONSTRUCTION LOAN AGREEMENT

TENANT ESTOPPEL CERTIFICATE

State Farm Life Insurance Company

One State Farm Plaza

Bloomington,  Illinois    61710-0001

Corporate Law – Investments

Attn:  (Name of Attorney)

Re:

Name of Landlord (as of the date hereof):
Name of Tenant:
Name of Lease Guarantor (if any):
Date of Lease:
Title and Date(s) of Amendments and Modifications to Lease (if any):
Address of Premises (including suite number, if any) (the “Premises”):
Square Footage of Premises:

Collectively, the foregoing instrument is hereinafter referred to as the “Lease”.

Dear Sir or Madam:

Tenant is the tenant under that certain Lease described above and provides this Tenant Estoppel Certificate to State Farm Life Insurance Company (“State Farm”) as conclusive evidence of the matters set forth herein concerning the  Lease and the Premises.

As of the date hereof, the undersigned hereby certifies the following:

1.     The Lease supersedes, in all respects, all prior written or oral agreements between Landlord and Tenant with respect to the Premises and there are no agreements, understandings, warranties or representations between

Landlord and Tenant with respect to the Lease or the Premises, except as expressly set forth in the Lease.

2.     As of the date hereof, the Lease has not been amended, modified, supplemented or superseded, except pursuant to the amendments or modifications referenced above.

3.     The Lease remains in full force and effect and there are no known existing defaults by Tenant under the Lease.

4.     The improvements and space required by the Lease to be delivered to Tenant have been satisfactorily completed and delivered by Landlord and have been accepted by the Tenant except as follows (if blank, none): _________________________________________________________

_________________________________________________________

5.     The Premises are currently occupied and open for the use by Tenant and its customers, employees and invitees.

6.     Tenant’s interest in the Lease and the Premises demised therein, or any part thereof, has not been sublet, transferred or assigned except as follows (if blank, none): ______________________________________________

_________________________________________________________

7.     All duties of an inducement nature required of the Landlord under the Lease have been fulfilled by Landlord and Tenant is fully obligated to pay rent and all other charges coming due under the Lease except as follows (if blank, none): ______________________________________________

_________________________________________________________

8.     The Commencement Date of the Lease was ____________, ____ and the Expiration Date of the Lease is _____________, 20____.

9.     The last monthly payment of rent in the amount of $_______________ was made by Tenant on _________________, 20____.  No monthly rental has been prepaid nor has Tenant been given any free rent, partial rent, rebates, rent rebates or concessions.  Tenant has no claims, defenses or offsets against any rents payable under the Lease.

10.     A security deposit in the amount of $_______ has been deposited with Landlord.  Tenant agrees to look solely to the Landlord for return of the security deposit unless the Landlord has deposited the security deposit with State Farm.

11.     To the best of Tenant’s knowledge, Landlord has fully performed all of its obligations under the Lease and there are no known circumstances existing under which Landlord may be deemed in default merely upon the service of notice or passage of time, or both, except as follows (if blank, none): __

_________________________________________________________

12.     Landlord has not given its consent to Tenant to take any action which, pursuant to the Lease, requires Landlord’s consent except as follows (if blank, none): ______________________________________________

_________________________________________________________

_________________________________________________________

13.     Tenant has not received any notice of a prior sale, transfer, assignment, pledge or other hypothecation of the Premises, the Lease or of the rents provided for therein.

14.     Tenant has not filed, and is not currently the subject of any filing, voluntary or involuntary, for bankruptcy or reorganization under any applicable bankruptcy or creditors rights laws.

15.     Tenant is a __________________ duly organized, validly existing and in good standing under the law of ____________________.

In issuing this Estoppel Certificate, Tenant understands that State Farm will rely thereon in funding a $_______________ mortgage loan to Landlord secured by certain real estate which includes the Premises.  Tenant acknowledges that State Farm may rely upon a facsimile of this Estoppel Certificate signed by Tenant with the same effect as if State Farm had received an Estoppel Certificate bearing Tenant’s original signature.

[NAME OF TENANT]

By: ________________________
Name: ______________________
Title: _______________________

Date: _______________________

EXHIBIT "H"

TO

CONSTRUCTION LOAN AGREEMENT

Loan Title Policy Requirements

1.          Forms of Policy:  The State Farm's Policy must be issued only on any of the following American Land Title Association ("ALTA") standard forms:  (a) 1992 or (b) 1970 (as amended October 17, 1970 and October 17, 1984) or (c) 2006.  If the 1970 ALTA form is not used and the 1992 ALTA policy is used, both the arbitration requirement and the creditors' right(s) exclusion must be deleted by endorsement.  In addition, the "except any such lien…" exception from paragraph 7 of the Jacket in 1970 policy and 1992 policy must be deleted, and the language beginning with “if the construction is financed….” in paragraph 11(a)(ii) of the Jacket in the 2006 must be deleted.  NOTE:  In the few states in which these policies are not available, equivalent policies will be necessary.

2.          Named Insured:  The named insured on Schedule A of the State Farm's Policy must be State Farm Life Insurance Company, its successors and assigns.

3.          Owner:  Owner (title to the real estate) in the final State Farm's Policy must be the same as used in State Farm's loan documents.

4.          Amount of Policy:  The State Farm's Policy must be in the amount of the principal amount of the loan.

5.          Effective Date:  The effective date of the State Farm's Policy must be no earlier than the date (and time, if the effective date includes time) of recording of the mortgage.

6.          Legal Description:  The legal description of the Premises in the State Farm's Policy (Schedule A) must be the same as the legal description shown on the survey and the same as the legal description attached to the mortgage.  If there is a difference that must remain, then the legal description in the survey may differ from the legal description of the Premises in Schedule A of the State Farm's Policy if and only if the "Land Same as Survey" endorsement (ALTA 116.1) is provided.

If the legal description of the Premises described in Schedule A is different from the legal description of the Premises described in another instrument (prior recorded deed), the Legal Description Equivalency Endorsement should be obtained.  This endorsement reads as follows:  "The land described in ___________ is legally identical with the land described in Schedule A despite differences in the language employed in the two descriptions of the land."

7.          Legal Descriptions and Appurtenant Easements:  With regard to the insured legal description attached to or described in Schedule A, any appurtenant easements or other rights which benefit the Premises (located on adjacent or other properties) must also be insured (added to the legal description) by the Title Company and become part of the insured legal description on Schedule A of the State Farm's Policy.  NOTE: If there is a detailed and specific legal description for the appurtenant easement it should be set forth in Schedule A.  Some examples of appurtenant easements are:

A.          Ingress/Egress/Access Easements:

(i)         For all access easements benefiting the Premises, there must be a contiguity endorsement confirming that the access easement is contiguous to both the Premises and the publicly dedicated right of way to which it connects (See Section 16L(iv)(v)); and

(ii)        For all access easements benefiting the Premises, there must be an access endorsement confirming that the access easement provides access from the Premises to a publicly dedicated right of way. (See Paragraph 16C(ii)(a));

B          Parking and Driveway Easements.

C.          Utility Easements located on adjacent parcels.

Appurtenant Easements necessary to the operation of the Premises must be included as part of the legal description in the State Farm's Policy and affirmatively insured under the State Farm's Policy as separate insured interests.

Assurances must be given in the State Farm's Policy that a tax lien sale or a foreclosure (the insured easement must not be subordinated to financing on the burdened parcel) will not extinguish the insured appurtenant easement (See Section 17A for the appropriate coverages).

8.          Requirements:  "All Requirements" listed in Schedule B, Part 1 must be satisfied on or before Closing.

9.          Standard/General Exceptions:  All standard or printed exceptions must either be deleted from Schedule B or otherwise provided for through an Extended Coverage Endorsement.  No exceptions are to be included in the State Farm's Policy for any filed or unfiled mechanics, materialmen's, brokers or similar liens, whether or not yet due and payable. (Extended Coverage).

10.         Real Estate Taxes:

A.         The Title Company should provide evidence of the most recent tax bills and evidence of payment of such bills, if available

B.         If available in the jurisdiction, the State Farm's Policy must include, as an informational note, the tax parcel number for the Premises.

C.         Any exception for taxes, assessments or other governmental lienable items must state "are a lien, not yet due and payable."

D.         Any real estate taxes or assessments "due and payable" at the time of Closing must be paid before or at Closing.

11.         Right of Tenants:

A.         Any exception for the rights of tenants may read as follows (but only with the approval of State Farm as to the leases, if any, that should be listed thereon):

"The rights of tenants, as tenants only, under leases described on Schedule [I] attached hereto and by this reference made a part hereof."

B.         Any title exceptions which include specific references to recorded leases must be deleted if the lease does not appear on Schedule [1].

C.         References to leases which are subordinated by the lease language or through separate subordination, non-disturbance and attornment agreements must be shown on Schedule B-II on the final State Farm's Policy as affecting title but subordinate to State Farm's mortgage.

12.         Title Exceptions – General Comments:  (NOTE:  Legible copies of all title exception documents, referenced maps and subdivision maps must accompany the commitment.  These copies should be full and complete copies if referenced documents, plats and maps, including those that are part of the legal description even if not listed as a title exception):

A.         The standard survey exception must be deleted and replaced with only those matters disclosed on the survey acceptable to State Farm; any generic survey exception must be replaced with survey readings from the ALTA survey.  There should not be a general reference to "matters shown on the survey."

B.         All easements, building setback lines and similar title exception matters reflected as title exceptions which are shown on the survey, should contain (i) the following phrase at the end of the title exception:  "as shown on survey of the land prepared by _________ [RPS No. ____] (Job. No. ____) dated ___________, last revised _________" or (ii) the following statement:  All referenced easements and title exception matters are shown on the survey dated _____ last revised _____ prepared by _____ [RPS No._____] [Job No._____].

C.         The width of such easements, building setback lines and similar matters should be indicated in the title exception.

D.         Any title exception pertaining to the Premises (other than liens) must be shown on the survey.

13.         Encroachments:

A.         The State Farm's Policy should affirmatively insure that the improvements located on the Premises do not encroach upon any of the easements or setbacks listed on the State Farm's Policy and do not interfere with the operation of the Secured Property or current improvements:

(i)         This Policy insures that the existing improvements do not encroach upon the easements (setbacks, restrictions) shown in items (b), (d) and (k) and that said easements (setbacks, restrictions) do not interfere with the operation of the Secured Property or current improvements.

(ii)         With respect to Schedule B, the improvements do not encroach upon the excepted easements (setbacks) and do not interfere with the operation of the Secured Property or current improvements.

B.         If this cannot be done, the State Farm's Policy must affirmatively insure against all loss or damage due to any such encroachment (encroachment over disclosed easement ALTA 10.3.3):

(i)         This Policy insures the Insured against loss or damage sustained by the Insured due to the enforced removal or alteration of the building located on the land at the date of this Policy by reason of said encroachment as shown in item [d] above (violation of the provisions of said easement);

(ii)         The Company hereby insures the Insured against loss which said Insured shall sustain in the event the owner of the easement referred to in paragraph 3 of Schedule B shall, for the purpose of enforcing its rights in said easement, compel the removal of any portion of the improvements on said land which encroach upon said easement.

14.         Unlocated/Blanket Easements:

A.         With respect to blanket easements which cannot be located on the survey, or other easements that are not located on the survey, the State Farm's Policy must provide affirmative coverage against any loss resulting from the exercise by the holder of such easement of its right to maintain or use that easement.

(i)         Encroachment onto unlocated easement (ALTA 103.1):

The Company hereby insures the Insured against loss or damage which the Insured shall sustain as a result of any exercise of the right of use or maintenance of the easement referred to in paragraph ____ of Schedule B over or through the land.

B.         If the endorsement is not available, then containment letters must be obtained with the Title Company adding the following language to the description of the easement:

"[Grantee of Easement] claims no further interest in the foregoing easement except the right to operate, maintain, rebuild and renew its existing facilities under the terms and conditions of said easements."

15.         Schedule B, Part II:.  The following matters need to be set forth on this Schedule:  (subordinate to mortgage)

A.         Assignment of Rents and Leases

B.         UCC Filings in the local recorder's office (State filing of the UCC may be shown for informational purposes)

C.         Subordination Agreements obtained for each lease (or statement that certain leases are subordinated to the mortgage).

16.         Standard Endorsements Required by State Farm:  State Farm requires that the following endorsements be issued as part of the State Farm's Policy (dated the same date as the State Farm's Policy) to the extent available in the applicable jurisdiction (copies of proposed forms should be provided with the initial loan commitment).

A.         Comprehensive (ALTA Form 9 or equivalent)

B.         Land Same as Survey (ALTA 116.1)

C.         Access to Public Streets:

(i)         Direct access to a dedicated public street:

(a)         Said land is contiguous to and has vehicular and pedestrian access to and from a physically open and publicly dedicated street known as ______________.

(b)         The Company hereby insures the Insured against loss or damage which the Insured shall sustain by reason of the failure of the land to abut upon and have access to a physically open and publicly dedicated street know as _________.

(c)         The Company hereby assures the Insured that said land abuts upon and has access to a physically open and publicly dedicated street known as _____________.

(ii)         Direct access to a dedicated public street through an easement:

(a)     The easement described as Parcel 2 in Schedule A provides the Owner of the estate or interest referred to in Schedule A with ingress and egress to and from a physically open end publicly dedicated street known as ________________.

D.         Usury (Loan is not usurious)

E.         Zoning (ALTA 3.1 with parking)

F.         Separate Tax Parcel

G.        Legal Parcel – Subdivision:

(i)         The land is in compliance with and conforms to all applicable (a) statutes, laws and regulations of the State of ________ relating to the subdivision or platting of real property including but not limited to ________, and (b) ordinances and regulations of the City of __________, relating to the subdivision and platting of real property.  The Land may lawfully be conveyed utilizing the insured legal description without violating the foregoing statutes, laws, regulations or ordinances.

(ii)         The Company assures the Insured that the land described in Schedule A constitutes one or more lawfully created parcels according to the subdivision laws of the state in which land is located and any local ordinances adopted pursuant thereto.

H.         Location/Street Address

I.         Environmental Protection Lien (ALTA Form 8.1)

J.         Deletion of Arbitration under the Conditions and Stipulations (Item 13)

K.         Contiguity:

(i)         The Company assures the above-named Insured that the land described in Schedule A of this Policy constitutes one contiguous parcel and contains no gaps or gores.

(ii)         The Company assures the Insured that the land described in Schedule A as Parcels 1, 2 and 3 are contiguous to each other along their common boundary lines without gaps, gores or overlaps.

(iii)        The Company hereby insures the Insured against loss or damage, which the Insured shall sustain by reason of the failure of the land described in Parcel 1 in Schedule A to be contiguous to Parcel 2 in Schedule A.

(iv)        The easement described as Parcel ____ in Schedule A is contiguous to a physically open and publicly dedicated street known as __________ and is contiguous to the land described as Parcel ______ in Schedule A of this Policy.

(v)     The land described in Schedule A is contiguous to the easement(s) providing legal access to and from _________.

L.         Extended Coverage Endorsements.

M.         Construction Mortgage Endorsement.

N.         Utility Facilities Endorsement.  Endorsement relating to the connection of utility lines directly to mains or lines in a public right(s)-of-way or to lines in recorded easements connecting to a public right(s)-of-way:

(i)         The sewer line running through the northeasterly corner of Phase I ties into the City of _________________ public sewer line either directly or through easements of record.

(ii)         The Company insures the Insured against loss or damage which may be sustained due to the failure of the Secured Property  described in Schedule A to have water, gas, electric, telephone, storm sewer and sanitary services available, either over, under or upon public right(s)-of-way directly adjacent to said Secured Property  or over, under or upon easements for the benefit of said Secured Property that connect to the Secured Property or to public right(s)-of-way directly adjacent thereto.

17.         Common Additional Endorsements:  Depending on final status of title, additional endorsements may be requested as follows:

A.         Access Easements/Insured Easements:

(i)         The Company hereby insures the Insured against loss or damage which the Insured shall sustain by reason of any inaccuracy in the following:

(a)         Subject to compliance with the terms, conditions and limitations of the instruments creating the insured easements as more particularly identified in Schedule A, hereof under Parcels B and C, and excepting the Exclusions from Coverage of this policy, there are no conditions under which the easements, right(s) of way and other rights insured under Schedule A, including without limitation the easements described as Parcels B and C (hereinafter called the "Insured Easements") can be cut off, subordinated, terminated or curtailed.

(b)         The Insured Easements are valid, subsisting, and enforceable, vested in fact and of record in the Insured free and clear of all liens and encumbrances except for the matters set forth in Schedule B, Part I, and the matters contained in Schedule B, Part I do not prohibit or restrict the exercise or use of said Insured Easements as provided for in the instruments creating them.

(c)         The Insured Easements are prior to liens or encumbrances now existing or coming into existence on the servient estates encumbered thereby and foreclosure of mortgages, mechanic's liens, tax liens and other liens on said servient estate will not result in such easements, right(s) of way or other rights being lost, cut off, forfeited, terminated, subordinated or curtailed.

B.         Mineral Rights (CLTA 100.29)

C.         Water Rights (CLTA 103.5)

18.         Agent of Title Company.  If a commitment is issued by an agent of the title company (as opposed to a branch office of the underwriter), an Insured Closing Letter from the title company regarding the agent should be provided.

19.         Pro Forma Policy:  Prior to Closing, the Title Company should issue a Pro Forma policy with an effective date of "Date and time of recording of the insured instruments."  All requirements, if any shown, should be marked "satisfied" or "waived" and all changes, if any, on the Pro Forma initialed.

20.         Additional Coverages.

A.         Covenants and Restrictions:

(i)         The Policy affirmatively insures that the covenants and restrictions set forth above have not been violated and that any future violation thereof will not result in a forfeiture or reversion of title.

(ii)        There has been no violation of these conditions and restrictions and the Policy insures against loss or damage which the Insured may sustain by reason of future violation thereof.

(iii)        (Reverter Endorsement) The Company hereby affirmatively insures against loss which said Insured shall sustain by reason of:

(a)         The exercise or attempt to exercise any provision for a reverter, right of re-entry or any right or power of termination of said estate or interest upon breach of any instrument referred to in Schedule B Part I.

(b)         Unmarketability of the title to said estate or interest due to the provision for a reverter, right of re-entry or a right of power of termination upon breach of said instrument should the Insured acquire title to said estate or interest pursuant to the provisions of the conditions and stipulations of said policy.

(iv)        No Amendment or other modification of the instrument referenced in Schedule B Item 12 shall be binding upon the Insured unless the Insured shall have consented thereto in writing, unless properly amended or by a final court order and/or judgment.

B.         Violations of Setbacks.  "The Policy affirmatively insures against loss or damage as a result of said encroachment."

C.         Street Assessments:

(i)         The Company insures the Insured against loss or damage sustained by reason of any assessments for street improvements under construction, or completed at date of Policy not excepted in Schedule B which now have gained or hereafter may gain priority over the lien of the insured mortgage.

D.         Association Assessments:

(i)         The Company hereby insures against loss or damage by reason of the priority if any lien for charges and assessments for in favor of any association of Secured Property owners which are provided in any document referred to in Schedule B over the lien of any insured mortgage identified in Schedule A.

EXHIBIT "I"

TO

CONSTRUCTION LOAN AGREEMENT

Insurance Requirements

(a)     Borrower shall insure and keep insured the Secured Property and each and every part thereof against such perils and hazards as State Farm may from time to time require, and in any event including:

(i)     Builder’s risk insurance during the entire period of construction of the Improvements in an amount at least equal to the full replacement cost value of the Improvements as projected to be completed without deduction for physical depreciation and with (A) a standard mortgagee’s endorsement clause; (B) a maximum deductible of $10,000.00; and (C) either an agreed amount endorsement (to avoid the operation of any coinsurance provisions) or a waiver of any coinsurance provisions.  Such builder’s risk policy shall be written on a Builder’s Risk Completed Value Form (100% non-reporting) insuring against all risks of loss to the Secured Property customarily covered by “Causes of Loss-Special Form” policies (also known as “all risk” insurance) including coverage for collapse;

(ii)     Property insurance insuring against all risks of loss to the Secured Property  customarily covered by “Causes of Loss—Special Form” policies (also known as “all risk” insurance) in an amount at least equal to the full replacement cost of all Improvements, without deduction for physical depreciation and with (A) a standard mortgagee’s endorsement clause; (B) a maximum deductible of $10,000.00; and (C) either an agreed amount endorsement (to avoid the operation of any coinsurance provisions) or a waiver of any coinsurance provisions;

(iii)     Commercial general liability insurance on an occurrence basis to afford protection for bodily injury, death and property damage in an amount of not less than the greater of (A) One Million Dollars ($1,000,000); or (B) the highest amount of coverage required to be carried by the landlord under the terms of the Major Leases.  The policy shall name State Farm as an additional insured;

(iv)     Steam boiler, machinery and pressurized vessel insurance (if applicable to the Improvements);

(v)     If the Secured Property is occupied by a tenant or tenants, rent loss insurance in an amount sufficient to cover loss of rents from the Secured Property for a minimum of twelve (12) months or, in the alternative, if the Secured Property is occupied by Borrower, business interruption insurance in an amount sufficient to cover loss of gross earnings from the Secured Property for a minimum of twelve (12) months;

(vi)     If any building or other structure on the Secured Property is situated in an area now or hereafter designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area” (Zone A or Zone V), evidence of flood insurance in an amount equal to the least of (A) the minimum amount required under the terms of the coverage to compensate for any damage or loss on a full replacement cost basis; (B) the unpaid principal balance of the Indebtedness; or (C) the maximum limit of coverage available for the Secured Property under the National Flood Insurance Program; provided, however, that, in the event the unpaid principal balance of the Indebtedness is less than 80% of the replacement cost under subsection (A), the flood insurance coverage shall be in an amount equal to the lesser of the amounts set forth in subsections (A) or (C).  The policy shall name State Farm as the first mortgagee under a standard mortgagee’s endorsement clause;

(vii)     Either affirmative coverage for acts of terrorism in its property and liability insurance or evidence that coverage for acts of terrorism is not excluded from its property and liability insurance;

(viii)     Either affirmative coverage for windstorm and named storms in its property insurance or evidence that coverage for windstorm and named storms is not excluded from its property insurance; and

(ix)     Such other insurance coverages on the Secured Property as reasonably required by State Farm.

(b)     Insurance policies required by this Exhibit shall:

(i)     be in amounts and form and issued by companies satisfactory to State Farm and shall comply with all provisions of the Loan Documents;

(ii)     contain endorsements naming State Farm as first mortgagee under a standard mortgagee clause and lenders loss payee or loss payee under the required property, steam boiler and rent loss insurance policies and as an additional insured for the commercial general liability insurance policy;

(iii)     contain endorsements providing for not less than ten (10) days written notice to State Farm for cancellation due to nonpayment of premium and not less than thirty (30) days written notice to State Farm prior to any cancellation, non-renewal or termination due to any other reason;

(iv)     permit State Farm to pay any premium within fifteen (15) days after its receipt of notice stating that such premium has not been paid when due;

(v)     require that settlement of any claim under any of the referenced policies shall require State Farm’s prior written approval; and

(vi)     contain exclusions to coverage acceptable to State Farm.

(c)     The policy or policies of such insurance or certificates of insurance evidencing the required coverage shall be delivered to State Farm.

(d)     Borrower shall not purchase separate insurance policies concurrent in form or contributing in the event of loss with those policies required to be maintained under this Exhibit.

EXHIBIT "J"

TO

CONSTRUCTION LOAN AGREEMENT

ARCHITECT'S CERTIFICATE

The firm of _____________________________________________ hereby certifies for the benefit of State Farm Life Insurance Company, that:

The firm has been employed by _______________________ pursuant to a contract dated _______________________ (the “Contract”) to provide architectural and engineering services for the construction of a _________________ (the “Building”) commonly known as _________________________ which is located at  ______________________________ (collectively, the “Project”).

The Contract provides for the following services:

__________________________________          Preparation of plans and specifications

__________________________________          Pre-qualification of contractors

__________________________________          Contract administration and supervision of

             construction

__________________________________          Tenant space design

__________________________________          ___________________________________

__________________________________          ___________________________________

The firm is duly licensed and in good standing under laws of the State of ______________ License No. _____________________________.

The foundations of the Building were designed in accordance with the recommendations contained in a soil report dated ____________________________ which was prepared by  _______________________________________.

The following are all of the permits or Governmental Authority approvals (the United States, the state, the county, the city or any other political subdivision in which the Project is located and any court or political subdivision, agency or instrumentality having or a exercising jurisdiction over the Project) required for the construction and occupancy of the Building:

	Issuing Agency	Date Issued
Excavation Permit	_________________________	________________________
Foundation Permit	_________________________	________________________
Building Permit	_________________________	________________________
EPA – Water	_________________________	________________________
EPA – Sewer	_________________________	________________________
EPA – Air	_________________________	________________________
Cert. Of Occupancy Bldg.	_________________________	________________________
Cert. Of Occupancy – Tenant	_________________________	________________________
Other (Specify)	_________________________	________________________
	_________________________	________________________

All utilities necessary for the operation of the Project are available with sufficient capacity at the boundaries of the Project.  If utility services must be brought to the Project site, please explain:  _________________________________________________________________________________________________________________________________________________________________________.

The plans listed on the attached Schedule I comprise all of the plans which will be necessary for the complete construction of the Project, excepting tenant space designs, and when built in accordance therewith, the Project will (excepting completion of tenant improvements) be ready for occupancy.  The plans are complete and contain all detail necessary for construction.  Calculations of the gross building and the net rentable building area are attached as Schedule II.  The plans (and the Project will, when constructed in accordance therewith) comply with all applicable building, zoning, land use, subdivision, environmental, fire, safety and other applicable governmental laws, statutes, codes, ordinances, rules and regulations.

The attached Schedule III, establishing a timetable for completion of the Project and showing on a monthly basis the anticipated progress of the work, is feasible and achievable.

The following design drawings or plans have been or will be prepared by other designers or contractors.

Type of Plans	Name of Preparing Firm
__________________________________	________________________________
__________________________________	________________________________
__________________________________	________________________________

The Specifications are:	shown on plans

Bound separately

Dated this ____ day of _________________, ________

____________________
Licensed Architect

Seal, Registration or
License Number: ____________

EXHIBIT "K"

TO

CONSTRUCTION LOAN AGREEMENT

ARCHITECT’S CERTIFICATE OF COMPLETION

The undersigned _____________ Architect for ________________ hereby certifies to State Farm Life Insurance Company, an Illinois corporation, as follows in connection with State Farm’s Loan to ______________ pursuant to Application No. _________ dated ___________, ________ with respect to the Secured Property with an address of _______________________________________:

1.          The plans and specifications for the building(s) and all improvements on the Secured Property listed on Exhibit A attached hereto were prepared by the Architect in compliance with all applicable laws, ordinances, building codes and restrictive covenants affecting the Secured Property.

2.          The plans and specifications relate to the construction of building(s) and other improvements consisting of:  ______________________________________________________________________________________________________________________________________________________________________________________________________

3.          A.         Except for the uncompleted work described in paragraph 3B, if any, the building(s) and other improvements have been (a) constructed in a first class workmanlike manner; (b) constructed in accordance with the plans and specifications; and (c) substantially completed, without any further work required, to allow the issuance of a certificate of occupancy.  The completion of the building(s) and improvements includes paving, lighting, landscaping, and all on and off site improvements for the Secured Property.

B.         List by item any uncompleted work as of the date of this Certificate, describing the work to be completed, the cost estimate for completion and the estimated completion date:

________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

4.          The building(s) and improvements, and the use thereof, to the Architect’s best knowledge after due and diligent inquiry, are in full compliance with all applicable laws, building codes, zoning and other ordinances, rules and restrictive covenants applicable to the Secured Property, including, without limitation, subdivision, parking, environmental, fire safety, handicapped facilities (Americans with Disabilities Act) and site planning.

5.          All approvals required by all governmental authorities having jurisdiction over the Secured Property have been obtained and such approvals are not based on any real Secured Property or rights appurtenant thereto other than the Secured Property (easements, driveway agreements, party wall agreements etc.).

6.          All requirements in any soils reports, compaction studies or soil boring tests have been fully complied with.

7.          All utilities for the operations of the Improvements are available to the Secured Property.

8.          _________________ is entitled to full use and occupancy of the building(s) and all improvements for the purpose(s) intended for the Secured Property.

Dated this ____ day of _________________, ________

__________________________

Licensed Architect

Seal, Registration or

License Number:____________

4

EXHIBIT “L”

TO

CONSTRUCTION LOAN AGREEMENT

PHASE I ENVIRONMENTAL REPORT REQUIREMENTS

(a)         The initial Phase I Environmental Report shall include the following items:

(i)         Description of the Secured Property with a site plan drawing noting the location of hazardous materials and/or wastes and suspect conditions;

(ii)        Results of an on-site inspection of the Secured Property;

(iii)       Results of interviews with owners, current tenants, workers, neighbors and past occupants, as available, with respect to the past and present uses of and environmental concerns with the Secured Property;

(iv)       Visual inspection of adjacent properties and a description of surface, soil and ground water characteristics of adjacent and neighboring properties;

(v)        Overview of prior uses and occupancy of the Secured Property, with a review of historical information which shall include, without limitation:  (a) chain-of-title certification from the earlier of 1940 or such time as the Secured Property was first developed; (b) aerial photographs; (c) fire insurance maps; and (d) city directories;

(vi)       Findings as a result of (a) contact with federal, state and local officials regarding the Secured Property and surrounding sites within a one mile radius (for example, Federal and State Environmental Protection Agencies; National Priorities List (NPL); Comprehensive Environmental Response Compensation and Liability Act (CERCLIS) List; Resource Conservation and Recovery Act (RCRA) List; Underground Storage Tanks (USTs) and leaking USTs programs) and (b) a review of regulatory information from any file held by such agency regarding the Secured Property and such surrounding sites;

(vii)      Assessment of the impact of off-site locations on the Secured Property;

(viii)     Review of any hazardous materials and/or wastes generated, stored or used at the Secured Property or in the vicinity of the Secured Property which may affect the Secured Property, both currently and in the past with an investigation of all prior spills or instances of contamination;

(ix)       Description of all aboveground and underground storage tanks, noting the size, location, age, contents, material and condition of the tanks;

(x)        Description of any other hazard that may have an environmental impact on the Secured Property such as the presence of PCBs, drainage, radon, lead-based paint, septic tank systems and mold; and

5

(xi)       Description of all suspect asbestos-containing materials (“ACM”) from an inspection of the Secured Property with a report as to location, material, condition, estimated quantity and vulnerability to disturbance.  If the inspection reveals suspected ACM are present on the Secured Property, State Farm may require a comprehensive asbestos survey and testing of samples of ACM, especially friable ACM, by a certified asbestos inspector.

(b)         The Phase I Environmental Report shall contain:

(i)         A certification giving State Farm the right to rely on the contents of the Report without limitation;

(ii)        Photographs of the Secured Property, identified hazards and suspect conditions;

(iii)       An Executive Summary of the Report;

(iv)       “Conclusions and Recommendations” section assessing the environmental risks associated with the Secured Property which identifies whether any environmental conditions on the Secured Property are ASTM recognized environmental conditions and which makes recommendations for a Phase II investigation; and

(v)        A statement that except as otherwise required herein, the Report was completed in accordance with the latest revision of the E 1527ASTM Phase I Standard Practice for Environmental Site Assessments.

(c)         The environmental/consulting firm must:

(i)         Provide financial statements, resumes of its consultants, references and a statement as to its qualifications for the scope of work proposed; and

(ii)        Furnish certificates of Insurance and/or appropriate policies as requested, with a minimum coverage of $1,000,000.00 for both general liability and professional liability without pollution exclusions.

6

EXHIBIT “M”

TO

CONSTRUCTION LOAN AGREEMENT

TAX AND INSURANCE WAIVER LETTER

_____________________, 20___

(Note:  do not fill in the date of this letter - leave above as is and delete this instruction)

[________________________]

Re:State Farm Loan No. [________________________] (the “Loan”)

Dear [________________________]:

State Farm Life Insurance Company (“State Farm”) hereby waives the monthly escrow deposits of 1/12 of the estimated taxes and insurance premiums as required by the [Insert Complete Name of Mortgage] dated as of the date hereof between State Farm and [________________________] (the “Borrower”) in connection with the above-referenced Loan (the “Mortgage”).  In so doing, State Farm reserves the right to enforce the payment of these deposits in accordance with the Mortgage and to rescind this waiver, upon prior written notice to the Borrower, when and after (a) the Borrower shall fail to pay when due any taxes or insurance premiums required by the terms of the Mortgage; (b) the occurrence of any default in any covenant or provision of the Note, Mortgage or any other Loan Documents given to evidence or secure the Indebtedness; or (c) the occurrence of any material adverse change, financial or otherwise, as determined by State Farm in its sole discretion in (i) the condition, operation, use, actual and projected income, reputation or prospects of the Premises or (ii) the condition, creditworthiness, operations, solvency, reputation, contingent liabilities or prospects of the Borrower or of any general partner, managing member or beneficiary of the Borrower, any guarantor of the Loan, any tenant under any of the Major Leases (collectively, the “Significant Parties”) or in any person or entity holding a significant management, voting or ownership interest (directly or indirectly) in the Premises, in the Borrower or in any Significant Party. All capitalized terms used herein but not defined shall have the meaning attributed to such terms in the Mortgage.

This waiver shall be applicable only so long as the Borrower is the sole fee simple owner of the Premises and extends only to the matters set forth in this letter.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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Please acknowledge your receipt and agreement to the foregoing by signing the duplicate original of this letter and returning it to the undersigned.

Sincerely,

STATE FARM LIFE INSURANCE COMPANY

By: _________________________________

Name:

Title:

By: _________________________________

Name:

Title:

Accepted and approved this

____ day of _____________, 20___.

[________________________]

By: _________________________________

Name:

Title:

8

EXHIBIT “N”

TO

CONSTRUCTION LOAN AGREEMENT

CASH FLOW ESCROW AGREEMENT

THIS CASH FLOW ESCROW AGREEMENT (this “Agreement”), is made and executed the ________ day of_______, 20____, by and among TRADEPORT DEVELOPMENT VI, LLC, a Connecticut limited liability company (“Borrower”), STATE FARM LIFE INSURANCE COMPANY, an Illinois corporation (“State Farm”) and CBRE Capital Markets, Inc., a Texas corporation (“Escrow Agent”).

RECITALS

A.          State Farm has made a loan to Borrower in the principal amount of up to Fourteen Million Two Hundred Eighty Seven Thousand and Five Hundred and 00/100 Dollars ($14,287,500.00) (the “Loan”).

B.          The Loan is evidenced by Borrower’s Promissory Note in that amount payable to the order of State Farm of even date herewith (the “Note”).

C.          The Loan is secured by that certain Open-End Construction Mortgage Deed and Security Agreement executed by Borrower to and in favor of State Farm dated as of March 29, 2018 (the “Mortgage”) encumbering the real estate described in the Mortgage and by reference made a part hereof, the improvements located thereon and certain other property, rights and interests more particularly described in the Mortgage (collectively, the “Secured Property”).

D.          The Loan is also secured or supported by certain other documents and instruments which are defined in the Mortgage as the “Loan Documents”.

E.          Pursuant to the terms of the Construction Loan Agreement dated as of March 30, 2018 between Borrower and State Farm related to the Loan (the “Loan Agreement”), during the Cash Flow Escrow Period (as defined in the Loan Agreement), Borrower is obligated to deliver the Cash Flow Sweep Amount (as defined in the Loan Agreement) to the Escrow Agent on a monthly basis.

F.          The Borrower shall deposit the Cash Flow Sweep Amount in escrow with the Escrow Agent for the purpose of the payment of future tenant improvements and leasing commissions for the Secured Property.

G.          Borrower has agreed to pledge to State Farm any and all right, title and interest, contingent or otherwise, in the Cash Flow Sweep Amount as security for the Loan and as security for Borrower’s prompt and timely performance of its covenants, agreements, responsibilities and obligations under this Agreement, the Loan Agreement, the Note, the Mortgage and the other Loan Documents.

H.          Borrower and State Farm have agreed that the Cash Flow Sweep Amount will be deposited by Borrower into an account (the “Cash Collateral Account”) established by Escrow

9

Agent in the name of Escrow Agent pursuant to this Agreement and the Collateral (as defined below) shall be held by Escrow Agent in accordance with the terms of this Agreement and made available from time to time in accordance herewith.

AGREEMENTS

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          Recitals.  The Recitals set forth above are true and correct and by this reference incorporated herein.

2.          Definition of Terms.  Capitalized terms not otherwise defined herein shall have the definitions and meanings ascribed to such terms in the Note, the Mortgage, the Loan Agreement and the other Loan Documents.

3.          Definitions.  As used herein, the following terms shall have the meaning set forth below:

(a)          “Approved Expenses” shall mean, collectively, the Leasing Commissions and Tenant Improvements.

(b)          “Leasing Commissions” shall mean the leasing commissions approved by State Farm for Major Leases approved by State Farm.

(c)          “Regular Payment Date” shall mean the first day of each month during the Cash Flow Escrow Period.

(d)          “Tenant Improvements”  shall mean all labor, materials and other expenses necessary to complete the tenant improvements approved by State Farm for Major Leases approved by State Farm.

4.          Deposits by Borrower and Cash Flow Reports. Commencing on the first day of the ninth (9th) month prior to the expiration date of the Ford Major Lease (as defined in the Loan Agreement), in addition to the regular Monthly Payment required under the Note,  and on each Regular Payment Date thereafter during the Cash Flow Escrow Period, Borrower shall deposit with Escrow Agent the applicable Cash Flow Sweep Amount and shall deliver to State Farm and Escrow Agent written reports certified by the chief financial officer of Borrower as true and correct (the “Cash Flow Reports”) detailing the calculation of the Cash Flow Sweep Amount, whether positive or negative as of such Regular Payment Date.  Such Cash Flow Reports shall be in form and substance reasonably satisfactory to State Farm and shall be accompanied by such financial reports, statements or other supporting documentation that State Farm may request in its sole discretion including, without limitation, the following: (a) balance sheets; (b) profit and loss statements; (c) month-end check register and copies of invoices; (d) month-end accounts payable aging report; (e) bank reconciliations with bank statements for all cash accounts; and (f) month-end rent roll.

10

5.          Cash Collateral Account. The Cash Flow Sweep Amount shall be deposited by Borrower with Escrow Agent by wire transfer in immediately available funds.  Escrow Agent agrees to and is hereby directed by Borrower and State Farm to open an FDIC-insured interest bearing account or accounts in the name of Escrow Agent for the benefit of State Farm at a financial institution designated by Borrower and acceptable to State Farm in its sole discretion (the “Bank”) which shall serve as the Cash Collateral Account, subject to the terms and conditions of this Agreement.  State Farm may, in its sole discretion, from time to time, require Borrower to transfer the Cash Collateral Account to another financial institution acceptable to State Farm in its sole discretion.  The Cash Collateral Account shall contain funds covered by this Agreement and shall not contain commingled funds.  Contemporaneously with the payment of the initial Cash Flow Sweep Amount, Borrower shall cause the Bank to deliver to State Farm an agreement subordinating its right of set-off against the Cash Collateral Account in the form attached as Exhibit A.  The Cash Collateral Account shall at all times be maintained by Escrow Agent with the Bank or such other financial institution as may be acceptable to State Farm in its sole discretion, in accordance with the terms and conditions hereof.

6.          Pledge of Borrower’s Interest.  To secure the due and punctual payment and performance of Borrower’s covenants, agreements, obligations and representations relating to the Loan and as set forth in the Note, the Mortgage, this Agreement, the Loan Agreement and the other Loan Documents (collectively, the “Secured Indebtedness”), Borrower hereby pledges, hypothecates, assigns, transfers, sets over and delivers unto State Farm for deposit in the Cash Collateral Account,  and hereby grants to State Farm a security interest in, the following (the “Collateral”):

(a)          The Cash Flow Sweep Amount; and

(b)          All interest, earnings, dividends and any other property which at any time, and from time to time, may be received, receivable or otherwise distributed in respect of or in exchange for, or pertinent to, any or all of the cash or other property in the Cash Collateral Account.

TO HAVE AND TO HOLD the Collateral, together with all rights, titles, interests, privileges and preferences appertaining, incidental or pertinent thereto, unto State Farm, its successors and assigns forever, subject however to the terms, covenants and conditions hereinafter set forth.

7.          Perfection.  State Farm and Borrower each acknowledge that, for purposes of perfecting the first priority security interest or pledge to State Farm of Borrower’s interest in the Cash Collateral Account and the Collateral, all as evidenced by the foregoing Section 6 of this Agreement, Escrow Agent shall hold the Cash Collateral Account and the Collateral acquired with the funds in the said Cash Collateral Account as agent of, on behalf of, and for the benefit of State Farm.  Borrower authorizes State Farm to file UCC financing statements as State Farm may deem necessary from time to time to perfect its security interest.

8.          Disposition of Collateral in the Cash Collateral Account.   The Collateral shall be held in escrow by Escrow Agent in the Cash Collateral Account and shall be disbursed as follows:

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(a)          As Borrower incurs Approved Expenses at the Secured Property, Borrower may request State Farm to release a portion of the Collateral for the payment of such Approved Expenses incurred through the date of each request, provided that no prior request has been made and granted therefor.  The release of the Collateral shall be subject to the fulfillment of the following requirements:

(i)          Borrower shall have delivered to State Farm and Escrow Agent a written request for disbursement dated ten (10) days before the requested disbursement that describes the applicable Tenant Improvement work and/or Leasing Commission(s) for which the disbursement is being requested (including an itemization of the Approved Expenses to which the request relates and evidence that such Approved Expenses have been paid in full [or if such Approved Expenses will be paid with the requested disbursement, invoices in connection therewith]).  Borrower shall submit such other documentation reasonably requested by State Farm supporting such request;

(ii)         With respect to Tenant Improvement work approved by State Farm,  Borrower shall certify that all Tenant Improvements have been made in accordance with applicable laws and shall also deliver a certificate from the tenant(s) for which the Tenant Improvements have been performed stating that such Tenant Improvements have been completed in a manner satisfactory and acceptable to such tenant and containing such other information as State Farm may require, in form and substance reasonably satisfactory to State Farm;

(iii)         Simultaneously with the delivery of the request for disbursement, Borrower shall have delivered to State Farm a reasonable Servicing Fee;

(iv)         No Event of Default shall be in existence under any Loan Documents as of the date Borrower requests a disbursement of the Collateral or as of the date such Collateral is disbursed and no event shall have occurred as of the date Borrower requests a disbursement or as of the date such Collateral is disbursed which, with the passage of time or the giving of notice or both, would constitute an Event of Default;

(b)          Provided no liens are outstanding or can attach on account of any Tenant Improvements and/or Leasing Commissions approved by State Farm and

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Borrower shall have satisfied all other conditions set forth in this Agreement for a disbursement, State Farm or its designated representative shall instruct the Escrow Agent to make a disbursement from the Cash Collateral Account to Borrower in a manner satisfactory to State Farm.

(c)          If Borrower fails to complete any of the Approved Expenses in accordance with the aforementioned requirements and plans approved by State Farm and such failure shall remain uncured for the time period, if any, specified in the Mortgage after notice to Borrower of the occurrence of such failure, State Farm shall have the following options:

(i)          To proceed under any existing contracts or to enter into new contracts with any third party for the completion of such Approved Expenses that Borrower has failed to perform, and in such event, State Farm may direct Escrow Agent to pay over all or any part of the Collateral from the Cash Collateral Account to such persons completing such Approved Expenses;

(ii)          To direct Escrow Agent to disburse the Collateral in the Cash Collateral Account to State Farm to pay amounts outstanding with respect to the Indebtedness, such application to be for one or more of the following, as State Farm shall determine in its sole discretion: (A) accrued and unpaid interest, including default interest; (B) Late Charges; (C) the principal balance outstanding under the Loan without affecting the amount of monthly payments payable under the Note; or (D) any other amounts or expenses due with respect to the Secured Indebtedness including, without limitation, any applicable prepayment fee; and

(iii)        To pursue such other rights and remedies as may be available to State Farm.

(d)          In the event State Farm, pursuant to the provisions of subparagraph (c) of this Section 8, proceeds to complete any of the uncompleted Tenant Improvements, Borrower hereby irrevocably authorizes and empowers State Farm and grants State Farm a license to use all equipment, material and appliances of Borrower, as its attorney‑in‑fact, and to call upon and require all persons under contract with Borrower to make the Tenant Improvements and supply the materials, furniture, fixtures and equipment necessary for the completion of the Tenant Improvements.  State Farm, in so doing, is hereby empowered to make such changes, alterations, additions or modifications as it deems to be necessary or expedient so that the Tenant Improvements completed in accordance with the plans approved by State Farm.

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(e)          If Borrower fails to pay for any Expenses, in accordance with the terms of this Agreement, when demand for payment has been duly made, then State Farm shall have the right, at its sole option, to direct Escrow Agent to use the Collateral to pay directly to any mechanic, materialman, laborer or supplier the amount claimed to be due to such person, firm or corporation for any such Expenses and State Farm shall have no duty or obligation to determine the accuracy of the amount so claimed.

(f)          Escrow Agent hereby agrees to hold and disburse the Collateral as directed by State Farm in accordance with this Agreement and Escrow Agent shall have no duty or obligation to determine whether State Farm is entitled hereunder to give such direction.

(g)          If, during the term of this Agreement, any Event of Default shall exist in any term, covenant, condition or provision of this Agreement, the Note, the Mortgage or any other Loan Documents, State Farm shall have the option to declare Borrower in default under this Agreement, the Note, the Mortgage, the Loan Agreement and the other Loan Documents and (i) to direct Escrow Agent to disburse the Collateral in the Cash Collateral Account to State Farm to pay amounts outstanding with respect to the Indebtedness, such application to be for one or more of the following, as State Farm shall determine in its sole discretion: (A) accrued and unpaid interest, including default interest; (B) Late Charges; (C) the principal balance outstanding under the Loan without affecting the amount of monthly payments payable under the Note; or (D) any other amounts or expenses due with respect to the Secured Indebtedness including, without limitation, any applicable prepayment fee; (ii) to cure any such default; or (iii) both (i) and (ii), as State Farm shall determine in its sole discretion.  Such application shall not be deemed to constitute a cure of such Event of Default, nor shall it alter in any way Borrower’s obligations hereunder.  Any Event of Default under this Agreement shall also constitute an Event of Default under the other Loan Documents.

9.          Reserved

10.        Agreement for Benefit of State Farm; No Assignments by Borrower.   It is the intention of the parties hereto that this Agreement, the Collateral and the Cash Collateral Account are each made for the benefit of State Farm and no third parties shall have the right to enforce the provisions hereof and/or deal with the Collateral deposited under this Agreement.  Nothing herein shall be deemed to create, either expressly or by implication, any lien, claim or right on behalf of laborers, mechanics, suppliers, materialmen, lienholders or any other third party which could in any way be superior to the lien and claim of State Farm or which could be construed as creating any third party rights of any kind or nature, in or to this Agreement, the Collateral or the Cash Collateral Account.  Borrower shall have no right to assign its rights or obligations under this Agreement or to pledge or otherwise encumber its interest in any monies or other Collateral deposited under this Agreement and any such attempted assignment, pledge or encumbrance shall be null and void.

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11.          State Farm’s Prior Lien.  The obligations secured by State Farm’s perfected security interest in Collateral and the Cash Collateral Account shall include the Secured Indebtedness and all State Farm’s costs and expenses relating to this Agreement including, without limitation, court costs and reasonable attorneys’ fees incurred by State Farm in connection with any legal or equitable proceeding which may be brought concerning the Collateral, the Cash Collateral Account or this Agreement.

12.          Continue Payments.  Any application of the Collateral shall not relieve Borrower from making the regular Monthly Payments or any other payments required in accordance with the terms and conditions of the Loan Agreement, the Note, the Mortgage or the other Loan Documents.

13.          Exculpation and Indemnification of State Farm.  Borrower acknowledges and agrees that State Farm shall have no liability or responsibility for any loss of the Collateral, or any portion thereof, or any diminution in the value of the Collateral as a result of bank failure or any other cause.  Borrower hereby indemnifies and agrees to hold State Farm harmless from and against any and all loss, liability, cost, damage and expense including, without limitation, reasonable attorneys’ fees and court costs which State Farm may suffer or incur by reason of any action, claim or proceeding brought against State Farm arising out of or relating in any way to this Agreement, the performance by State Farm of any obligations or rights of State Farm under this Agreement including, without limitation, the exercise and performance by State Farm of its rights under Section 8(c), (d) and (e), above or any transaction to which this Agreement relates.  This indemnity shall survive the termination of this Agreement.  Borrower’s indemnification obligations hereunder shall not extend to matters arising out of the willful misconduct or gross negligence of State Farm.

14.          Investment of Collateral.

(a)          In addition to the FDIC-insured accounts described in Section 5 above, State Farm agrees that Escrow Agent may invest the Collateral in the Cash Collateral Account for the benefit of State Farm in investments and financial institutions designated by Borrower and acceptable to State Farm, which acceptance may be withheld and/or revoked in State Farm’s sole discretion.  It is understood that Escrow Agent shall not be required to achieve any minimum return on said funds.  Upon the occurrence of an Event of Default by Borrower under this Agreement, the Note, the Mortgage, the Loan Agreement or any other Loan Documents, all accrued interest on the Collateral in the Cash Collateral Account shall be disbursed to State Farm to be applied in the same manner as outlined in Section 8(g) above.  Interest on the Collateral shall accrue and become a part of the Collateral and so long as there has been no Event of Default under this Agreement, the Note, the Mortgage, the Loan Agreement or any other Loan Documents, shall be disbursed to Borrower as part of the last disbursement to which Borrower is entitled hereunder.

(b)          All earnings from the investment of the Collateral on deposit in the Cash Collateral Account shall be deemed income to Borrower for federal, state and local income tax purposes and shall be reported by Escrow Agent to applicable

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authorities, if at all, using the Federal Identification Number of Borrower which is 82-3285197.  The parties hereto acknowledge that the foregoing provision shall not in any way abrogate, vitiate or diminish the effectiveness of the pledge of such investment earnings to State Farm as provided in Section 6 of this Agreement.

15.          Liability, Duties and Obligations of Escrow Agent.  The parties hereby agree as follows:

(a)          Escrow Agent undertakes to perform only such obligations as are expressly set forth herein.

(b)          Escrow Agent shall not be liable for any action taken by it in good faith and reasonably assumed by it to be authorized or within the rights and powers conferred upon it herein.  Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.  Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent or other document, except to the extent provided herein.

(c)          In the event of any dispute with respect to the disposition of the Collateral in the Cash Collateral Account, Escrow Agent shall comply with the written instructions agreed to between State Farm and Borrower.

(d)          State Farm and Borrower agree that this Agreement relates to escrow matters only, with all matters of title insurance coverage being contained only in the final policy of title insurance and in all endorsements thereto.

16.          Borrower to Pay All Costs; Indemnification of Escrow Agent.  Borrower agrees to pay all costs and expenses of any kind whatsoever pertaining to the negotiation, preparation, implementation, processing and closing of this Agreement or in connection with disbursements or services to be rendered hereunder including, without limitation (a)  reasonable attorneys’ fees and expenses of State Farm’s outside attorneys; (b) all charges of Escrow Agent for performing its duties hereunder; and (c) all charges of the title insurer in issuing the title endorsements specified in this Agreement.  Borrower also agrees to indemnify and hold Escrow Agent harmless as to any liability by it incurred to any other person, firm or corporation by reason of it having accepted this Agreement, or its carrying out any of the terms hereof, and Borrower agrees to reimburse Escrow Agent for all its expenses including, without limitation, reasonable attorneys’ fees and court costs in connection with any dispute arising hereunder.  This indemnity shall survive the termination of this Agreement.  Borrower’s indemnification and reimbursement obligations hereunder shall not extend to matters arising out of the willful misconduct or gross negligence of the Escrow Agent.

17.          Accounting.  Borrower shall provide State Farm or cause Escrow Agent to provide, at State Farm’s office, as set forth below (or such other address as State Farm may indicate), a monthly statement for the Cash Collateral Account.  Such statements shall be delivered no later than thirty (30) days following the preparation of the monthly statement by the

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Bank.  Such accounting shall be in form and content acceptable to State Farm as determined in its sole discretion and shall include complete and reasonable detail supporting any withdrawals.  If the monthly accounting is not timely submitted or is not acceptable to State Farm in any respect and the same is not received or revised, as applicable, within thirty (30) days following notice from State Farm, State Farm shall have the right to require Escrow Agent to disburse the Cash Collateral Account to State Farm, after which State Farm may hold such funds without interest and directly monitor disbursements requested by Borrower.

18.          Notices.    Any notice, consent or approval that State Farm, Borrower or Escrow Agent may desire or be required to give to the other shall be in writing and shall be mailed or delivered to the intended recipient thereof at its address set forth below or at such other address as such intended recipient may from time to time by notice in writing designate to the sender pursuant hereto.  Any such notice, consent or approval shall be deemed effective if given (a) by nationally recognized overnight courier for next day delivery one (1) business day after delivery to such courier; (b) by United States mail (registered or certified), two (2) business days after such communication is deposited in the mails; or (c) in person, when written acknowledgment of receipt thereof is given.  Except as otherwise specifically required herein, notice of the exercise of any right or option granted to State Farm by this Agreement is not required to be given.

(a) If to State Farm:

State Farm Life Insurance Company
One State Farm Plaza
Bloomington, Illinois 61710
Attn: Investment Department E-7

Mortgage and Real Estate Division
Loan No. 14584

and

McCarter & English, LLP
Four Gateway Center
100 Mulberry Street
Newark, New Jersey 07102
Attn: Jeffrey Petit, Esq.

(b) If to Borrower:

Tradeport Development VI, LLC
c/o Griffin Industrial Realty, Inc.
641 Lexington Avenue, 26th Floor
New York, New York 10022

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Attn: Michael S. Gamzon

and

Griffin Industrial Realty, Inc.
204 West Newberry Road
Bloomfield, Connecticut 06002
Attn: Anthony J. Galici
and

Murtha Cullina LLP
CityPlace I, 185 Asylum Street
Hartford, Connecticut 06103-3469
Attn: Thomas M. Daniells

(c) If to Escrow Agent:

CBRE Capital Markets, Inc.
929 Gessner, Suite 1700
Houston, TX 77024
Attn: Sr. Managing Director

State Farm’s failure to give a copy of any notice to Borrower’s attorney or Escrow Agent’s attorney shall not invalidate any notice given to Borrower or Escrow Agent hereunder.

19.          Termination.   This Agreement shall terminate upon repayment in full of the Secured Indebtedness or upon full disbursement of the Collateral in the Cash Collateral Account as above provided. Upon the occurrence of an Event of Default by Borrower under this Agreement, the Note, the Mortgage, the Loan Agreement or any other Loan Documents and if State Farm requires application of the remaining Collateral in the Cash Collateral Account to reduce the Secured Indebtedness, this Agreement shall terminate upon such application. If, upon payment in full by Borrower of the Secured Indebtedness, any Collateral remains in the Cash Collateral Account, such Collateral shall be returned to Borrower.

20.          No Modifications.  This Agreement may not be modified or amended without the prior written consent of State Farm and Borrower.  The consent of the Escrow Agent shall also be required for any modifications or amendments pertaining to the Escrow Agent and its obligations under this Agreement.

21.          General.  The captions used in this Agreement are for reference only and are not to be construed as a part of this Agreement.  All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.  The waiver by any party of any breach of any provisions shall not be construed to be the waiver of any succeeding breach or any other provision.  This Agreement is being made and delivered in [Connecticut] and shall be construed and enforced in

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accordance with the laws of [Connecticut].  This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which shall constitute a singular agreement.

22.          Replacement of Escrow Agent.

(a)          The duties of Escrow Agent hereunder may be terminated in either of the following manners:

(i)          Upon written notice given by State Farm of cancellation of designation of Escrow Agent to act and serve in said capacity, in which event cancellation shall take effect no earlier than thirty (30) days after notice to Escrow Agent of such cancellation unless such cancellation is for cause, in which event cancellation shall take effect immediately upon delivery of such notice; or

(ii)          Upon written notice given by Escrow Agent to State Farm of its desire to so resign; provided, however, that resignation of Escrow Agent shall take effect no earlier than sixty (60) days after the giving of notice of resignation.

(b)          Upon termination of the duties of Escrow Agent in either manner set forth in subparagraphs (i) or (ii) of Section (a) above, Escrow Agent shall deliver the Collateral in the Cash Collateral Account to the newly appointed escrow agent designated by the State Farm and shall not have the right to withhold the Collateral in the Cash Collateral Account from said newly appointed escrow agent.

23.          Loan Documents.  This Agreement shall be deemed a Loan Document and in the event Borrower is in breach, default or fails to promptly and timely perform any of the covenants, conditions, representations, warranties or obligations as set forth in this Agreement, the same shall be deemed an Event of Default hereunder and an Event of Default under the Mortgage and other Loan Documents, entitling State Farm to pursue all remedies available for such default.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused these presents to be executed and delivered as of the day and year first above written.

BORROWER:

TRADEPORT DEVELOPMENT VI, LLC

By: River Bend Holdings, LLC, its Sole member

By:	Griffin Industrial LLC, its Sole Member

By: __________________________
Name: Anthony J. Galici
Title: Vice President

STATE FARM:

STATE FARM LIFE INSURANCE COMPANY, an
Illinois corporation

By: ___________________________
Name: _________________________
Title: __________________________

By: ___________________________
Name: _________________________
Title: __________________________

ESCROW AGENT:

CBRE Capital Markets, Inc.
a Texas corporation

By: ___________________________
Name: _________________________
Title: __________________________

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EXHIBIT A

State Farm Life Insurance Company

One State Farm Plaza

Bloomington,  Illinois 61701

Attention:  Investment Department E-7

Mortgage and Real Estate Division

Re: State Farm Loan No. ___________

State Farm Life Insurance Company (“State Farm”)

Dear Sir or Madam:

This letter is to confirm that Tradeport Development VI, LLC and [CBRE] (collectively, the “Parties”) have requested that an interest-bearing account be established at ______________________________ [insert name of bank] (the “Bank”) as account number _____________ (the “Cash Collateral Account”).

The Bank is in receipt of a Cash Flow Escrow Agreement dated March __, 2018 among the Parties and State Farm.  The Bank acknowledges that the Cash Collateral Account is pledged to State Farm as additional security for a mortgage loan.  By this letter the Bank hereby subordinates any right or claim it may now or hereafter have in or to the Cash Collateral Account, whether such claim may arise by right of setoff, banker’s lien, counterclaim, security interest or otherwise, including but not limited to any contractual or common law rights, to the rights of State Farm therein, except to the extent that there are monies owed to the Bank in connection with overdrafts, deposited items returned or account service charges arising in the ordinary operation of the Cash Collateral Account.

This subordination shall remain in effect, and the Bank shall not exercise any such subordinated right or claim, until and unless State Farm acknowledges in writing the full and final payment of the obligations secured by the Cash Collateral Account.

The Bank agrees to reflect the security interest of State Farm in the Cash Collateral Account on the Bank’s records.  A copy of this letter will be made a part of the Cash Collateral Account opening documentation and shall remain on file with the Bank until such time as the Cash Collateral Account is closed.

[INSERT BANK NAME]

By:____________________________________________

Title:___________________________________________

Date:___________________________________________

EXHIBIT “O”

TO

CONSTRUCTION LOAN AGREEMENT

CONSTRUCTION CONTRACTS APPOVED BY STATE FARM

1.          Construction Manager Contractor Agreement with ARCO National Construction Company Inc. dated March 14, 2018.

2.          Construction Manager Contractor Agreement with Pierce Builders, Inc. dated March 12, 2018.

3.          Agreement for Consulting Services with F. A. Hesketh & Associates, Inc. dated March 6, 2018.